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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                             File No. 333-76551
                        PRE-EFFECTIVE AMENDMENT NO. 1

                                  FORM SB-2
                      REGISTRATION STATEMENT UNDER THE
                           SECURITIES ACT OF 1933

                      CHINA PEREGRINE FOOD CORPORATION
                      --------------------------------
           (Name of Small Business Issuer in its Amended Charter)

            Delaware                  2026                 62-1681831
-------------------------------    ----------           ----------------
(State or other jurisdiction of    SIC Number           (I.R.S. Employer
 incorporation or organization)                        Identification No.)

     11300 US Highway 1, Suite 202, North Palm Beach, Florida 33408 USA
     ------------------------------------------------------------------
                  (Address of principal executive offices)

                     Telephone number:    (561) 625-1411

                               --------------
                           Susan Lurvey, Secretary
                      China Peregrine Food Corporation
                        11300 US Highway 1, Suite 202
                         North Palm Beach, FL 33408
                              (561) 625-1411
          (Name, address and telephone number of agent for service)

                                 Copies To:
                         Roy D. Toulan, Jr., Esquire
                             Stibel & Toulan LLP
                               183 State Street
                         Boston, Massachusetts 02109
                               (617) 523-6000
                               --------------

              Approximate date of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.
===========================================================================

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for
the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                       CALCULATION OF REGISTRATION FEE

  Title of each                                             Proposed        Proposed
    class of            Number of                           maximum          maximum
   securities           Securities                          offering        aggregate       Amount of
     to be                to be         Dollar amount         price           offer        registration
   registered           registered     to be registered    per unit (3)    price (2)(3)        fee
  -------------         ----------     ----------------    ------------    ------------    ------------

Common Stock,          2,461,804 (2)      $6,474,544          $2.63         $6,474,544        $1,800
$.001 par value
per share (1)

<F1>(1)  Common Stock issued upon conversion of Series D Convertible Preferred
         Stock, dividends payable in connection therewith, and the exercise of Warrants issued in connection therewith. The issue of Series D Convertible Preferred Stock took place pursuant to a Subscription Agreement, dated March 9, 1999.
<F2>(2)  Pursuant to Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments.
<F3>(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average closing bid prices of the Company's Common Stock on the NASD OTC Bulletin Board for the five trading days ending April 14, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                      CHINA PEREGRINE FOOD CORPORATION
                        11300 US HIGHWAY 1, SUITE 202
                         NORTH PALM BEACH, FL 33408
                               (561) 625-1411

                   ========================================
                      THE RESALE OF 2,461,804 SHARES OF
                                COMMON STOCK
                         (PAR VALUE $.001 PER SHARE)
                   ========================================

This Prospectus covers the resale of up to 2,461,804 shares of Common Stock by certain Selling Shareholders. The issued Common Stock will be offered for resale from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The Selling Shareholders and the amount of Common Stock which each may offer for resale are as follows:

      *   Austinvest Anstalt Balzers; up to 777,887 shares of common stock

      *   Esquire Trade & Finance, Inc; up to 777,887 shares of common stock

      *   Amro International, S. A.; up to 837,725 shares of common stock

      * Settondown Capital International, Ltd.; up to 68,305 shares of common stock

The closing bid price of the common stock the NASD OTC Bulletin Board on June 24, 1999 was $1.68

THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES ARE SUBJECT TO CERTAIN RISKS INCLUDING, WITHOUT LIMITATION, THE RISKS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Subject To Completion

Information contained herein is subject to completion or amendment. A registration statement relating to the resale of these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

                The date of this Prospectus is June 24, 1999.


                              TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                       4
  The Company                                                            4
  The Offering                                                           4

RISK FACTORS                                                             6
  We Have a Limited Operation History                                    6
  We Will Have a Need for Additional Financing                           6
  Additional Financing Will Result in Dilution                           6
  We Depend upon Key Personnel                                           6
  The Liability of Our Directors Is Limited                              6
  There Is a Limited Market for Our Common Stock                         7
  There Exist Potential Risks of Low Priced "Penny" Stock                7
  Future Sales of Common Stock Could Depress the Market Price            8
  The Exercise of Warrants and Options Could Depress the Market Price    8
  We Will Not Realize Any Proceeds from the Resale of the Common Stock   9
  We Have Continuing Operating Losses                                    9
  We Have Significant Competition in China                               9

SELLING SHAREHOLDERS                                                    10

PLAN OF DISTRIBUTION                                                    11

LEGAL PROCEEDINGS                                                       12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS            13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT          16

DESCRIPTION OF SECURITIES                                               19
  Common Stock                                                          19
  Series A Convertible Preferred Stock                                  20
  Series B Convertible Preferred Stock                                  21
  Series C Convertible Preferred Stock                                  23
  Series D Convertible Preferred Stock                                  24
  Series E Convertible Preferred Stock                                  26

INTEREST OF NAMED EXPERTS AND COUNSEL                                   27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES                                         27

ORGANIZATION WITHIN THE LAST FIVE YEARS                                 28

THE BUSINESS OF THE COMPANY                                             31
  General                                                               31
  Principal Products, Markets and Distribution                          32
  Acquisition Activities and Strategy                                   36
  Doing Business in China                                               37
  Employees                                                             38

MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATIONS                        38
  General                                                               38
  Years Ended December 31, 1996 and 1997                                40
  Liquidity and Capital Resources                                       42
  Years Ended December 31, 1997 and 1998                                42
  Liquidity and Capital Resources                                       44
  Period from January 1, 1999 to March 31, 1999                         45
  Liquidity and Capital Resources                                       46
  Debt Structure                                                        47
  Effects of Inflation                                                  49
  Effect of Fluctuation in Foreign Exchange Rates                       49
  Future Operations                                                     49
  Disclosure Regarding Forward Looking Statements                       49
  New Accounting Standards Not Yet Adopted                              50
  Year 2000 Statement                                                   51

DESCRIPTION OF PROPERTY                                                 52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                          53

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                54

EXECUTIVE COMPENSATION                                                  58

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
 AND FINANCIAL DISCLOSURE                                               61

FINANCIAL STATEMENTS                                                   F-1


                             PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including "RISK FACTORS" and our Financial Statements, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this Prospectus.

THE COMPANY

China Peregrine Food Corporation is a Delaware corporation formed on April 26, 1996. Presently, we own a 70% interest in a Sino-American joint venture in China known as Green Food Peregrine Children's Food Co. Ltd. ("Green Food Peregrine"), and a 52% interest in a similar joint venture known as Hangzhou Meilijian Dairy Products Co., Ltd., ("Hangzhou Meilijian"). Green Food Peregrine and Hangzhou Meilijian are in the business of processing and distributing dairy and non dairy food products in the People's Republic of China. Green Food Peregrine owns and operates a dairy processing plant in Shanghai and Hangzhou Meilijian has a like operation in Hangzhou, which is located approximately 110 miles Southwest of Shanghai. Green Food Peregrine is an equity joint venture with registered capital of US $5,000,000 and established under the law of the People's Republic of China on July 3, 1993. The equity interest of Green Food Peregrine presently is divided among us (70%) and our Chinese partner, China National Green Food Corporation ("China National Green Food") (30%). Consistent with the national scope of the Green Food Peregrine joint venture, China National Green Food is wholly owned by the Ministry of Agriculture of the People's Republic of China. The Hangzhou Meilijian joint venture, which was established on July 25, 1993, has registered capital of US $5,100,000. We have a 52% equity in this in this joint venture, with the remaining 48% of Hangzhou Meilijian owned by Hangzhou Dairy Co., a controlled entity of the regional Chinese government.

Through our subsidiaries, Green Food Peregrine and Hagnzhou Meilijian, we engage in the business of the processing, marketing and distribution of dairy products in the People's Republic of China. Presently, the our primary business activities are in the Shanghai and Hangzhou markets. Our business plan also involves the acquisition of other dairy processing plants in cities located in the People's Republic of China having a population of at least two million. In conjunction with our Chinese partner in the Green Food Peregrine joint venture, we are exploring and negotiating the potential acquisition of four additional dairy processing facilities, which presently are state owned.

THE OFFERING

Common Stock offered by
 the Selling Shareholders         2,461,804; Includes an indeterminate
                                  number of shares of common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments.

Common Stock to be
outstanding after the offering    There are currently 8,403,462 shares of
                                  common stock issued and outstanding. A
                                  total of 150,000 shares of common stock
                                  are reserved for issuance pursuant to the exercise of warrants and commission warrants. The remaining shares to be offered for resale pursuant to this Prospectus are to be outstanding as a result of the conversion of the Series D
                                  Convertible Preferred Shares, which may
                                  occur from time to time, and the payment of dividends. As the conversion prices of the preferred stock are to be determined by reference to the market price of the Common Stock at the time of conversion, it is not possible to determine at this time the number of shares that will actually be offered or the number of shares to be outstanding after the completion of the offering.

                                  Pursuant to respective registration rights contained in the Convertible Preferred Stock Purchase Agreement, the number of shares to be offered assumes a 200% reserve for additional shares of common stock that may be issued upon the conversion of the preferred shares and the payment of dividends on such preferred shares. The actual number of shares of common stock issued is based upon fluctuations in the conversion prices and the exercise of warrants and commission warrants. The total number of shares of the common stock issued and outstanding could be 10,865,266, if
                                  *  all Series D Shares are converted
                                  *  dividends are paid in shares of Common
                                     Stock for a two year period
                                  *  all of the Warrants are exercised.

Use of Proceeds                   We will not receive any proceeds of the
                                  resales of the Shares covered by this
                                  Prospectus, all of which will be paid to the Selling Shareholders. We have received approximately $705,000 in net proceeds from the sale of the Series D preferred stock and will receive up to an additional $250,000 in proceeds upon the effective date of this registration statement. In addition we may receive up to an additional $444,000 from the exercise of the warrants and commission warrants.

Trading Symbol for the
Common Stock on the NASD
OTC Bulletin Board:               CHPF

AVAILABLE INFORMATION

As of the filing of the registration statement of which this Prospectus is a part, we have filed all required periodic reports with the Securities and Exchange Commission. Information that is incorporated by reference in this Prospectus will be provided, free of charge, upon written request specifying the information sought, directed to our executive offices located at 11300 US Highway 1, Suite 202, North Palm Beach, Fl 33408. The telephone number at that address is (561) 625-1411.

                                RISK FACTORS

Prospective purchasers of the Shares offered for resale pursuant to this Prospectus should consider carefully all of the information in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Shares.

WE HAVE A  LIMITED OPERATING HISTORY

Our current business commenced in 1994. Prior to that time, we had no operations upon which an evaluation of the Company and its prospects could be based. There can be no assurance that we will

      *  be successful in completing our product development programs
      * implement the corporate infrastructure to support operations at the levels called for by our business plan
      *  conclude a successful sales and marketing plan
      *  attain significant penetration of the market
      * generate sufficient revenues to meet its expenses or to achieve or maintain profitability.

In the period of operations commencing in 1997 through December 1998 the Company had sales of $3,600,909. As of March 31, 1999 the Company had an accumulated deficit of $8,028,460 and total shareholders equity of $1,896,210.

WE WILL HAVE A NEED FOR ADDITIONAL FINANCING

While we have been successful to date in raising sufficient money to support our marketing and development efforts, there can be no assurance that additional financing will not be necessary or that such other financing would be available on satisfactory terms or at all. Failure to obtain such financing could materially slow production and impair our ability to increase sales and sustain profitability.

ADDITIONAL FINANCING WILL RESULT IN DILUTION

We may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock to the selling security holders. If we sell additional equity securities at a price per share less than the purchase price at which the Shares of Common Stock are offered, investors purchasing Shares of Common Stock in this offering would incur additional dilution.

WE DEPEND UPON KEY PERSONNEL

We will be dependent on our current management team for the foreseeable future. The loss of the services of any member of the management team could have a material adverse effect on our operations and prospects. At this time, we have no employment agreements with any of these individuals, and we do not currently have any "key man" life insurance on any employees.

THE LIABILITY OF OUR DIRECTORS IS LIMITED

Our Articles of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of directors to the Company and its stockholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for

      *  breach of the director's duty of loyalty
      * acts or omissions not in good faith or involving intentional misconduct or knowing violation of law
      * payment of dividends or repurchases of stock other than from lawfully available funds
      * any transaction from which the director derives an improper benefit.

These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties under such laws.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK

In November of 1997, our common stock began trading in the over-the-counter market as quoted on the National Association of Securities Dealers OTC Bulletin Board and now trades under the trading symbol "CHPF." Prior to that time there was no public market for the common stock. Since it has begun trading, there has been a limited inter-dealer market for the common stock. Assuming we can meet the minimum listing requirements, we intend to apply for a listing of our common stock on NASDAQ. There can be no assurance, however, that we will meet the listing requirements of such exchange or that our common stock will be approved for trading on such
exchange.   In addition, sales of substantial numbers of the Shares covered by this Prospectus into the existing inter-dealer market could have a depressive effect on the market price of our common stock. Such depressive effect could keep the price per share of the common stock below that required for initial listing of our common stock for trading on such exchange. There can be no assurance that a broader market for the common stock will develop subsequent to this offering. Failure of such a market to develop could have a material adverse effect on the liquidity of the common stock and, therefore, on an investment in the Shares. This would significantly increase the risks of such an investment.

THERE EXIST POTENTIAL RISKS OF LOW PRICED "PENNY" STOCK

If the price per share of the common stock on the NASD OTC Bulletin Board continues to trade at below $5 per share, the Common Stock will come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. Under those regulations, any broker-dealer seeking to effect a transaction in a penny stock not otherwise exempt from the rules must first deliver to the potential customer a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.

The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salespersons in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. This information must be given to the customer orally or in writing before the transaction and in writing before or with delivery of the customer's confirmation of the transaction. Under the penny stock rules, the broker-dealer must make a special determination of the suitability of the suggested investment for the individual customer and must receive the customer's written consent to the transaction. These penny stock rules could have the effect of limiting the trading market for the Common Stock and the ability of purchasers in this offering to sell any Shares of Common Stock in the market. If the trading market for the Common Stock were so limited, it could have an adverse effect on the liquidity of the Common Stock and could have the effect of materially increasing the risks of an investment in the Shares.

FUTURE SALES OF COMMON STOCK COULD DEPRESS THE MARKET PRICE

Current shareholders of the common stock own all of the 8,403,462  shares of
common stock issued and outstanding prior to this offering.   The conversion
of the preferred shares and the issuance of dividends and the issuance of common stock pursuant to the exercise of warrants and commission warrants could have the effect of depressing the market price of the Common Stock. While we cannot predict the impact of the public resale into the market of any of such shares on the public trading price of the Common Stock, sales of substantial amounts of such shares of Common Stock or the availability of substantial amounts of such shares for sale could adversely affect prevailing market prices.

We anticipate that the Selling Shareholders may offer for resale all of the Shares of Common Stock issuable upon conversion of the preferred shares and exercise of the warrants. Because it is possible that a significant number of such Shares could be resold at the same time, such sales, or the possibility thereof, may have a depressive effect on the market price of the Common Stock.

THE EXERCISE OF WARRANTS AND OPTIONS COULD DEPRESS THE MARKET PRICE

Assuming the maximum subscription to the Series D Convertible Preferred Offering and the Series E Convertible Preferred Offering, we will have outstanding the following warrants and options:

      * 557,000 warrants exercisable purchase an aggregate of 557,000 shares of common stock at an exercise price of $1.00 per share, having an expiration date of June 30, 2003;

      * Series D Warrants exercisable to purchase an aggregate of 150,000 shares of common stock at an exercise of $2.96 per share, having an expiration dates in 2002.

      * 100 Series E Warrants exercisable to purchase an aggregate of 500,000 shares of common stock at an exercise of $3.00 per share, having an expiration dates in 2001;

      * Series E Warrants exercisable to purchase an aggregate of 100,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $2.75 per share, having an expiration dates in 2001;

      * Series E Warrants exercisable to purchase an aggregate of 100,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $5.00 per share, having an expiration dates in 2001; and

      * options to purchase 3,100,533 shares of common stock pursuant to 1997 and 1999 stock option plans at a purchase price of $1.00 per share, having expiration dates in 2002 (as to 3,045,533 shares) and 2004 (as to 55,000 shares), respectively.

While all of such warrants are not immediately exercisable, any exercise could cause immediate and substantial dilution. In addition, holders of such warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by such warrants. While these warrants are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected. Moreover, if the common stock issuable upon the exercise of the warrants and options is sold in the public market, such sales may adversely affect the market price of the Common Stock.

WE WILL NOT REALIZE ANY PROCEEDS FROM THE RESALE OF THE COMMON STOCK

We previously received approximately $705,000 in net proceeds from the sale of the Series D preferred stock and will receive up to an additional $250,000 in proceeds upon the effective date of this registration statement. In addition, we may receive up to an additional $444,000 from the exercise of the warrants and commission warrants. All Shares offered by this Prospectus are being re-sold by the Selling Shareholders and all proceeds of the sales of such Shares will inure to the benefit of the Selling Shareholders. No proceeds of this offering will inure to our benefit.

WE HAVE CONTINUING OPERATING LOSSES

As reflected in the accompanying financial statements, we incurred substantial net losses in the past two years. In 1997, we had a net loss applicable to common shares of $2,163,638, representing a net loss per common share of $(0.59). In 1998, the net loss applicable to common shares increased to $2,660,780, representing a net loss per common share of $(0.41). As of March 31, 1999, we had a net loss for the first quarter of 1999 of $961,414, representing a net loss per common share of $(0.13).

WE HAVE SIGNIFICANT COMPETITION IN CHINA

The sale of dairy products, in large urban areas of the Peoples' Republic of China, is a highly competitive business. We face competition from both local and large producers of dairy products, which producers may enjoy long term relationships with local food stores and food store chains. These competitors may be better financed and benefit from an enhanced distribution system when compared to that employed by us. The ability of such competition to sell dairy products at prices below prices charged by us for our products may represent an obstacle to our ability to secure a market share at revenue levels sufficient to achieve profitability.

                            SELLING SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of the effective date of this registration statement, and the number of shares of Common Stock covered by this Prospectus.

                                      Number of Shares of                                       Number of Shares
                                   Common Stock Beneficially           Number of Shares         of Common Stock
                                  Owned at initial conversion        Common Stock Offered         Owned After
                                          price (1)(4)                   Hereby (2)(4)            Offering (3)
Name and Address                  ---------------------------    --------------------------    -----------------
Of Stockholder                    # of Shares     % of Class     # of Shares     % of Class       # of Shares
----------------                  -----------     ----------     -----------     ----------       ----------

AUSTINVEST ANSTALT BALZERS          202,657          2.22%         777,887          7.16%           -0-
(A Lichenstein corporation)
Landstrasse 938
9494 Furstentums
Balzers, Liechtenstein

ESQUIRE TRADE & FINANCE INC.        202,657          2.22%        777,887           7.16%           -0-
(A B.V.I. corporation)
Trident Chambers
P.O. Box 146
Road Town, Tortola, B.V.I.

AMRO INTERNATIONAL, S.A.            218,050          2.39%        837,725           7.71%           -0-
(A Panama corporation)
c/o Ultra Finanz
Grossmuenster Platz 26
P.O. Box 4401
Zurich, Switzerland CH 8022

SETTONDOWN CAPITAL                   68,305          0.812%        68,305           0.628%          -0-
 INTERNATIONAL, LTD.
600 California Street, 14th Floor
San Franciso, CA 94108

<F1>(1)  Includes (i) the number of shares of Common Stock issuable upon the conversion of the Series D Shares at an initial Conversion Price of $1.91 per share (which price will fluctuate from time to time based upon changes in the market price of the Common Stock and provisions in the formula for determining conversion price), (ii) the number of shares of Common Stock issuable upon the exercise of Warrants held such Selling Shareholder. The Series D Shares and Warrants were issued by the Company to the Selling Stockholders in March of 1999, in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D thereunder (the "Private Placement").
<F2>(2)  In order to provide for (i) fluctuations in the market price of the
         Common Stock, (ii) provisions in the formula for determining the respective conversion prices of the Series D Shares, provided for in the terms thereof (see "Description of Securities") and (iii) shares of Common Stock which may be issued in payment of dividends on the Series D Shares, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of the Series D Shares at the conversion prices in effect on the date hereof.
<F3>(3)  Assumes the resale of all Shares offered herein.
<F4>(4)  The Selling Shareholders have agreed to restrict their ability to convert the Preferred Stock, and the Warrants to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise will not exceed 9.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

BENEFICIAL OWNERS

Austinvest Anstalt Balzers is owned by B.A.W.A.G. Bank, (Austria)
Esquire Trade & Finance Inc., is owned by Mr. Matithyahu Kaniel, Israel
Amro International, S.A., is owned by Mr. Mark Perkins, Monte Carlo, Monaco.
 Mr Perkins is a British citizen.
Settondown Capital International, Ltd., is owned by Mr. Anthony Inderriden,
 Nassau, Bahamas.
None of the Selling Shareholders or their respective beneficial owners are affiliates of the Company.

                            PLAN OF DISTRIBUTION

Sales of Shares may be made from time to time by the Selling Shareholders or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on NASDAQ, in the over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act, or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) short sales; and (g) a combination of such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales.

In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions.

Broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then-related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Shareholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the Selling Shareholders, the broker may offer and sell the pledged Shares.

Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, are acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

All expenses of the registration of the Shares under the Securities Act and applicable state securities laws, if required, will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws, if any, printing expenses, fees and disbursements of counsel for the Company, and reasonable expenses of one counsel for all of the Selling Shareholders; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, arising from or relating to any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is contained, this prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                              LEGAL PROCEEDINGS

There currently are no claims or lawsuits against the Company or its subsidiaries. The Company, however, may become involved in litigation and claims arising in the ordinary course of its business.

                       DIRECTORS, EXECUTIVE OFFICERS,
                        PROMOTERS AND CONTROL PERSONS

The directors, executive officers and significant employees/advisors of the Company as of April 12, 1999 are as follows. Directors of the Company serve for staggered terms of two years or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board.

Charles Beech              Chairman and Director
Roy G. Warren              President, Chief Executive Officer and Director
Susan Lurvey               Treasurer and Secretary
Michael Davis              Chief Financial Officer
Robert Cummings            Director
Paul Downes                Director
George Holdsworth          Director
Michael Lucci              Director
John McCormack             Director
Phillip Pearce             Director

Mr. Charles Beech, Chairman and Director, Age 56.
Term expires 2000

Mr. Beech has a background of senior level management experience within a variety of industries including: consumer products, emerging growth high technology, merchant banking and sales and marketing consulting firms. Mr. Beech has over 25 years of experience in executive level management, sales and marketing, consumer product research and development. As former President of Maybelline Sales Corporation, and following a 17-year career in management with Procter & Gamble, Mr. Beech negotiated with the Chinese government to establish the Green Food Peregrine Children's Food Company joint venture alliance with the Ministry of Agriculture, one of the Chinese joint venture businesses presently run by the Company. Mr. Beech also serves as Chairman, CEO and President of Peregrine Enterprises, Inc., a multi-national corporation which is parent to several consumer market research firms in the United States and in China, including Message Factors, Inc., an international consumer market research company which is currently ranked (by revenues) in the top 2% of the U.S. market research industry.
Mr. Beech is one of the "founders" of the Company as it presently exists.

Mr. Robert Cummings, Director, Age 56.
Term expires 1999

Mr. Cummings' work experience includes ten years in purchasing at Ford Motor Company. In 1975, he founded and currently operates J & J Production Service, Inc., a manufacturing representative business, which is currently responsible for over $300 million in annual sales.

Mr. Michael L. Davis, Chief Financial Officer, Age 65.

Entering the securities industry over 35 years ago as a securities and special situations analyst with ValueLine, Mr. Davis proceeded to serve as a Tactical Planner, General Portfolio Manager and Short Sale Portfolio Manager with a number of hedge funds. In 1972, he was a member of the Investment Committee at Anchor Corp. which supervised its $2.5 billion family of funds, as well as serving as Anchor's Chief Market Analyst. From 1978 through 1989, Mr. Davis was the Portfolio Manager of Merrill Lynch's Special Value Fund. In addition to his position with China Peregrine, Mr. Davis operates a private consulting firm, M.L. Davis Financial Services, which advised clients on stock selection and general market timing considerations, research and writing of special reports on selected small and mid-cap growth companies and in the supervision of an investment portfolio for a group of United Arab Emirates investors.

Mr. Paul Downes, Director, Age 37.
Term expires 2000

Mr. Downes currently is a director of the Company and, until his resignation in April, 1998, served as Chairman of the Company. For the past 10 years, Mr. Downes has managed a diverse portfolio of international investments with concentration in the United Kingdom, Eastern Europe, North Africa and Asia. In 1985, he founded a group of nursing homes for the elderly in Great Britain that he sold in 1990. Prior to that time, Mr. Downes spent several years organizing golf tournaments and international golf matches in Malaysia, Singapore, Thailand, Philippines, Indonesia and Hong Kong, spending two years living in Southeast Asia. Mr. Downes is one of the "founders" of the Company as it presently exists

Mr. George Holdsworth, Director, Age 60.
Term expires 1999

Until May, 1998, Mr. Holdsworth was responsible for the operational aspects of the Company's Chinese operations. Mr. Holdsworth is a graduate of the University of London with a B.S. in Mathematics and an Associate of the London College of Music. He started in business as a manufacturing manager in his father's company, Earlsdon Components, Ltd., where he became Director of Operations, then owner and Managing Director. In 1993, Mr. Holdsworth became owner of Earlsdon Technology, Ltd., a JV Partner of Shanghai Earlsdon Valve Company, Ltd., and has lived in Shanghai for the four years ending May, 1998. Mr. Holdsworth sold his interest in Shanghai Earlsdon and commenced his duties for the Company in March, 1997.

Michael Lucci, Director, Age 58.
Term expires 1999

Mr. Lucci is a former All Pro linebacker who played for the Detroit Lions of the National Football League from 1964 through his retirement from
professional football in 1973.   Mr. Lucci became associated with Bally's
Total Fitness Corporation in 1971 and rose through the ranks to become that corporation's Vice President of club operations in the mid-west, Senior Vice-President, and President and Chief Operating Officer in 1993. Mr. Lucci retired in 1996 and, since that time, has managed a diverse investment portfolio for himself.

Mr. John McCormack, Director, Age 40.
Term expires 2000

Mr. McCormack filled the directorship vacated by Mr. Dale Reese in the summer of 1997. For over 15 years, Mr. McCormack served as an executive with Dean Foods Co., a processor and distributor of a full line of branded and private label products, including fluid milk, cottage cheese and ice cream. In 1996 and 1997, Mr. McCormack served as Vice President of Sales and Marketing for Dean Food's McArthur Dairy in Miami, Florida. Currently, as a Vice President of Dean Foods, he is in charge of Dean Food's mid-western division out of Chicago, Illinois.

Mr. Phillip Pearce, Director, Age 69.
Term expires 1999

Mr. Pearce is a "retired" member of the securities industry. Mr. Pearce served as Chairman of the NASD during which time he was instrumental in the founding of NASDAQ. Additionally, Mr. Pearce was a former Director of E.F. Hutton and has served as Governor of the New York Stock Exchange.
Since his retirement in 1988, Mr. Pearce has remained active in the securities industry as a corporate financial consultant.

Mr. Roy G. Warren, President, Chief Executive Officer and Director, Age 43. Term expires 2000

Mr. Warren has been in charge of the day to day US operations of the Company since the summer of 1997. In addition to his day to day operational duties, Mr. Warren continues to develop strategy for the Company in growth and external financial matters. From 1981 through 1996, Mr. Warren enjoyed an active career in the securities brokerage industry. During 1995 and 1996, Mr. Warren was a Registered Representative of a satellite office of Southeast Research Partners, Boca Raton, Florida. From 1992 to 1994, he was a Partner of Laffer Warren & Company, a small independent broker dealer, registered with the NASD, located in North Palm Beach, Florida. During the period from 1987 to 1992, Mr. Warren was a an executive officer, principal, securities broker, and partner with Gulfstream Financial Association, a subsidiary of Kemper Financial Companies, and later as Vice President-Sales, of Alex Brown & Sons, West Palm Beach, Florida.

As of June 23, 1999, there were no family relationships among the directors and executive officers. Further, no director, executive officer, promoter or control person has been involved in any legal proceedings during the past five years that are material to an evaluation of the ability or integrity of such director, person nominated to become a director, executive officer, promoter or control person of the Company. None of the individuals listed in this Item 5 has had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of such bankruptcy, if any, or within two years prior to that time. No director, executive officer, promoter or control person was or has been convicted in a criminal proceeding or is subject to a pending criminal proceeding or subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, borrowing, or otherwise limiting his or her involvement in any type of business, securities or banking activities. No director, executive officer, promoter or control person has been found by a court of competent jurisdiction in a civil action to have violated federal or state securities or commodities law.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

(a) The following individuals hold 5 % or more of the outstanding voting stock of the Company. No other individual or any group is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities.

                        Name & Address of (2)    Amount & Nature of (3)    Percent of (4)
Title of Class (1)        Beneficial owner          Beneficial Owner           Class
------------------      ---------------------    ----------------------    --------------

Common                Mr. Dale Reese                   3,157,985               21.60%
                      125 Kingston Road
                      Media, PA 19063

Common                American Flavors China, Inc.     1,531,685               10.47%
                      (Noam & Florence Sender)
                      1007 Chestnut Street
                      Newton, MA 02164

Common                Mr. Paul Downes c/o              2,202,327               15.06%
                      Tamarind Management., Ltd.
                      31 Broad Street
                      P.O. Box 23
                      St. Helier Channel Islands

Common                Mr. Charles Beech c/o            1,070,914                7.32%
                      Peregrine Enterprises, Inc.
                      5350 Poplar Avenue
                      Memphis, TN 38119

<F1>(1)  While listed as "common," the class of stock includes the shares of common stock underlying warrants, options and convertible preferred stock issued by the Company.
<F2>(2)  Insofar as Mr. Paul Downes has investment power with respect to the affairs of Tamarind Management, Ltd., the Company's securities held by Mr. Downes and Tamarind are combined in this table. Similarly, insofar as Mr. Charles Beech has investment power with respect to the affairs of Peregrine Enterprises, Inc., the Company's securities held by Mr. Beech and Peregrine Enterprises are combined in this table.
<F3>(3)  The following is a breakdown, by beneficial owner and title of class, of the common stock issued and common stock underlying warrants, options and convertible preferred stock which the respective holders have the right to acquire within sixty (60) days:

                                                        Number of Shares of
                                                        Common Stock (Issued
                                                        or Capable of Being
    Holder                  Type of Security                 Acquired)
    ------                  ----------------            --------------------

Mr. Dale Reese          Common                                 840,544
                        Warrants                               100,000
                        Series A Convertible Pref.             500,000
                        Series B Convertible Pref.           1,017,441
                        Options                                700,000

Tamarind                Common                                 687,000
 Management, Ltd.       Series B Convertible Pref.             107,440
                        Options                              1,383,705

Mr. Paul Downes         Common                                  24,182

Peregrine
 Enterprises, Inc.      Common                                 360,000

Mr. Charles Beech       Common                                 200,000
                        Options                                510,914

<F4>(4)  Includes issued shares of common stock plus the shares of common stock underlying warrants, options and convertible preferred stock issued by the Company, which can be acquired within sixty (60) days.

(b) The following includes all who served as directors or executive officers in 1998 - 1999, who hold equity securities of the Company and the total held by all directors and executive officers. This table includes issued shares of common stock plus the shares of common stock underlying warrants, options and convertible preferred stock issued, which can be acquired within sixty
(60) days, as above.

                  Name & Address of      Amount & Nature of      Percent of
Title of Class    Beneficial Owner       Beneficial Owner(1)       Class
--------------    -----------------      -------------------     ----------

Common            Mr. Paul Downes             2,202,327             15.06%
                  (Director)
                  5646 Windrift Lane
                  Boca Raton, FL  33433

Common            Mr. Charles Beech           1,070,914              7.32%
                  (Chairman/Director)
                  4339 Gwynne Road
                  Memphis, TN 38117

Common            Roy G. Warren                 598,914              4.09%
                  (President/CEO/Director)
                  1128 Country Club Road
                  N. Palm Beach, FL 33408

Common            Robert Cummings               400,000              2.73%
                  (Director)
                  2829 N.E. 44th Street
                  Lighthouse Point, FL 33064

Common            Michael G. Lucci              410,000              2.80%
                  (Director)
                  49 Spanish River Drive
                  Ocean Ridge, FL 33435

Common            John McCormack                200,000              1.36%
                  (Director)
                  8750 South Grant
                  Burridge, IL 60521

Common            Phillip Pearce                 25,000              0.17%
                  (Director)
                  6624 Glenleaf Court
                  Charlotte, NC 28270

Common            Michael L. Davis               25,000              0.17%
                  (CFO)
                  20 Harris Avenue
                  Hamptom Beach, NH 03843

Common            Susan Lurvey                   12,000              0.082%
                  (Treasurer/Secretary)
                  6340 Fox Run Circle
                  Jupiter, FL 33458

Common            All directors and           4,944,155             33.81%
                  executive officers as
                  a group

<F1>(1)  The following is a breakdown, by beneficial owner and title of class, of the common stock issued and common stock underlying warrants, options and convertible preferred stock which the respective holders have the right to acquire within sixty (60) days:

                                                        Number of Shares of
                                                        Common Stock (Issued
                                                        or Capable of Being
    Holder                  Type of Security                  Acquired)
    ------                  ----------------            --------------------

Mr. Dale Reese          Common                                 840,544
                        Warrants                               100,000
                        Series A Convertible Pref.             500,000
                        Series B Convertible Pref.           1,017,441
                        Options                                700,000

Tamarind                Common                                 687,000
 Management, Ltd.       Series B Convertible Pref.             107,440
 (c/o Mr. Paul Downes)  Options                              1,383,705

Mr. Paul Downes         Common                                  24,182
 (Individually)

Peregrine
Enterprises, Inc.       Common                                 360,000
 (c/o Mr. C. Beech)

Mr. Charles Beech       Common                                 200,000
 (Individually)         Options                                510,914

Roy G. Warren           Common                                 188,000
                        Options                                410,914

Robert Cummings         Common                                 200,000
                        Warrants                               200,000

Michael G. Lucci        Common                                 210,000
                        Warrants                               200,000

John McCormack          Common                                 100,000
                        Warrants                               100,000

Phillip Pearce          Common                                  25,000

Michael L. Davis        Options                                 25,000

Susan Lurvey            Common                                  12,000

(c) There currently are no arrangements that may result in a change of ownership or control of the Company.

                          DESCRIPTION OF SECURITIES

The Company is authorized by its charter to issue a maximum of 20,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of Preferred Stock, also having a par value of $0.001 per share. The Company has made five designations of Preferred Stock: 500,000 shares of Series A Preferred Stock, having a par value of $0.001; 1,260,000 shares of Series B Preferred Stock, having a par value of $0.001 and a Stated Value of $1.00 per share; 400,000 shares of Series C Convertible Preferred Stock, having a par value of $0.001 and a Stated Value of $3.00 per share; 115,000 shares of Series D Convertible Preferred Stock, having a par value of $0.001 and a Stated Value of $10.00 per share; and 1,500,000 shares of Series E Convertible Preferred Stock, having a par value of $0.001 and a Stated Value of $2.50 per share. The following sets forth the number of currently issued and outstanding Shares of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock and Series E Convertible Preferred Stock as of June 23, 1999. All such stock is fully paid and nonassessable.

      Common Stock                                         8,403,462
      Preferred Stock (Series A)                             500,000
      Preferred Stock (Series B                            1,260,000
      Convertible Preferred Stock (Series C) issued          133,334
      Convertible Preferred Stock (Series C)
       outstanding after conversion                           58,715
      Convertible Preferred Stock (Series D) issued           78,500
      Convertible Preferred Stock (Series E) none issued

COMMON STOCK

The following is a summary of certain rights and provisions of the shares of our common stock. This summary includes all of the material rights and provisions of these shares. This summary does not purport to be complete, however, and is qualified in its entirety by reference to the Articles of Organization of the Company and to the General Corporation Law of the State of Delaware.

Dividend Rights
---------------

The holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by the Company's Board of Directors out of the assets and funds legally available therefor. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting. The business of the Company is controlled by a Board of Directors. This Board is elected by a majority vote of the shareholders, and bylaws have been adopted for the guidance and control of the Company. Amendments to the bylaws can be effected by majority vote of the Board of Directors. The effective vote of the holders of a majority of the outstanding shares of the voting stock of the common stock, Series A and Series B Preferred Stock is required for mergers, consolidations or other similar transactions.

Liquidation Rights
------------------

Subject to the rights of the holders of the Series A and Series B Preferred Stock, upon the voluntary or involuntary dissolution, liquidation, or winding up or the affairs of the Company, after the payment in full of its debts and other liabilities, the remainder of its assets, if any, are to be distributed pro rata among the holders of shares of common stock. Subject to any required regulatory approvals, the directors of the Company, at their discretion, may authorize and issue debt obligations, whether or not subordinated, without prior approval of the shareholders, thereby further depleting the liquidation value of the shares of common stock.

Preemptive Rights
-----------------

Owners of common stock of the Company do not have the preemptive right to purchase additional shares offered by the Company in the future. That is, the Company may sell additional shares of common stock to particular shareholders or to non-shareholders without first offering each then current shareholder the right to purchase the same percentage of such newly offered shares as is the shareholder's percentage of the then outstanding shares of the Company's common stock.

Redemption
----------

The Company does not have the discretionary right to redeem its common stock.

PREFERRED STOCK

Series A Convertible Preferred Stock consisting of 500,000 shares.

Dividends
---------

Series A Convertible Preferred Stock shall pay or accrue dividends only to the extent that dividends are declared by the Board of Directors with respect to the common stock of the Corporation, out of the assets and funds legally available therefor. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting
------

Voting rights of the Series A Convertible Preferred Stock shall be equal to and same as that attributable to the common stock of the Corporation and shall be non-cumulative.

Conversion
----------

Series A Convertible Preferred Stock is convertible anytime after December 31, 1997 to the common stock of the Corporation at the fixed ratio of one share of common stock for one share of Series A Convertible Preferred Stock surrendered for conversion (Conversion Ratio).

Adjustments to Conversion Ratio
-------------------------------

The Conversion Ratio for Series A Convertible Preferred Stock shall be proportionally increased or reduced to reflect: (1) effectuation of a division of the common stock of the Corporation or a combination thereof;
(2) capital reorganization or reclassification or distribution to the holders of common stock of stock, debt securities or other assets of the Corporation; (3) a legal merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of the assets of the Corporation resulting in the distribution to the holders of common stock of the Corporation, stock, debt securities or other assets of the Corporation;
(4) the issuance or sale of common stock, options, warrants or other rights to purchase the common stock of the Corporation for less than the stated value.

Liquidation Preference
----------------------

Holders of Series A Convertible Preferred Stock shall be entitled to receive for each share of Series A Convertible Preferred Stock a cash payment equal to the par value ($0.001) of such stock. If the assets of the Corporation are insufficient for the Corporation to make such payment, the assets of the Corporation shall be distributed ratably to the holders of the Series A Convertible Preferred Stock.

Liquidation
-----------

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive for each share of Series A Convertible Preferred Stock their Liquidation Preference in addition to whatever rights such holders may have, by operation of law or otherwise, to share in the liquidation value of the Corporation.

Series B Convertible Preferred Stock consisting of 1,260,000 shares.

Dividends
---------

Series B Convertible Preferred Stock shall pay or accrue dividends at the rate of 9% per annum, payable only upon liquidation or redemption, as a percentage of the Stated Value ($1.00 per share) of the Series B Convertible Preferred Stock, out of the assets and funds legally available therefor. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

Non cumulative; voting rights of the Series B Convertible Preferred Stock shall be equal to and same as that attributable to the common stock of the Corporation.

Conversion
----------

Series B Convertible Preferred Stock is convertible anytime after December 31, 1997 to the common stock of the Corporation at the fixed ratio of one share of common stock for one share of Series B Convertible Preferred Stock surrendered for conversion (Conversion Ratio).

Adjustments to Conversion Ratio
-------------------------------

The Conversion Ratio for Series B Convertible Preferred Stock shall be proportionally increased or reduced to reflect: (1) effectuation of a division of the common stock of the Corporation or a combination thereof;
(2) capital reorganization or reclassification or distribution to the holders of common stock of stock, debt securities or other assets of the Corporation; (3) a legal merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of the assets of the Corporation resulting in the distribution to the holders of common stock of the Corporation, stock, debt securities or other assets of the Corporation;
(4) the issuance or sale of common stock, options, warrants or other rights to purchase the common stock of the Corporation for less than the stated value.

Liquidation Preference
----------------------

Holders of Series B Convertible Preferred Stock shall be entitled to receive for each share of Series B Convertible Preferred Stock a cash payment equal to the Stated Value of such stock plus all accrued dividends. If the assets of the Corporation are insufficient for the Corporation to make such payment, the assets of the Corporation shall be distributed ratably to the holders of the Series B Convertible Preferred Stock.

Liquidation
-----------

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Convertible Preferred Stock shall be entitled to receive for each share of Series B Convertible Preferred Stock an amount equal to the Stated Value plus all accrued dividends attributable to each such share.

Redemption
----------

The Corporation shall have the right in its sole discretion to redeem any or all of the outstanding shares of Series B Convertible Preferred Stock at a redemption price equal to the Stated Value of the Series B Convertible Preferred Stock redeemed plus accumulated dividends for such redeemed shares.

Series C Convertible Preferred Stock consisting of 400,000 shares.

Dividends
---------

Series C Convertible Preferred Stock shall pay or accrue dividends at the rate of 8% per annum, as a percentage of the Stated Value ($3.00 per share) of the Series C Convertible Preferred Stock, payable in cash or common stock quarterly, at the option of the Company. Accrued dividends shall be payable upon conversion or redemption. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

Except as otherwise provided and as otherwise required by law, the Series C Convertible Preferred Stock shall have no voting rights, except as provided in the General Corporation Law of Delaware. So long as any shares of Series C Convertible Preferred Stock are outstanding, however, the Company shall not (a) alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders, (d) increase the authorized number of shares of Series C Convertible Preferred Stock and (e) enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series C Convertible Preferred Stock then outstanding.

Conversion
----------

Series C Convertible Preferred Stock is convertible to the common stock of the Company at a per share Conversion Price based upon the lesser of (a) 75% of the average Per Share Market Price on the date of the applicable Holder Conversion Notice or (b) $3.00 per share. The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by
(ii) the conversion price.

Adjustments to Conversion Price
-------------------------------

If the Company, at any time while any shares of Series C Convertible Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of common stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event. Any such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Liquidation Preference
----------------------

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, but subject to the Liquidation rights of the holders of Series A and Series B Convertible Preferred Stock, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Convertible Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Convertible Preferred Stock shall be distributed among the holders of Series C Convertible Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Redemption
----------

The Company shall have the right, at the Company's option, to redeem all or a portion of the Series C Convertible Preferred Stock at a price per share equal to the sum of (a) the Stated Value and (b) a sum equal to ten percent (10%) of the Stated Value, computed on a simple interest, non-compounded, and non-annualized basis.

Series D Convertible Preferred Stock consisting of  115,000 shares.

Dividends
---------

Each share of Series D Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, as a percentage of the Stated Value ($10.00 per share) of the Series D Convertible Preferred Stock, which is payable in cash or common stock quarterly at the Company's option. The payment of dividends shall be made first to the Series D Convertible preferred stockholders before dividends or other distributions are made on any common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

Except as otherwise provided and as otherwise required by law, the Series D Convertible Preferred Stock shall have no voting rights, except as provided in the General Corporation Law of Delaware. So long as any shares of Series D Convertible Preferred Stock are outstanding, however, the Company shall not (a) alter or change adversely the powers, preferences or rights given to the Series D Convertible Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation or otherwise, which class ranking is senior to the Series D Convertible Preferred Stock, (d) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders, (e) increase the authorized number of shares of Series D Convertible Preferred Stock and (f) enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series D Convertible Preferred Stock then outstanding.

Conversion
----------

The holders of Series D Convertible Preferred stock shall be entitled to convert such stock into the Company's common stock at any time subsequent to the 91st day after issuance of such stock or upon the effectiveness of an SB-2 registration statement for the resale of the common stock underlying the Series D Convertible Preferred stock. The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by
(ii) the conversion price. The conversion price shall be equal to the lessor of: (i) 100% of the average of the closing bid price of the Company's common stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock to the holders; or (ii) 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock.

Adjustments to Conversion Price
-------------------------------

If the Company, at any time while any shares of Series D Convertible Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of common stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event. Any such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Liquidation Preference
----------------------

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series D Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series D Convertible Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, including the holders of common stock, Series A, Series B and Series C Convertible Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series D Convertible Preferred Stock shall be distributed among the holders of Series D Convertible Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Redemption
----------

From and after 40 days after the Effective Date of the Registration Statement for the resale of the common stock underlying the Series D Convertible Preferred stock, the Company will have the option of redeeming the Series D Preferred Stock by paying to the holder a sum of money equal to the Closing Bid Price of the common stock on the date notice of redemption is given to a holder, multiplied by the number of shares of common stock that would be issued upon conversion of the designated amount of Stated Value of Series D Preferred Stock being redeemed and the dividends accrued thereon, at the Conversion Price that would be in effect on the Redemption Date but in no event may the Redemption Amount be less than 120% of the Stated Value of the Series D Preferred Stock being redeemed plus the dollar amount of accrued dividends on the Series D Preferred Stock being redeemed.

Series E Convertible Preferred Stock Consisting of 1,500,000 Shares.

Dividends
---------

Each share of Series E Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, as a percentage of the Stated Value ($2.50 per share) of the Series E Convertible Preferred Stock, which is payable in cash or common stock quarterly at the Company's option. The payment of dividends shall be made first to the Series E Convertible preferred stockholders before any dividend or other distribution paid or declared and set apart for payment on any shares of Common Stock ("Junior Stock"), and in pari passu with any dividend or other distribution paid or declared and set apart for payment on any shares of any Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock ("Parity Stock"), but subordinate to the payment or declaration of any dividends or other distributions to the holders of Series D Preferred Stock. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

Except as otherwise provided and as otherwise required by law, the Series E Convertible Preferred Stock shall have no voting rights, except as provided in the General Corporation Law of Delaware. So long as any shares of Series E Convertible Preferred Stock are outstanding, however, the Company shall not (a) alter or change adversely the powers, preferences or rights given to the Series E Convertible Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders, (d) increase the authorized number of shares of Series E Convertible Preferred Stock.

Conversion
----------

The holders of Series E Convertible Preferred stock shall be entitled to convert such stock into the Company's common stock at any time subsequent to the issuance of such stock, subject to a one year "lockup" agreement entered into by the holders of such stock. The number of shares of common stock issuable upon conversion of each share of Series E Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price shall be equal to the greater of:
(i) $2.00 per share of common stock or (ii) 80% of the average of the closing bid prices for the 5 trading days immediately preceding the conversion of the respective shares of Series E Preferred Stock, but in no event shall the conversion price be greater than $3.00 per share of common stock.

Adjustments to Conversion Price
-------------------------------

If the Company, at any time while any shares of Series E Convertible Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on other securities of the Company, (b) subdivide outstanding shares of common stock into a larger number of shares,
(c) combine outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of common stock or any shares of capital stock of the Company, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series E Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series E Preferred Stock been converted immediately prior to the happening of such event.

Liquidation Preference
----------------------

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series E Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series E Convertible Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any payment or distribution shall be made on the Junior Stock and in pari passu with the Parity Stock, but subordinate to the Series D Preferred Stock, out of the assets of the Corporation available for distribution to stockholders.

Automatic Conversion
--------------------

At the option of the Corporation, the shares of Series E Preferred Stock and dividends not previously converted into shares of Common Stock shall be converted into shares of Common Stock at the Conversion Price without further action of the Holder provided (i) the shares of Common Stock issuable upon conversion of the Preferred Stock have been registered under the Securities Act, and (ii) the Common Stock has traded at or above $9.00 per share for thirty (30) consecutive trading days, ending within ten (10) days of the notice of the Automatic Conversion.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

The Report on Audited Consolidated Financial Statements of the Company as of December 31, 1997 and December 31, 1998, included in this Prospectus, have been included herein in reliance upon the consent of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with the registration of the Shares were passed upon by Roy D. Toulan, Jr., Esquire, Stibel & Toulan, LLP, counsel to the Company.

                      DISCLOSURE OF COMMISSION POSITION
              ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Amended and Restated Certificate of Incorporation and By-Laws contain provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

                    ORGANIZATION WITH THE LAST FIVE YEARS

China Peregrine Food Corporation is a Delaware corporation formed on April 26, 1996. Presently, the Company owns the controlling interests in two Sino-American joint ventures in China known as Green Food Peregrine and Hangzhou and Meilijian respectively. Green Food Peregrine is in the business of processing and distributing dairy and non dairy food products in the People's Republic of China and, at present, owns and operates a dairy processing plant in Shanghai. Green Food Peregrine is an equity joint venture with registered capital of US $5,000,000 and established under the law of the People's Republic of China on July 3, 1993. The equity interest of Green Food Peregrine presently is divided among the Company (70%) and its Chinese partner, China National Green Food Corporation ("China National Green Food") (30%). Consistent with the national scope of the Green Food Peregrine joint venture, China National Green Food is wholly owned by the Ministry of Agriculture of the People's Republic of China.

From April of 1993, through March 5, 1997, the majority equity interest in Green Food Peregrine was owned by China Peregrine Enterprises, Limited ("China Peregrine Enterprises"), a Texas limited partnership created for the sole purpose of controlling the operation of the Green Food Peregrine joint venture business. The Green Food Peregrine joint venture company was formed pursuant to a Joint Venture Contract and Articles of Association, dated April 13, 1993, by and among China National Green Food, China Peregrine Enterprises, and Amer-China Partners Ltd. ("Amer-China"). Pursuant to the Joint Venture Contract and the Articles of Association for Green Food Peregrine, China Peregrine Enterprises was required to invest US $3,000,000 as its share of the joint venture's registered capital, with an initial investment of US $720,000. Subsequent to the initial investments by the respective parties, the Articles of Association were amended to reflect an additional capital contribution by China Peregrine Enterprises.
From its inception in 1993 through the end of 1996, Green Food Peregrine sought to complete the construction of its processing plant for efficient production and to develop a foothold in the Shanghai retail milk market.
The Shanghai operations were not profitable and China Peregrine Enterprises was in need of additional financing to fund those operations and to meet its capital contribution obligations under the Joint Venture Contract and the Articles of Association. As a result, management of China Peregrine Enterprises embarked on fund raising efforts outside of the limited partnership participants, in an attempt to satisfy these financial needs.

The efforts to obtain outside financing continued through the close of 1996, when China Peregrine Enterprises sought to provide for its final required capital contribution installment of approximately US $1,200,000. At that time, negotiations began with representatives of the Company, which was then a non-operating corporate entity, to utilize the Company as an appropriate vehicle to manage the asset represented by the Joint Venture Contract, and to raise the required funds to go forward. Those negotiations resulted in the March 5, 1997, purchase of the assets of China Peregrine Enterprises by the Company in exchange for common stock of the Company. The assets purchased by the Company consisted of China Peregrine Enterprises' equity interest in Green Food Peregrine and its contractual rights under the Green Food Peregrine Joint Venture Contract. After the acquisition of the China Peregrine Enterprises assets by the Company, the partners of that limited partnership held 45% of the Company's common stock.

The Company, which was formed on April 26, 1996, under the laws of the state of Delaware, was formerly known as Shakespeare Holding, Inc. ("Shakespeare"). In February, 1997, Shakespeare merged with Manor Products Corp., a Delaware company established on January 26, 1996, and changed its name to China Peregrine Food Corporation. Manor was a shell company with 331 shareholders and no operating history. Similarly, China Peregrine Food Corporation was a company without substantial assets or operating activity until it purchased the assets of China Peregrine Enterprises in March, 1997.

The March 5, 1997 purchase of the assets of China Peregrine Enterprises by the Company resulted in the Company becoming an operating entity. In consideration for this purchase, the Company issued 45% of its outstanding common stock to the limited partnership. As a result, owing to the Company's non-operating status prior to the above-described acquisition, this transaction has been accounted for as a "reverse" acquisition for financial reporting purposes. Although China Peregrine Enterprises is deemed to be the acquiring company for financial accounting and reporting purposes, the legal status of the Company as the surviving and operating corporation remains intact.

With the Company's acquisition of 100% of the assets of China Peregrine Enterprises, the Company was poised to become the controlling partner of Green Food Peregrine. Since, however, Green Food Peregrine is a national Chinese joint venture, the Company's replacement of China Peregrine Enterprises as the controlling partner was subject to (1) the approval by the Board of Directors of Green Food Peregrine and (2) the approval by the Ministry of Foreign Trade and Economic Cooperation (MOFTEC), which is the Chinese governmental authority that initially approved the Green Food Peregrine joint venture in 1993. In typical fashion, that approval process took the form of proposed amendments to the Green Food Peregrine Articles of Association, calling for the replacement of China Peregrine Enterprises with the Company. In addition, the Joint Venture Contract was modified to reflect the change. During the interim period between the March 5, 1997 acquisition transaction and final governmental approval, the Company operated Green Food Peregrine pursuant to an agency agreement executed by China Peregrine Enterprises and the Company. Final governmental approval for the amended Articles of Association was obtained on July 31, 1998.

As part of the March 5, 1997 transaction between the Company and China Peregrine Enterprises, the Company (through a loan from shareholders of the Company) contributed approximately US $1,300,000 to the registered capital of Green Food Peregrine, satisfying the requirements of both the Green Food Peregrine Joint Venture Contract and the Articles of Association, for the payment of the final installment of the registered capital. The monies loaned by the shareholders were paid back, in part, by a limited public offering of the Company's common stock.

On October 1, 1997, the Company and Amer-China executed an agreement for the transfer of Amer-China's contract rights and equity interest in Green Food Peregrine to the Company. The consideration for this transfer was 120,000 shares of the Company's common stock. With the approval of this transfer by the Ministry of Foreign Trade and Economic Cooperation, the Company's equity interest in Green Food Peregrine increased from 67.6% to 70%.

On May 2, 1998, the Company approved and ratified an agreement between the Company and China National Green Food for the increase of the Company's equity interest in Green Food Peregrine from 70% to 76.92%. This change in the ownership ratio will take place upon the payment of an additional US $1,500,000 in registered capital by the Company over the next eighteen months. Since Chinese government regulations require approval of this change of the investment ratio by the Ministry of Foreign Trade and Economic Cooperation, the Company has agreed to an interim loan of US $500,000 to Green Food Peregrine, with the conversion of that loan to registered capital upon obtaining the required governmental approval.

On September 3, 1997 and June 28, 1998, respectively, the Company executed agreements to acquire a 52% interest in Hangzhou Meilijian Dairy Products Co., Ltd., ("Hangzhou Meilijian") from American Flavors China, Inc. ("American Flavors China"), a Delaware corporation. American Flavors China is controlled by Noam and Florence Sender. Prior to this transaction, the Senders had no affiliation with the Company. The remaining 48% of Hangzhou Meilijian is owned by Hangzhou Dairy Co., a controlled entity of the regional Chinese government. On July 31, 1998, the Board of Directors of Hangzhou Meilijian approved the acquisition. The acquisition transaction was subject to formal approval by the regional government agency. In the interim period, the operational control of Hangzhou Meilijian was transferred to the Company pursuant to a principal/agent agreement with American Flavors China, effective July 31, 1998. The Company, with the cooperation of its Chinese partner and American Flavors China, has installed a new management team torun the day to day operation of that dairy facility.

The Joint Venture Contract by and among Hangzhou Dairy Complex and American Flavors China, Inc. was executed on July 25, 1993. Pursuant to its terms, the execution of the contract and of all material changes to the Joint Venture Contract must be approved by the examination and approval authority. The total registered capital of Hangzhou and Meilijian is US $5,100,000, with American Flavors China initially contributing 52% of that amount. The contribution of capital, which is now completed under the express terms of the Joint Venture Contract, was paid in cash and equipment.

                         THE BUSINESS OF THE COMPANY

GENERAL
-------

The Company is headquartered in North Palm Beach, Florida. The Company directs the operations of its subsidiaries, Green Food Peregrine and Hangzhou Meilijian, from that location and through frequent trips to China by the Company's executive management. In addition, we have selected key personnel to run the day to day operation of the Green Food Peregrine dairy processing plant located in Shanghai and the Meilijian operation in Hangzhou. As such, we utilize monthly reports from our on site management, together with visits by stateside personnel to monitor and manage the Green Food Peregrine and Hangzhou Meilijian operations.

The mission of the Company is to implement a comprehensive manufacturing, distribution and marketing strategy that allows the Company to operate its joint operations in Shanghai and Hangzhou profitably and, subsequently, to expand the joint venture business into new markets with dairy and non-dairy food products. This strategy involves the creation of a nationwide network of state-of-the-art manufacturing facilities that can process products and deliver the highest quality fresh refrigerated pasteurized milk to the local consumer. Such facilities will allow the Company to develop its position as an effective competitor in the dairy business in major cities in China and allow for the expansion of the Company's business into other dairy and non-dairy food products. As such, the present business of the Company is two-fold: first, the manufacturing, marketing and distribution of dairy and, ultimately, a combination of dairy and non-dairy products to consumers; and second, the expansion of these operations to major cities throughout the People's Republic of China, through acquisitions of existing dairy processing facilities.

With respect to the expansion of products to include non-dairy items, such as fruit juices, new juice products currently are being formulated and tested in laboratory and consumer preference conditions to develop products which best appeal to local consumers. We expect that this testing and formulation process will present sufficient data for a decision on the release of new non-dairy products in the Shanghai market during the last quarter of 1999. In Hangzhou, our joint venture currently produces and sells a variety of juice products, which account for approximately 10% of Hangzhou Meilijian's annual gross sales. While we are attempting to increase overall sales in the Hangzhou market, no special efforts are anticipated to increase non-dairy sales as a percentage of gross sales.

With respect to the Company's current acquisition activities, we anticipate that negotiations, due diligence and appraisal processes pertaining to existing dairies under consideration for possible acquisition will be completed by the third quarter of 1999, at which time a decision will be made. Funding of any such acquisitions will be provided through the sale of the Company's equity. At present, we do not anticipate the expansion of operations through the construction of new dairy facilities.

The Shanghai manufacturing plant has been in full operation since December of 1994, and consists of a 15,000+ sq. ft. facility having a daily capacity of 45 tons. The process involves the receipt of tested and accepted milk from a farm tanker, which is transferred to a blanching process stage. In the blanching process, the milk is heated and cooled to a very cold temperature to stabilize quality. Also, a lactose enzyme is introduced at this stage, which converts lactose to glucose and galatose during subsequent cold storage. The raw, stabilized and lactose reduced milk is then transferred to a blender, where pre-prepared and pre-weighed additives are incorporated. The milk is placed in blend tanks, which perform an averaging and accumulation function for the pasteurization and homogenizing system, following which the product is transferred to cold finished product tanks. As a final pre distribution step, the product is filled into gable top cartons of an appropriate size, and packed into corrugated boxes.

PRINCIPAL PRODUCTS, MARKETS AND DISTRIBUTION METHODS
----------------------------------------------------

The Products
------------

Historically and at present, the predominant milk product available to consumers in major cities in the People's Republic of China has been non-refrigerated "baggie milk," prepared for retail consumption on a daily basis. Once opened, baggie milk must be consumed immediately, since the shelf life of this product is non-existent. The processing of baggie milk customarily has involved either a type of pasteurization that has not met western bacteria count standards, or the utilization of an ultra high temperature (UHT) process. As a result of the excessive temperatures to which the milk is subjected, however, the UHT process can adversely affect the nutrient value and the taste of the end product. The distribution of milk in China has been through a methodology known as the "reserve system" which was put in place more than a decade ago as a way to deliver state-produced milk directly to milk stations and public housing units. Since refrigeration is not part of this distribution system, the trend in recent years has been to utilize UHT processed milk products in an attempt to meet bacteria count standards.

Fresh, pasteurized and refrigerated milk of western quality and other fresh dairy beverages generally have not been available at the retail level to any significant degree. In recent years, several state owned facilities in major cities, along with a few regional joint ventures between the Chinese government and private groups, have developed more advanced methods of processing, packaging, and delivering fresh, refrigerated milk products. To date, however, these fresh refrigerated milk products represent less than a fifteen percent market share in the major markets throughout the People's Republic of China.

The Company's subsidiary, Green Food Peregrine, has constructed an initial manufacturing facility in Shanghai that processes, packages and distributes western quality fresh, pasteurized, refrigerated milk. Green Food Peregrine has produced and distributed branded products of this type since the second quarter of 1995. Initially, the Shanghai plant was set up as a test market to develop the Company's operational plans, ranging from production, operations, marketing and sales, prior to local expansion. Included in this initial and continuing operation is our attempt to implement a strong consumer acceptance for our Happy FamilyTM brand of dairy products. Five years ago, 100% of the milk purchased by Shanghai consumers was the traditional non-refrigerated baggie milk. In 1998, chain food stores in Shanghai significantly increased the availability of refrigeration at retail.

Suppliers
---------

Both the Shanghai and Hangzhou operations utilize cartons and boxes supplied by International Paper Company. In Shanghai, Green Food Peregrine purchases raw milk from a number of suppliers, with 60% of such purchases from East Sea Dairy Company and Hangzian Dairy, on an equal basis (30% each). The remaining 40% of purchases are spread among a group of suppliers, with no significant percentage attributable to any one dairy. In Hangzhou, the Hangzhou Meilijian joint venture buys 80% of its raw milk from the Company's partner in that joint venture, Hangzhou Dairy Complex. The remaining 20% of purchases are from a variety of other dairies. Neither facility has experienced problems with suppliers and we anticipate that the required raw goods supply will be stable and adequate in the future.

Price Strategy
--------------

Green Food Peregrine refrigerated milk is sold in Shanghai at a premium compared to the price per ounce of the milk that is distributed in 240 ml plastic baggie packages. Typically, baggie milk is sold at .8 renminbi
(RMB), or approximately US$0.09 (at the government set exchange rate of 8.3), as compared to 3 RMB, or approximately US$0.36, for the 240 ml Green Food Peregrine milk. While more expensive, Green Food Peregrine market research conducted in 1994, suggests that consumers would prefer the Happy Family[TM] product to the "baggie milk" product and package. Green Food Peregrine in-market experience through 1998 confirms this and supports our strategy rationale that Chinese consumers are willing to pay a premium for quality and value. Demographic statistics also confirm that urban consumers have the financial capability to pay a premium price for premium value at the consumer products level. Therefore, depending on the competitive individual products, and the quality of those competitive individual products, Green Food Peregrine expects to continue to price its gable top milk higher than the per ounce price of baggie milk. Pricing in Hangzhou, which operates primarily under the "reserve" system selling baggie milk, is competitive with other dairy producers in the area.

The 1994 market research referenced above and elsewhere in this discussion was designed by Message Factors, Inc., a US marketing company controlled by Mr. Charles Beech, with experience in marketing in the People's Republic of China. The actual market research was performed by Modern International Market Research, Inc., a recognized independent Chinese marketing research company based in Shanghai.

The referenced demographic statistics in this discussion are based upon extrapolations from the Chinese State Statistical Bureau Reports for 1997 and China The Consumer Revolution, Conhua Li, Deloitte & Touche Consulting Group, John Wiley & Sons, Publishers, 1998.

Distribution
------------

Currently, Green Food Peregrine product distribution is being held at a limited store distribution level pending additional working capital contributions by the Company. Presently, numerous state owned dairies and beverage companies distribute throughout Shanghai. The direct competition for milk in cartons, however, emanates from two state owned enterprises and one Korean joint venture. Sales of carton milk represent approximately 40% of the total milk sales in the Shanghai metropolitan area. Since the commencement of the Shanghai plant operation, Green Food Peregrine has sought to place its products in chain stores in an effort to maximize its distribution efforts. In 1998, approximately 650 chain stores existed in Shanghai, with Green Food Peregrine distributing its product to approximately 50% of these stores. A significant portion of the remaining of the chain stores are in locations in the large Shanghai metropolitan area that are not efficient for our present distribution efforts. We believe that, as time moves forward, the vast majority of milk products will be sold through these stores and new channels of distribution will need to be developed for the smaller retail shops.

Distribution by Green Food Peregrine in Shanghai starts with the delivery of product from the processing plant to a distribution center in a large refrigerated truck operated by the joint venture. Green Food Peregrine van type refrigerated trucks then pick up product at the distribution center once each day for delivery throughout the Shanghai metropolitan area, with typically 20 to 30 delivery stops per day. Presently, drivers are not responsible for the collection of payment for product, which is accomplished through a direct invoice system.

In Hangzhou, 90% of product distribution is accomplished utilizing the traditional Chinese "reserve system" discussed below. Each delivery truck is insulated and makes deliveries directly from the processing plant. Typically, each delivery truck makes one plant pick up and follows the same delivery route each day.

Distribution Opportunities
--------------------------

Until the very recent past (in the last three years) most fresh dairy products in China were delivered from a non-refrigerated vehicle to a non-refrigerated point of purchase. Typically, this point of purchase was in the housing units (similar to large apartment buildings) of consumers. As a result, product was delivered within hours of production (in the very early morning hours), purchased by the consumer immediately upon delivery to their housing unit, and consumed within hours of purchase. Under this "reserve system," milk is packaged in 240 ml soft baggie packets that are purchased daily in the lobby of the respective housing units. This milk historically has a high bacteria count and less than satisfactory taste by western standards.

In Shanghai, as well as in most of the rest of China, delivery of fresh, refrigerated products and merchandising of fresh, refrigerated products at retail virtually had been non-existent. During the last three years, however, the appearance of retail super stores and grocery chain stores has opened the door for more "westernized" marketing of refrigerated products such as milk. Today, Green Food Peregrine products are sold in 350 super stores and chain stores. These 350 stores are the largest of this type in Shanghai and represent approximately 65% of the milk business in area chain stores. Given that the number of these supermarkets in Shanghai grew in 1997 by 40%, we expect Green Food Peregrine to be represented in over 800 such stores by the year 2000, as the number of these stores grows.

The incremental product acceptance of premium fresh, refrigerated milk in Shanghai is such that our distribution system must expand. We can produce many times the volume of milk than we can distribute currently and we intend to increase distribution to take advantage of our production capabilities. Accordingly, the strategy developed for Shanghai for 1999 calls for employment of additional refrigerated trucks to facilitate our expected expansion of distribution to the many retail outlets in Shanghai.

Sales Expansion/Working Capital
-------------------------------

In 1999, Green Food Peregrine intends aggressively to expand its sales and distribution in Shanghai. We fully intend to increase our presence in all super stores and supermarkets while continuing to serve a small percentage of the local retail trade. The new consumer buying patterns in Shanghai have attracted many new food retailers in this market as consumer expenditures for food have increased by 60% in the past 5 years.

Servicing these stores and the introduction of new products such as juices could expand our sales approximately three-fold in 1999, and will require capital expenditures, including investment in equipment and working capital to finance receivables. The 1999 plan calls for the investment of approximately US $2,000,000 and, if successfully implemented, could bring the Green Food Peregrine business to a break even point during the next twelve months. In addition, Green Food Peregrine intends to develop, market, and distribute new products in Shanghai and other cities. In the next twelve months, we will focus on the expansion of Green Food Peregrine's market share within the current market and with existing and new products in Shanghai. The financing required for these activities will be provided by sales of the Company's securities.

Marketing and Advertising
-------------------------

In China, the viewing rate for television is over 80% for those who have watched television as recently as the previous day. This figure rises to 86% for urban population. Nationwide, 54% of households own black and white televisions and another 40% have color televisions. In Beijing and Shanghai, 94% of households own color televisions.

At this time, there virtually is no advertising for milk or ready-to-feed infant formula in Shanghai. There is TV and print advertising for other carbonated and non-carbonated beverages, and multi-national company branded, aseptic and powdered products. We believe that all beverage advertising for branded quality products will increase overall awareness and consumption for these categories. After Green Food Peregrine has expanded its distribution, we intend to begin print and television advertising.

Warner Bros. Licensing
----------------------

In January 1999, the Company signed a Master Licensing Agreement with Warner Brothers Consumer Products Co. and obtained the right to utilize Warner Brothers' "Looney Tunes"[TM] character images and names in the Shanghai and Hangzhou greater metropolitan areas. This licensing agreement gives the Company exclusive rights with respect to such images and names in the defined geographic regions for use in connection with specified categories of products sold by the Company's subsidiaries in those areas. The Company will introduce these "Looney Tunes"[TM] products in the Shanghai and Hangzhou markets in the summer of 1999.

Competition
-----------

In Shanghai, Green Food Peregrine is subject to significant competition from various dairy product producing sources that offer both traditional baggie milk and gable top milk at reduced prices. In the first two months of 1998, QJ Dairy, a privately (non-government) owned Korean enterprise, entered the market as a new competitor and significantly lowered its prices in order to achieve a greater market share. While the price reduction by the competitor was dealt with effectively by the Company to protect its market share, there can be no assurance that similar events will not take place in the future, requiring more drastic measures by Green Food Peregrine. Accordingly, as part of the Company's marketing strategy, we intend to emphasize consumer awareness of the differences in quality and taste between Green Food Peregrine's products and those of competitors. We believe that this type of consumer awareness can mitigate the negative effects of reduced prices by competitors.

Currently, there is competition for gable top milk in Shanghai. This competition is represented by Shanghai Dairy Corporation, a subsidiary of a Hong Kong conglomerate, which enjoys approximately 80% of the overall retail milk market in the metropolitan area, two state dairies and the Korean joint venture. As a result, Green Food Peregrine intends to continue its focus on the quality of raw milk purchased, our processing, and the efficiency of packaging and distribution to promote its brand image.

For quite some time, there have been powdered and aseptic packaged products available in China that could be considered as indirect competition to the Happy Family[TM] product line. Green Food Peregrine market research, which commenced in 1994 (discussed above) and continues through the present, however, as well as Green Food Peregrine in-market consumer experience, demonstrate a consumer preference for the Happy Family[TM] brand. Green Food Peregrine strategy is to continue to build the Happy Family[TM] brand and logo to create a real competitive point of difference through highest quality products, packaging and effective marketing.

Heinz and Gerber have been importing their non-refrigerated baby food products to China. Also, Nestle and other companies have been importing powdered baby formula and powdered milk. There is a segment of the market that will purchase these products, but market research and the in-market experience of Green Food Peregrine, in combination with its refrigerated distribution system, demonstrates that there is today an existing and growing market for fresh refrigerated Happy Family[TM] products.

ACQUISITION ACTIVITIES AND STRATEGY
-----------------------------------

General
-------

We intend to continue to focus the Company's efforts on producing quality products through technological innovation. In addition, we intend to explore the opportunities presented by our joint venture business which are the result of a shortage of technological facilities with respect to the processing of dairy and other products, the emerging Chinese consumer market, and the shift from a controlled economy to a free market system in this industry. The government of the People's Republic of China has prioritized the development of children's food, in particular milk products, to better serve its people. The role of agriculture, in general, in China is of paramount importance and is the largest segment of China's economy in terms of capital demands, consumer expenditure and employment. In addition, owing to the relatively low level of productivity in agricultural sectors and the challenge of feeding 1.2 billion people, the government of China continues to place a high priority on improving this segment of its economy with new technologies and methodologies. As a result, the Ministry of Agriculture, which wholly owns our partner in Green Food Peregrine, plays an important role in economic and political decisions that effect the food industry in China.

Recently, the Chinese government changed its laws with respect to the future ownership of companies presently owned by state enterprises. These laws now allow for the acquisition of state owned facilities by private investors, including foreign-Chinese joint venture combinations. We intend to pursue an acquisition strategy which involves the creation of new joint ventures with our existing partner to acquire state owned dairies, to retool the production facilities of those dairies, and to offer high quality products to the Chinese consumer.

Hangzhou Meilijian Dairy Co.
----------------------------

The Hangzhou based joint venture has been in business for over 40 years and has over 420 employees. Sales for this joint venture in 1997 were approximately US $6,240,000. Hangzhou Meilijian has 60% of the total market share in the Hangzhou urban area, which has a population of 5.8 million. Hangzhou Meilijian produces and distributes dairy and juice products, including baggie milk, milk powder, aseptic packaged milk and juice products, as well as bottled drinkable yogurt. Hangzhou is located approximately 180 miles from Shanghai. The Company plans to utilize this acquisition and its proximity to the Shanghai operation to cross-market products in both cities.

With this recent approval of the American Flavors China acquisition transaction by the Board of Directors of Hangzhou Meilijian, we intend to complete the formulation of a comprehensive market analysis to determine whether the 85% market share presently enjoyed by Hangzhou Meilijian can be improved.

Potential Acquisition Activities
--------------------------------

In August of 1998, management of the Company met with representatives of our partner in Green Food Peregrine to explore, among other things, the potential acquisition of state owned dairies as part of the national government's announced privatization program, either through the existing joint venture or through the establishment of individual, separate joint ventures for each potential acquisition site. A strategy was developed with our partner to pursue this acquisition program.

As part of this strategy, the Chairman and President of the Company, together with representatives of our partner in China, met with representatives of four state-owned dairies and visited each dairy facility. The Company has executed "letters of intent" with each of these dairies and with our partner to continue the acquisition/negotiation process.

In China, the acquisition of state-owned enterprises by foreign entities usually involves the creation of a joint venture company by articles of association contemporaneous with the execution of a joint venture agreement. That agreement then governs the respective registered capital requirements of the parties and the ongoing rights and obligations of such parties in and to the joint venture business. The actual "price" of the acquisition of hard assets is a non-negotiated figure, set prior to the execution of these documents by an appraisal report generated by government qualified and approved third-party business appraisers. Presently, we are examining a proposed joint venture contract for potential use in this process and we are arranging for appraisals of each dairy involved. While these activities are ongoing, "letters of intent" in China have no legal effect and we cannot assume that acquisitions are probable.

DOING BUSINESS IN CHINA

Investments in China involve several risks including internal and international political risks, evolving national economic policies as well as financial and accounting standards, expropriation and the potential for a reversal in economic conditions.

Green Food Peregrine's revenues will be in Chinese renminbi ("RMB). In order to pay the Company fees and dividends, Green Food Peregrine will need to convert RMB into US dollars. Under current Chinese law, the conversion of RMB into foreign currency requires government consent. To date, Green Food Peregrine has been able to convert currency without problem.
Government authorities, however, may impose restrictions, which could impact this flexibility.

To complete the planned expansion into additional facilities, we will need various levels of central and local government approval. These approvals may include site permits, building permits, and approval for transfer of assets. While we believe that, because of the importance attached to nutrition issues for children by the central government, the encouragement for the Company to expand either through the Green Food Peregrine joint venture or separate new joint ventures will continue, there can be no assurance of continuation of the government support which Green Food Peregrine has enjoyed since its inception.

With respect to the conditions and activities of Chinese companies with which the Company is involved pursuant to its joint venture contracts, the operations of these joint venture companies must be viewed in the context of the Chinese business environment existing in the People's Republic of China. There can be no assurance that the sources from which information is provided concerning the day to day activities of such joint ventures, including their respective relationships to local governmental and regulatory authorities, are wholly reliable. Official statistics also may be produced on a basis different to that used in western countries. Any of the statements as to operations contained in this document must be subject to some degree of uncertainty due to doubts about the reliability of available information from and with regard to the respective joint ventures.

Moreover, while the government of the People's Republic of China has pursued a policy which has prioritized the development of children's food, in particular milk products, to better serve its people resulting in a focus on the role of agriculture, in general, in China, there can be no assurance that this policy will continue in the long term. Similarly, the recent changes in the laws of China pertaining to the future ownership of commercial facilities presently owned by the state, which has resulted in a perceived policy shift from a controlled economy to a free market system in the dairy industry, may not be accurate in concept or in execution. As such, the risk is present that the acquisition strategy set forth in this document may not be successful owing to a change in government approach, or that the very existence of the joint venture businesses in which the Company has controlling interests may be affected adversely.

EMPLOYEES

The Company has four full time employees located at its North Palm Beach corporate offices. Green Food Peregrine has 75 employees servicing its Shanghai facility, functionally categorized as follows: management, 4; administrative, 10; manufacturing 41; and distribution, 20. Hangzhou Meilijian currently employes approximately 400 workers with 25 assigned management duties and the balance split between prodution and distribution.

                            MANAGEMENT DISCUSSION
                         AND ANALYSIS OF OPERATIONS

GENERAL

The following discussion and analysis of the Company's financial condition and operations should be read in conjunction with the information which follows, as well as the Report on Audited Consolidated Financial Statements For The Years Ended December 31, 1996 and 1997, the Report on Audited Consolidated Financial Statements For The Years Ended December 31, 1997 and 1998, and the Company's unaudited financial statements for thge perior ending March 31, 1999. Since, for reporting purposes, a "reverse" acquisition occurred in March of 1997, between the Company and China Peregrine Enterprises, whereby the Company became an operating entity, the discussion and analysis of the periods prior to March of 1997 pertains to the financial condition and operation of China Peregrine Enterprises. The following discussion contains trend information and other forward looking statements that involve a number of risks and uncertainties. The Company's actual future results could differ materially from its historical results of operations and those discussed in the forward looking statements.

Overview
--------

The Company and its subsidiaries, Green Food Peregrine and Hagnzhou Meilijian, engage in the business of the processing, marketing and distribution of dairy products in the People's Republic of China.
Presently, the Company's primary business activities are in the Shanghai and Hangzhou markets. The business of the Company also involves the acquisition of other dairy processing plants in cities located in the People's Republic of China having a population of at least two million. While the Company has purchased a controlling equity interest in an existing joint venture located in Hangzhou, which produces, markets and distributes dairy products, the approval of the Board of Directors of that joint venture recently occurred on July 31, 1998. Accordingly, the following historical discussion and analysis does not include the Hangzhou Meilijian operation prior to the third quarter of 1998.

In addition, in conjunction with its Chinese partner in the Green Food Peregrine joint venture, the Company is exploring and negotiating the potential acquisition of four additional dairy processing facilities, which presently are state owned. Owing to the fact that insufficient information is available on a current basis with respect to the historical operation of these state owned dairies, the potential impact of such acquisitions is not included in the following discussion, except as may be set forth in the "trends" section below.

Trends
------

In addition to the matters discussed above, the following are important factors that could cause actual results or events to differ materially from those contained in any forward looking statement made by the Company.

Operating Strategy

The Company's ability to increase revenues of its existing operation and other facilities which may be acquired will be affected by various factors, including customer demand, and our ability to market our products effectively. The Company's marketing plan requires a continued emphasis on the qualitative differences of our products and competitive products, and the development of other marketing programs necessary to attract new customers in existing markets. There can be no assurance that our operating strategies will be successful or that the Company will be able to generate cash flow adequate to support its operations and internal growth.

In addition, management of the Company's China operation has embarked on several cost cutting and efficiency directed programs in an effort to reduce the costs of sales and general and administrative expenses. While the Company believes those cost efficient methods of production and distribution, such as more stringent operating controls, can be implemented, there is no guaranty that these measures will result in profitability.

Availability of Acquisition Financing

The ability of the Company to acquire additional dairy processing facilities at affordable prices, to integrate new operations into our overall strategy, and to grow such operations in a profitable fashion will depend upon the availability of additional capital. The consideration for potential acquisitions will be cash, which the Company will be required to raise through the sale of its equity interests. If we are not successful in raising additional capital, the Company may be limited in its ability to continue its acquisition strategy.

Restriction of Transfer of Funds

Presently, the business of the Company is entirely in the People's Republic of China. Under current Chinese law, the conversion of RMB into foreign currency requires government consent. In order to pay the Company fees and dividends, and to provide funds for the Company to pay dividends to its stockholders, Green Food Peregrine and Hangzhou Meilijiam will need to convert RMB into US dollars. To date, the conversion of currency has not been a problem. Government authorities, however, may impose restrictions, which could impact this flexibility.

                   YEARS ENDED DECEMBER 31, 1996 AND 1997

FINANCIAL CONDITION

General
-------

For the years ending December 31, 1996 and 1997, the Company had accumulated deficits of US $2,206,628 and US $4,370,266, respectively. As of December 31, 1997, the Company had cash on hand of US $435,630 and reported total shareholders' equity of US $807,976.

RESULTS OF OPERATIONS

On March 5, 1997, the Company purchased the assets of China Peregrine Enterprises Limited. For financial reporting purposes, China Peregrine Enterprises Limited is considered the predecessor to the Company and its operations have been integrated in the financial reporting of the Company for the fiscal year 1996 and the first two months of 1997 as this transaction was accounted for in a way similar to a pooling of interests.

Year Ended December 31, 1996
----------------------------

For the fiscal year ending December 31, 1996, the Company had net sales of $485,682 and a gross loss of $113,830. In addition to the $599,512 cost of sales, the Company had selling expenses of $230,842, and general and administrative expenses of $1,068,839. After interest expenses of $448,272 and other net income of $53,785, the Company had a net loss before income taxes of $1,807,998. Since the Company does not own 100% of the equity interest in Green Food Peregrine, its share of the loss before income taxes amounted to $1,331,763, resulting in a basic loss per share of $1.28.

General and administrative expenses have been and are projected to be a significant percentage of revenue at this stage of the Company's existence. The loss from operations for the 1996 year was due primarily to the high level of general and administrative expense as a percentage of revenue combined with the continuing attempts, as a Company in only its first full year of operation, to penetrate an emerging market with a product whose qualitative virtues were largely unknown to the ultimate consumer.

Year Ended December 31, 1997
----------------------------

For the fiscal year ending December 31, 1997, the Company had net sales of $730,195 and had a gross loss of $122,082. In addition to the $852,277 cost of sales, the Company had selling expenses of $380,836, and general and administrative expenses of $1,873,360. After interest expenses of $234,517 and other net income of $58,200, the Company had a net loss before income tax of $2,552,595. Since the Company does not own 100% of the equity interest in Green Food Peregrine, its share of the loss before income taxes amounted to $2,078,588, resulting in a basic loss per share of $0.59.

As noted above, general and administrative expenses have been and are projected to be a significant percentage of revenue at this stage of the Company's existence. We anticipate that as revenue increases through marketing efforts in Shanghai, and with the acquisition of the Hangzhou Meilijian joint venture, and through other potential acquisitions, general and administrative expenses will increase in total but decrease as a percentage of revenue.

The loss from operations for 1997 continued to result from the high level of expense associated with the continuing attempts to penetrate an emerging market with a product whose qualitative virtues were largely unknown to the ultimate consumer.

In addition, the Company experienced significant general and administrative expenses in connection with the acquisition of the assets of China Peregrine Enterprises (its majority equity interest in the Green Food Peregrine joint venture) and two fund raising exercises in 1997. The Company also spent certain resources to negotiate the acquisition of certain of the assets of American Flavors China, Inc. (its majority interest in the Hangzhou Meilijian joint venture).

Year Ended December 31, 1997 Compared to Year
---------------------------------------------
 Ended December 31, 1996
 -----------------------

Revenues increased almost 50% to $730,195 in 1997 from $485,682 in 1996. The increase was due to the continuing marketing efforts to penetrate the sophisticated Shanghai market and the increase in sales volume of 1 Liter milk.

Cost of goods sold increased approximately 42% to $852,277 in 1997 from $599,512 in 1996. The increase was due mainly to a higher level of revenue that required a corresponding increase in cost of goods sold. However, cost of goods sold accounting for a percentage of revenue decreased to 117% in 1997 from 123% in 1996. Consequently, the gross profit ratio was increased to negative 17% in 1997 from negative 23% in 1996. The reason for the loss was that the production volume was still under the necessary volume that would bring the Company to a break-even level.

Selling expenses increased approximately 65% to 380,836 in 1997 from 230,842 in 1996. The increase was due mainly to the continuing efforts to penetrate Shanghai market. As a percentage of revenues, selling expense increased to 52% in 1997 from 48% in 1996. We believe that the increase in selling expense was justifiable as it increased the total revenue in 1997.

General and administrative expenses increased approximately 75% to $1,873,360 in 1997 from $1,068,839 in 1996. This increase reflects the almost $1.09 million of $1.87 million in expenses incurred in the U.S. that were associated with reorganization of the ownership structure of the business, the acquisition of the assets of China Peregrine Enterprises Limited (its majority equity interest in Green Food Peregrine), two fund raising exercises, and a part of the acquisition of some of the assets of American Flavors China, Inc. (its majority equity interest in the Hangzhou Meilijian joint venture). With respect to the general and administrative expense in China operation, total general and administrative expenses decreased approximately 16% to 782,503 in 1997 from 916,386 in 1996. Overall, as a percentage of the total revenue, the general and administrative expenses increased to 256% in 1997 from 220% in 1996.

Interest expense decreased approximately 48% to $234,517 in 1997 from $448,272 in 1996. The reduction in interest expense was a result of the reduction of the outstanding loans from US $2,489,182 in 1996 to US $1,231,914 in 1997, even though the total interest expense in 1997 already included the penalty interest imposed to Green Food Peregrine for the outstanding loans payable to two Chinese commercial banks.
Consequently, the net loss applicable to the Company increased approximately 62% to $2,163,638 in 1997 from $1,331,762 in 1996. The net loss applicable to the Company as a percentage of revenue increased to 285% in 1997 from 274% in 1996.

Based on the results of operations, the Company reported a loss per share of $1.28 in 1996 and $0.59 in 1997. The decrease in the loss per share was due to the new issuance of common shares. As of December 31, 1996, there were 1,040,000 shares of common stock outstanding while as of December 31, 1997 there were 5,289,000 shares of common stock outstanding. Due to the timing of issuance of new shares, however, the weighted average number of shares of common stock outstanding in 1997 was 3,681,827. The loss per share in 1997 decreased by approximately 54% compared with 1996.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1996, the Company reported that net cash provided by operating activities was $243,544, net cash used in investing activities was $303,265, and net cash provided by financial activities was $133,080 with the effect of changes in exchange rates at a negative $39,073.

As of December 31, 1997, the Company reported that net cash used in operating activities was $1,929,803, net cash used in investing activities was $128,727, and net cash provided by financing activities was $2,430,506 with the effect of changes in exchange rates at $5,468.

Net cash used in operating activities increased 892% to $1,929,803 in 1997 from $243,544 of net cash provided by operating activities in 1996. The increase in negative cash flow in operating activities reflects the increase in net loss in 1997 that was attributed to the majority of general and administrative expense incurred in U.S. side, the reduction in accounts payable in China operation, and increase in prepaid assets and other assets.

Net cash used in investing activities decreased approximately 57% to $128,727 in 1997 from $303,265 in 1996. The decrease was due mainly to the fact that there were no significant additions to fixed assets located in China.

Net cash provided by financing activities increased 1726% to $2,430,506 in 1997 from $133,080 in 1996. The major reason for this increase was due to two fund raising exercises conducted in 1997. A Rule 504, Regulation D offering and a Section 4(2) private placement provided a total of $2,475,000 of cash that allowed the Company to acquire the assets from China Peregrine Enterprises Limited and the infusion of working capital in Green Food Peregrine.

                   YEARS ENDED DECEMBER 31, 1997 AND 1998

FINANCIAL CONDITION

General
-------

At December 31, 1998, the Company had an accumulated deficit of US $7,031,046. As of December 31, 1998, the Company had cash on hand of US $748,590 and reported total shareholders' equity of US $2,014,991.

RESULTS OF OPERATIONS

On July 31, 1998, the Company purchased certain assets of American Flavors China, Inc., consisting of that company's equity interest in and to a Sino-American joint venture in Hangzhou, People's Republic of China, known as Hangzhou Meilijian Dairy Products Co., Ltd. (Hangzhou Meilijian). For financial reporting purposes, Hangzhou Meilijian is considered the subsidiary of the Company as of that date, and the operations of Hangzhou Meilijian for the last five months of 1998 have been integrated in the financial reporting of the Company for the fiscal year 1998 consolidated financial statements of the Company. As of July 31, 1998, Hangzhou Meilijian had total assets of $6,512,950, with total current assets of $1,928,336. Total liabilities amounted to $3,544,961, with total current liabilities of $2,870,890. In addition, the joint venture company had total equity of $2,967,989, with total revenues of $2,831,255.

Year Ended December 31, 1998
----------------------------

For the fiscal year ending December 31, 1998, the Company had net sales of $2,870,714 and had a gross profit of $11,020. In addition to the $2,859,694 cost of goods sold, the Company had selling expenses of $523,465, and general and administrative expenses of $2,106,641. After interest expenses of $299,735 and other net expenses of $97,327, the Company had a net loss before income tax of $3,016,148. Since the Company does not own 100% of the equity interest in its subsidiaries, its share of the loss before income taxes amounted to $2,461,829 resulting in a basic loss per share of $0.41.

As noted above, general and administrative expenses have been and are projected to be a significant percentage of revenue at this stage of the Company's existence. We anticipate that as revenue increases through marketing efforts in Shanghai, and with the acquisition of the Hangzhou Meilijian joint venture, and through other potential acquisitions, general and administrative expenses will increase in total but decrease as a percentage of revenue.

The loss from operations for 1998 continued to result from the high level of expense associated with the continuing attempts to penetrate an emerging market with a product whose qualitative virtues were largely unknown to the ultimate consumer.

In addition, the Company experienced significant general and administrative expenses in connection with the approval of the acquisition of Hangzhou Meilijian. The Company also spent certain resources to negotiate the acquisition of certain of the assets of American Flavors China, Inc. (its majority interest in the Hangzhou Meilijian joint venture), and two fund raising exercises in 1998.

Year Ended December 31, 1998 Compared to Year
---------------------------------------------
 Ended December 31, 1997
 -----------------------

Revenues increased almost 300% to $2,870,714 in 1998 from $730,195 in 1997. The increase was due to the continuing marketing efforts to penetrate the sophisticated Shanghai market and the increase in sales volume of 1 Liter milk, and the inclusion of the sales of Hangzhou Meilijian for the last five months of 1998 in the financial statements of the Company.

Cost of goods sold increased approximately 235% to $2,859,694 in 1998 from $852,277 in 1997. In addition to the Hangzhou Meilijian operations, the increase was due mainly to a higher level of revenue that required a corresponding increase in cost of goods sold. However, cost of goods sold accounting for a percentage of revenue decreased to 99% in 1998 from 117% in 1997. Consequently, the gross profit ratio was increased to .3% in 1998 from negative 17% in 1997. The reason for the mininal profit was that the production volume was still under the necessary volume that would bring the Company's Shanghai operation to a break-even level.

Selling expenses increased approximately 37% to $523,465 in 1998 from $380,836 in 1997. The increase was due mainly to the continuing efforts to penetrate the Shanghai market and the inclusion of the Hangzhou Meilijian operation. As a percentage of revenues, selling expense decreased to 18% in 1998 from 52% in 1997. This decrease was the result of a profitable operation in Hangzhou, and greater efficiencies in the Shanghai operation.

General and administrative expenses increased approximately 12% to $2,106,641 in 1998 from $1,873,360 in 1997. This increase reflects two 1998 fund raising exercises, the acquisition of some of the assets of American Flavors China, Inc. (its majority equity interest in the Hangzhou Meilijian joint venture), and the preparation and filing of a Form 10-SB by the Company. As a percentage of the total revenue, the general and administrative expenses decreased to 73% in 1998 from 256% in 1997.

Interest expense increased approximately 27% to $299,735 in 1998 from $234,517 in 1997. The increase in interest expense largely was a result of the debt associated with the Hangzhou Meilijian operation.

Consequently, the net loss of the Company increased approximately 18% to $2,461,829 in 1998 from $2,078,588 in 1997. The net loss applicable to the Company as a percentage of revenue decreased to 86% in 1998 from 285% in 1997.

Based on the results of operations, the Company reported a loss per share of $0.59 in 1997 and $0.41 in 1998. The decrease in the loss per share was due to the new issuance of common shares and the effect of the Hangzhou Meilijian operations.. As of December 31, 1997, there were 5,289,000 shares of common stock outstanding while as of December 31, 1998 there were 7,717,957 shares of common stock outstanding. Due to the timing of issuance of new shares, however, the weighted average number of shares of common stock outstanding in 1998 was 6,430,337. The loss per share in 1998 decreased by approximately 31% compared with 1997.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1997, the Company reported that net cash used in operating activities was $1,929,803, net cash used in investing activities was $128,727, and net cash provided by financial activities was $2,430,506 with the effect of changes in exchange rates at $5,468.

As of December 31, 1998, the Company reported that net cash used in operating activities was $1,205,399, net cash used in investing activities was $322,337, and net cash provided by financing activities was $1,787,287 with the effect of changes in exchange rates at $53,409.

Net cash used in operating activities decreased approximately 38% to $1,205,399 in 1998 from $1,929,803 of net cash used by operating activities in 1997. The decrease in negative cash flow in operating activities reflects the profitable Hangzhou Meilijian operations and efficiencies implemented in the Shanghai operation.

Net cash used in investing activities increased approximately 151% to $322,337 in 1998 from $128,727 in 1997. The increase mainly was due to the acquisition of a majority interest in Hangzhou Meilijian

Net cash provided by financing activities decreased 26% to $1,787,287 in 1998 from $2,430,506 in 1997. While fund raising continued in 1998, such activities were less intense than in 1997, which were necessitated by the restructuring of the Company in early 1997. In addition, the Company was not required to raise additional capital to fund the Hangzhou Meilijian operations, which was profitable at December 31, 1998.

The Company's primary requirements for cash (other than for acquisition activities) consist of (1) purchasing transportation equipment for distribution of its products; (2) expenses related to product development, marketing and advertising in Shanghai and, to a lesser extent, in Hangzhou; and (3) repayment of loans to Chinese state-owned banks, including principal and interest in the aggregate amount of approximately US $2,000,000. The Company estimates that net cash provided by current operating activities together with cash on hand will enable the Company to meet the anticipated cash requirements for the first two quarters of 1999. The Company believes that it needs to have additional injection of equity or debt capital to meet the Company's anticipated capital expenditures for the balance of 1999. On June 21 , 1999, the Company commenced a $2.5 million private placement offering of Series E Comvertible Preferred Stock. As of the date of this Prospectus, no securities had been sold under that offering.

                PERIOD FROM JANUARY 1, 1999 TO MARCH 31, 1999

RESULTS OF OPERATIONS

At March 31, 1999, the Company had an accumulated deficit of $8,028,460. The Company had cash on hand of $876,033 and reported total shareholders' equity of $1,896,210.

The Company had net sales of $1,246,413 and a gross profit of $132,789. In addition to the $1,113,624 of cost of sales, the Company had selling expenses of $192,480 and general and administrative expenses of $765,731. After interest expenses of $86,300 and other net expenses of $1,456 and the cumulative effect of a change in accounting principle of $259,719, the Company had a net loss of $961,414, resulting in a loss per share of $.13.

As in the prior period, general and administrative expenses for the three months ended March 31, 1999 have been and are continuing to be a significant percentage of revenue at this stage of the Company's existence.

Three Month Period Ended March 31, 1999 Compared to
---------------------------------------------------
 Three Month Period Ended March 31, 1998
 ---------------------------------------

Revenues increased almost 677% to $1,246,413 in 1999 from $160,398 in 1998. The main reason for this is the inclusion of the revenues from Meilijian for the three months ended March 31, 1999.

Cost of goods sold increased approximately 460% to $1,113,624 in 1999 from $198,891 in 1998. The increase was due mainly to higher revenue that requires a corresponding increase in cost of goods sold. However, the cost of goods sold as a percentage of revenue decreased to 89% in 1999 from 124% in 1998. Consequently, the gross profit ratio increased to 11% in 1999 from negative 24% in 1998. The reason for negative gross profit in 1998 was that the production volume was still under the necessary volume that would bring the Company to a break-even level.

Selling expenses increased approximately 161% to $192,480 in 1999 from $73,727 in 1998. This was also due to the inclusion of the operating results of Meilijian for the three months ended March 31, 1999.

General and administrative expenses increased approximately 54% to $765,731 in 1999 from $498,168 in 1998. The US corporate office's general and administrative expenses increased approximately 45% to $512,652 in 1999 from $352,313 in 1998. The general and administrative expenses incurred in the China operations, increased approximately 74% to $253,079 in 1999 from $145,855 in 1998. This was also due to the inclusion of the operating results of Meilijian for the three months ended March 31, 1999. Overall, as a percentage of total revenue, the general and administrative expenses decreased to 61% in 1999 from 311% in 1998.

Interest expense increased approximately 122% to $86,300 in 1999 from $38,857 in 1998. The increase was due to the inclusion of the operating results of Meilijian for the three months ended March 31, 1999.

Consequently, the net loss applicable to the common shares increased approximately 46% to $997,414 in 1999 from $680,831 in 1998. The net loss to the common shares as a percentage of revenue decreased to 80% in 1999 from 424% in 1998.

The Company reported a loss per share of $0.13 in 1999 and $0.13 in 1998. The status quo in the loss per share was due to new issues of common shares. As of March 31, 1998 there were 5,464,272 shares of common stock outstanding and as of March 31, 1999 there were 8,403,462 shares of common stock outstanding. Due to the timing of issuance of new shares, the weighted average number of common shares outstanding in 1999 was only 7,979,103. The loss per share in 1999 remained approximately constant compared to that in 1998.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31 1998, the Company reported that net cash used in operating activities was $315,391 and net cash provided by financial activities was $922,813 with a negative $6,508 effect of exchange rate changes on cash.

As of March 31, 1999, the Company reported that net cash used in operating activities was $829,464, net cash used in investing activities was $66,333 and net cash provided by financing activities was $1,024,893 with a negative $1,653 effect of exchange rate changes on cash.

Net cash used in operating activities decreased 163% to $829,464 in the first three months of 1999 from $315,391 used in operating activities in the same period of 1998. The cash used in operating activities decreased mainly due to net losses from operating activities of $961,569.

Net cash used in investing activities increased to $66,333 in the first three months of 1999 from $1,721 in the same period of 1998.

Net cash provided by financing activities increased to $1,024,893 in the first three months of 1999 from $922,813 in the same period of 1998. The major reason for this increase was due to many fund raising exercises conducted in the first three months of 1999, compared to the advance from subscribers of $877,500 during the same period in 1998.

The Company's requirements for cash (other than for acquisition activities) consist of (1) purchasing transportation equipment for distribution of its products; (2) expenses relating to product development, marketing and advertising in Shanghai and, to a lesser extent, in Hangzhou; and (3) repaying loans to state-owned Chinese banks in the aggregate amount of approximately $2 million by the end of 1999.

            CONSOLIDATED STATEMENT OF OPERATIONS--PROFIT (LOSS)
                                 COMPUTATION

Although the Company holds a 70% interest in Green Food Peregrine and a 52% interest in Meilijian, we reported losses attributable to the Company for 1997 and 1998 equal to approximately 82% of the consolidated losses. This difference results from the inclusion in the net loss calculation of a loss to the Company itself in each year, separate and apart from the losses of our joint venture subsidiaries.

                                DEBT STRUCTURE

On December 27, 1993, Green Food Peregrine entered into a loan agreement with a state owned commercial bank in China and obtained a loan of approximately US $905,819 (RMB7,500,000). This loan matured on December 26, 1996 and bore an interest rate of 12.24% per annum. The loan, which was guaranteed by China National Green Food, contained an increased interest rate penalty if repayments were not made on a timely basis. On December 26, 1996, Green Food Peregrine failed to pay off the principal and interest then due on the loan; the bank thereafter imposed a penalty interest rate of 16.43% per annum on the unpaid accumulated interest due at December 31, 1997. As of that date, Green Food Peregrine had accrued interest payable of approximately US $257,856 (RMB2,135,000), in addition to the principal of the loan.

In June, 1998, we renegotiated this loan and obtained a new repayment schedule, with approximately US $125,606 paid on December 31, 1998, and an additional US $1,038,069 becoming due on December 31, 1999. The bank further agreed that, as long as Green Food Peregrine completes this repayment schedule in a timely fashion, the bank will waive the penalty interest imposed upon the interest calculation. The Company met its obligations under the renegotiated payment schedule with respect to the December 31, 1998 payment.

On December 1, 1994, Green Food Peregrine entered into a second loan agreement with another state owned commercial bank in China and obtained a loan of approximately US $325,300 (RMB2,700,000). This loan will mature on December 31, 2001, and bears an interest rate of 9.9% per annum. This interest rate is variable and can change in accordance with an annual notice from the China Central Bank. In December, 1997, Green Food Peregrine failed to pay off the regular interest and principal then due. As such, the bank imposed a penalty interest rate of 12.43% per annum on the interest calculation. As of that date, Green Food Peregrine had accrued interest payable of approximately US $122,346 (RMB1,013,000) and a current portion of principal payable of approximately US $120,776 (RMB1,000,000).

In June, 1998, we renegotiated this loan and established a new repayment schedule with the bank which called for payment of approximately US $90,582 (RMB750,000) by September 20, 1998, and additional payments of approximately US $50,726 (RMB420,000) at three month intervals through December 20, 1999. The balance remaining on this loan, if any, is payable on December 31, 1999. The bank has agreed that, as long as Green Food Peregrine completes this payment plan in a timely fashion, the bank will release the penalty interest rate imposed on the interest calculation. The Company is current with this renegotiated payment schedule.

During the organization period of Green Food Peregrine and in April of 1996, China National Green Food loaned the aggregate amount of RMB8,600,000 to Green Food Peregrine. These shareholder loans were converted to paid in capital in 1997 to satisfy the registered capital requirements of China National Green Food pursuant to the Green Food Peregrine Articles of Association. In addition, interest payable of RMB882,721 likewise has been converted to paid in capital.

In April and November, 1996, China National Green Food loaned an additional RMB350,000 and RMB200,000, respectively, to Green Food Peregrine to finance working capital. An interest rate of 12.4% per annum was applied to these loans. Both of these loans were paid in full in September and October, 1997, respectively.

In January, 1997, the major limited partner of China Peregrine Enterprises loaned US $200,000 to that limited partnership in order for China Peregrine Enterprises to meet interim registered capital requirements of the Green Food Peregrine Articles of Association and Joint Venture Contract. In March, 1997, three shareholders of the Company together provided a loan of US $1,315,000 to pay China Peregrine Enterprises' final registered capital requirement to Green Food Peregrine. This last capital contribution was set by the Board of Directors of Green Food Peregrine as a condition precedent to the approval of the Company's acquisition of the interest of China Peregrine Enterprises in and to the Green Food Peregrine joint venture. These two loans were paid off during May and June, 1997, utilizing the proceeds from a Rule 504 regulation D offering by the Company.

In March, 1997, a holder of the majority of the partnership interests in China Peregrine Enterprises (and a major stockholder in the Company), together with two other investors in the Company, assumed a US $1,260,000 outstanding line of credit owed by the limited partnership to a Tennessee-based financial institution. On March 15, 1997, the Company issued 1,260,000 shares of its Series B preferred stock to these shareholders in consideration for this assumption. The line of credit was paid in full in October, 1997.

While the above described related party loans have been paid in full, there can be no assurance that the Company will have the ability to meet the newly negotiated payment schedule to retire the obligations owing to the two state owned banks in China, either by utilizing its capital resources or from the generation of cash flows adequate to support the repayment schedules.

With respect to the Hangzhou Meilijian operation, that joint venture company obtained revolving lines of credit from major state-owed commercial banks in China for working capital purposes. These lines of credit allowed the Company to borrow money up to RMB13 million (approximately US$1,570,000 as of December 31, 1998). These lines of credit have terms ranging from three months to seven months with a floating interest rate at July 31, 1998 ranging from 7.5% to 10% per annum subject to change based on notice from the central bank, People's Bank of China. In China, these lines of credit are generally renewable as long as Hangzhou Meilijian pays all interest on a timely basis. As of March 31, 1999, the outstanding amount of these credit lines, including principal and interest, was approximately $1,400,000.

In the course of setting up the Hangzhou Meilijian joint venture, HDC contributed fixed assets with a value in excess of its required capital contribution amount. Based on an agreement signed by the Chinese and American investors, the excess portion was treated as a fixed asset loan from HDC at an interest rate of 8% per annum. The balance of this loan at December 31, 1998 was $560,080.

On January 1, 1994, HDC provided the Company with the use of its trademark, which was valued at RMB500,000 (approximately US$60,245). The Company recorded this trademark value as a part of deferred assets and a shareholder loan. The Company recorded amortization of RMB50,000 (approximately US$6,025) per year for the trademark and paid cash of RMB50,000 to HDC per year against the shareholder loan. The balance of this loan at December 31, 1998 was $36,238. Accumulated interest on these loans amounted to $81,265.

During the process of acquiring from American Flavor China, Inc. the 52% of equity interest in and to Hangzhou Meilijian, the Company issued a promissory note to assume the American Flavor's debt owed to a supplier.
The face value of that note was $282,637.53 at interest rate of 10.5% per annum without any collateral attached. The note has a monthly installment payment of $7,250 with 23 payments and a balloon payment of $159,862.38 when the note will be due on July 15, 2000. The minimum cash payments are $87,000 in 1999 and approximately $203,462 in 2000. The note has a late charge article that the Company shall be charged by 3% of overdue principal and interest installment if the note holder does not receive the payment within 15 days of due dates.

                            EFFECTS OF INFLATION

The Company believes that inflation has not had material effect on its net sales and results of operations

               EFFECT OF FLUCTUATION IN FOREIGN EXCHANGE RATES

The Company's operating subsidiaries, Green Food Peregrine and Hangzhou Meilijian, are located in China. These joint venture companies buy and sell products in China using Chinese renminbi as functional currency. Based on Chinese government regulation, all foreign currencies under the category of current accounts are allowed to freely exchange with hard currencies.
During the past two years of operation, there were no significant changes in exchange rates. However, there is no assurance that there will be no significant change in exchange rates in the near future.

                              FUTURE OPERATIONS

Management's plan for profitable growth has as its focus four areas: (1) the need for additional capital, (2) the broadening of the product base, (3) the development of a comprehensive marketing campaign, and (4) the acquisition of profitable existing dairies.

(1) Additional Capital. Management has viewed the ability of the Company to raise funds sufficient to implement new product and marketing strategies as dependent upon the status of the Company as "public" company. In November 1998, the Company filed a Form 10-SB with the Securities Exchange Commission and became a fully reporting company on January 6, 1999. The Company's ability to attract a broader potential investor base has been achieved as a result of this filing. In addition to closing the $1,000,000 Series D Convertible Preferred financing transaction on March 9, 1999, the Company negotiated a private offering for additional equity financing having maximum proceeds of $2,500,000. That offering will involve the issuance of a new class of convertible preferred with limited registration rights. On June 21, 1999, the Company commenced the offering period for this transaction, which has can be closed by the end of July 1999.

(2) Product Base. For the past 8 to 10 months, the Company has engaged in a series of marketing studies and taste tests to develop new products for introduction in 1999. That development has now been complete and, commencing in July of this year, the Company will introduce a new line of premium flavored milk (orange, vanilla, pineapple and strawberry - in addition to plain and chocolate) as well as flavored drinkable yogurt. These new products will be introduced as part of a comprehensive marketing campaign in conjunction with Warner Bros.' introduction of its "Looney Tunes" TM marketing campaign in mainland China.

(3) Marketing Campaign. In January 1999, the Company signed a Master Licensing Agreement with Warner Brothers Consumer Products Co. and obtained the right to utilize Warner Brothers' "Looney Tunes"TM character images and names in the Shanghai and Hangzhou greater metropolitan areas. This licensing agreement gives the Company exclusive rights with respect to such images and names in the defined geographic regions for use in connection with specified categories of products sold by the Company's subsidiaries in those areas. The Company will introduce these "Looney Tunes"TM products in the Shanghai and Hangzhou markets in the summer of 1999.

(4) In December 1998, the Company executed a Letter of Intent with Changchun Municipal Dairy Farm and China National Green Food Corporation (the Company's partner in the Green Food Peregrine joint venture), to explore on an exclusive basis the formation of a new joint venture to acquire the dairy business of Changchun Municipal Dairy Farm. Presently, the parties are negotiating a proposed Joint Venture Agreement and Articles of Association for the formation of this new joint venture . The parties anticipate that the new joint venture will have total registered capital of between US $6,000,000 and US $9,000,000, which will be determined by a government sanctioned appraisal procedure required with respect to foreign investment joint venture projects in China. Changchun is a city of 6.7 million people located in the northeast section of China.

Finally, there can be no assurances of the success of the strategic marketing plan of the Company with respect to its Shanghai operations, or the ability to fund that marketing strategy. The successful implementation of the planned marketing strategy for the Shanghai market could result in a profitable Shanghai operation within a twelve month period. The success of the planned marketing strategy, in addition to the above stated factors, involves the continued focus on consumer acceptance of the qualitative differences between the products being offered by Green Food Peregrine and its competitors.

               DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus that address future activities, events or developments, including such things as future revenues, product development, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its assessment of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Whether actual results will conform to the Company's expectations and predictions, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                  NEW ACCOUNTING STANDARDS NOT ADOPTED YET

Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132) is effective for financial statements with fiscal years ending beginning after December 15, 1997; earlier application is permitted. The new standard revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures previously required when no longer useful. The Company does not expect the adoption of SFAS No. 132 to have a material effect, if any, on its financial position or results of operations.

Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities" which will be effective for financial statements for fiscal years after December 15, 1998 and requires that costs of start-up activities, including organization costs, be expensed as incurred. In accordance with SOP 98-5, the Company expects to write off start up costs in its subsidiary in 1999.

                             YEAR 2000 STATEMENT

We are currently in the process of identifying, evaluating and implementing changes to computer systems in the United States, the Green Food Peregrine facility in Shanghai and the Hangzhou Meilijian facility in Hangzhou, People's Republic of China, as necessary. This issue affects computer systems that have date sensitive software programs or chipsets that may not recognize the year 2000. Systems that do not recognize such information properly could generate erroneous data or cause a system to fail, resulting in an interruption of normal business activities.

We have arranged with a third party vendor the performance of a comprehensive analysis of the Company's in house computers with respect to potential Year 2000 problems. Our internal analysis has revealed the existence of one micro computer which , owing to its age, bears a high risk of date sensitive operation. We anticipate the completion of the third party analysis prior to the end of the 1999 second quarter, and immediate remediation, if necessary, owing to the small number of micro computers (less than 10) utilized by the Company and its subsidiaries. Given the benefit to the Company of utilizing technology more advanced than exists in its present computers, and the utilization of readily available "off the shelf" hardware and software, the Company is prepared to upgrade or replace all problem computers immediately, where appropriate.

We have been informed that the cost of the third party analysis and report will be less than $2,000. Even assuming the need to replace all present computers and software, we estimate the cost of such replacement to be less than $30,000.

The Company utilizes computers in its United States operation in a fashion that is non-essential to the day to day business of the Company. The computers at the North Palm Beach, FL corporate offices function as word processors for communication purposes and contain some database information, which is duplicative of files kept by outside legal, accounting and transfer agent affiliates. In the Shanghai facility, basic record keeping is both manual and computer assisted. In Hangzhou, the record keeping and production operation are manually operated. As such, while downtime owing to date sensitive problems would present an inconvenience to operations, it would not affect the ability of the Company's subsidiaries to function appropriately on a day to day basis.

Neither the Company nor its subsidiaries rely upon third parties who are computer dependent for their respective business functions. As such, we do not believe that Year 200 problems that may be experienced by such third parties will have any material effect on our operations in the United States or in China. Since we utilize readily available hardware and software in our business, we believe the cost of modifying or replacing all systems to be Year 2000 compliant will be minimal, and the Company will modify or replace computers experiencing such problems immediately, without an appreciable interruption in its operations, financial condition or results of operations.

                           DESCRIPTION OF PROPERTY

Neither China Peregrine Food Corporation nor its subsidiaries currently own any real property. As of February 1, 1999, the Company moved its corporate offices from West Palm Beach to 11300 US Highway 1, Suite 202, North, Palm Beach, Florida, pursuant to a lease with HCF Realty, Inc., having a term of five years. The Company's current aggregate monthly rent amounts to approximately $4,900, which will increase (assuming an estimated annual increase of 2%) to approximately $6,100 per month by the fifth year.

The following properties are currently leased by Green Food Peregrine:

1. Office facilities located in Shanghai presently are rented on a month to month basis following the expiration of a lease term ending November 28, 1998, at the rate of RMB16,520 per month (approximately US $1,990). A new lease term is being negotiated for this space.

2. A ground lease for the land on which the dairy processing facility is located for a term ending June 30, 2043, at the rate of RMB25,000.00 per month (approximately US $3,012).

3. Distribution center located in Shanghai, for a monthly tenancy, at the rate of RMB 8,500 per month (approximately US $1,025).

While Green Food Peregrine does not own any real estate, it does own the buildings located on the land, which is subject to the above described ground lease. As of December 31, 1997, the plant and buildings comprising the Shanghai facility are carried on the books of Green Food Peregrine at a net book value of US $495,661.

Hangzhou Meilijian currently leases its plant and land from the City of Hangzhou, under operating leases which expire December 31, 2013, at the rate of approximately US $7,900 per month for 1999, US $6,400 per month through 2003 and an aggregate of US $1,164,730 thereafter.

Currently, the Company does not have a policy to acquire property for possible capital gains or income generation. In addition, the Company does not invest in securities of real estate entities or developed or underdeveloped properties.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans/Fees
----------

During the organization period of Green Food Peregrine, China National Green Food Corporation, one of the three partners of Green Food Peregrine, wired RMB6,600,000 in the form of shareholder's loan to Green Food Peregrine to finance its activities. In April, 1996, China National Green Food Corporation wired another RMB2,000,000 in the form of shareholder's loan to GFP. All these shareholder's loans have been converted to paid-in capital to satisfy the registered capital requirements contained in the Article of Association of Green Food Peregrine. To date, a total of interest payable of RMB882,721 has been converted to paid-in capital as the registered capital of China National Green Food Corporation.

In April and November, 1996, China National Green Food loaned an additional RMB350,000 and RMB200,000, respectively, to Green Food Peregrine to finance working capital. An interest rate of 12.4% per annum was applied to these loans. Both of these loans were paid in full in September and October, 1997, respectively.

In 1996, Amer-China, one of three partners of Green Food Peregrine, provided Green Food Peregrine with consulting services, such as English translation and negotiation supporting services in the U.S., and charged a total of $36,000 to Green Food Peregrine. The charge was accounted for as a consulting expense in Green Food Peregrine's books.

In February, 1997 the Company issued 25,000 shares of common stock in exchange for 100% of equity interest of Manor Products Corp. (Manor). Manor was a Delaware company established on January 10, 1996. In early 1996, 80% of equity interest of Manor was bought by the principal of the initial founding entity of the Company. Accordingly, this acquisition was regarded as a related party transaction.

In January, 1997, the major limited partner of China Peregrine Enterprises loaned US $200,000 to that limited partnership in order for China Peregrine Enterprises to meet interim registered capital requirements of the Green Food Peregrine Articles of Association and Joint Venture Contract. In March, 1997, three shareholders of the Company together provided a loan of US $1,315,000 to pay China Peregrine Enterprises' final registered capital requirement to Green Food Peregrine. This last capital contribution was set by the Board of Directors of Green Food Peregrine as a condition precedent to the approval of the Company's acquisition of the interest of China Peregrine Enterprises in and to the Green Food Peregrine joint venture. These two loans were paid off during May and June, 1997, utilizing the proceeds from a Rule 504 regulation D offering by the Company.

In March, 1997, a holder of the majority of the partnership interests in China Peregrine Enterprises (and a major stockholder in the Company), together with two other investors in the Company, assumed a US $1,260,000 outstanding line of credit owed by the limited partnership to a Tennessee-based financial institution. On March 15, 1997, the Company issued 1,260,000 shares of its Series B preferred stock to these shareholders in consideration for this assumption. The line of credit was paid in full in October, 1997.

In the course of setting up the Hangzhou Meilijian joint venture, HDC contributed fixed assets with a value in excess of its required capital contribution amount. Based on an agreement signed by the Chinese and American investors, the excess portion was treated as a fixed asset loan from HDC at an interest rate of 8% per annum. The balance of this loan at December 31, 1998 was $560,080.

On January 1, 1994, HDC provided the Company with the use of its trademark, which was valued at RMB500,000 (approximately US$60,245). The Company recorded this trademark value as a part of deferred assets and a shareholder loan. The Company recorded amortization of RMB50,000 (approximately US$6,025) per year for trademark and paid cash of RMB50,000 to HDC per year against the shareholder loan. The balance of this loan at December 31, 1998 was $36,238. Accumulated interest on these loans amounted to $81,265.

Relationships
-------------

Mr. Paul Downes has investment power with respect to the affairs of Tamarind Management, Ltd. Accordingly, the Company's securities held by Mr. Downes and Tamarind have been combined in this document for reporting purposes.
The Downes/Tamarind ownership of issued and underlying shares of common stock, Series B Preferred Stock and Options represents 15.06% of all issued and outstanding common stock and shares of common stock underlying the preferred stock plus unexercised options and warrants.

Similarly, insofar as Mr. Charles Beech has investment power with respect to the affairs of Peregrine Enterprises, Inc. The Company's securities held by Mr. Beech and Peregrine Enterprises likewise have been combined in this document for reporting purposes. The Beech/Peregrine Enterprises ownership of issued and underlying shares of common stock and Options represents 7.32% of all issued and outstanding common stock and shares of common stock underlying the preferred stock plus unexercised options and warrants.

The Company purchased the assets of China Peregrine Enterprises, Limited (China Peregrine Enterprises) in March of 1997, in exchange for 1,040,000 shares of the common stock of the Company. At the time of this asset purchase, Mr. Dale Reese was the major equity holder in the China Peregrine Enterprises limited partnership and Mr. Charles Beech "controlled" the activities of China Peregrine Enterprises by virtue of his control of China Peregrine International, Inc., the General Partner of China Peregrine Enterprises. At the time of the asset purchase, Messrs. Reese and Beech were two of the three directors of the Company. As noted above, through the assumption of a loan in excess of one million dollars owed by China Peregrine Enterprises to a Tennessee bank, and by virtue of his position as a founder of the Company, and through stock purchases, Mr. Reese presently holds a 22.75% interest in the equity of the Company. Similarly, Mr. Beech, directly and through Peregrine Enterprises, Inc., presently holds 7.71% of such equity.

                          MARKET FOR COMMON EQUITY
                       AND RELATED STOCKHOLDER MATTERS

Common Stock Market Price
-------------------------

Of the 8,403,462 shares of the Company's common stock issued and outstanding as of June 23, 1999, approximately 2,363,456 shares are and will be subject to over-the-counter trading on the NASD OTC Electronic Bulletin Board, which trading commenced October 24, 1997. The following quarterly quotations for Common Stock transactions on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

               QUARTER                HIGH BID PRICE      LOW BID PRICE
               -------                --------------      -------------

1997      Q4 (10/1 - 12/31)               $6.87               $3.00

1998      Q1 (1/3 - 3/31)                 $4.10               $2.10
          Q2 (4/1 - 6/30)                 $2.60               $0.60
          Q3 (7/1 - 9/30)                 $2.50               $0.33
          Q4 (10/1 - 12/31)               $2.25               $1.00

1999      Q1 (1/3 - 3/31)                 $3.06               $0.75
          Q2 (4/1 - 6/23)                 $3.06               $1.50

Non-Market Equity Subject to Options, Warrants and Conversion
-------------------------------------------------------------

Stock Warrants and Options

Assuming the maximum subscription to the Series D Convertible Preferred Offering and the Series E Convertible Preferred Offering, the Company will have outstanding the following warrants and options:

(i) 557,000 warrants exercisable purchase an aggregate of 557,00 shares of common stock at an exercise price of $1.00 per share, having an expiration date of June 30, 2003;

(ii) Series D Warrants exercisable to purchase an aggregate of 105,250 shares of common stock at an exercise of $2.96 per share, having an expiration dates in 2002.

(iii) 100 Series E Warrants exercisable to purchase an aggregate of 500,000 shares of common stock at an exercise of $3.00 per share, having an expiration dates in 2001;

(iv) Series E Warrants exercisable to purchase an aggregate of 100,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $2.75 per share, having an expiration dates in 2001;

(v) Series E Warrants exercisable to purchase an aggregate of 100,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $5.00 per share, having an expiration dates in 2001; and

(vi) Options to purchase 3,100,533 shares of common stock pursuant to 1997 and 1999 stock option plans at a purchase price of $1.00 per share, having expiration dates in 2002 (as to 3,045,533 shares) and 2004 (as to 55,000 shares), respectively.

While all of such Warrants are not immediately exercisable, any exercise could cause immediate and substantial dilution. In addition, holders of such warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such Warrants. While these Warrants are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. Moreover if the Common Stock issuable upon the exercise of the Warrants and Options is sold in the public market, such sales may adversely affect the market price of the Common Stock.

Convertible Preferred

Series A: In February, 1997, the Company reorganized its members of the founding group. As a result, the total founders increased from one entity to three individuals and two entities. Consequently, 788,000 shares of common stock and 500,000 shares of preferred stock at par value of $0.001 per share were issued to the newly joined founders, pursuant to the exemption from Section 5 registration provided by Section 4(2) of the Securities Act of 1933 (the Act).

Each share of Series A preferred stock entitles its holder to receive dividends at the same rate paid to common shareholders. Each share of Series A preferred stock is convertible into one share of common stock, as adjusted, for such things as stock split, stock dividends and other similar dilutive occurrences. At any time subsequent to December 31, 1998, the holder of each share of Series A preferred stock is allowed to convert all or part of the Series A preferred shares into corresponding shares of common stock on a one for one basis.

Series B: On March 15, 1997, the Company issued 1,260,000 shares of Series B Convertible Preferred Stock, pursuant to Section 4(2) of the Act, at stated value of $1.00 per share to three shareholders in consideration of their assumption of the obligation to pay off approximately $1,260,000 of an outstanding line of credit owed by CPEL to a Tennessee-based financial institute.

Each share of Series B preferred stock is convertible into one share of common stock, as adjusted, for such things as stock split, stock dividends and other similar dilutive occurrences. At any time subsequent to December 31, 1998 the holder of each share of Series B preferred stock, is allowed to convert all of part of the Series B preferred shares into corresponding shares of common stock. Each share of Series B preferred stock entitles its holder to accumulate dividends at 9% per annum, even if the dividends are payable only upon dissolution and liquidation of the Company and redemption called by the Company. However, each share of Series B preferred stock entitles its holder to receive dividends at the same rate paid to common shareholders if the Company declares or pays dividends to common shareholders. The shares of Series B preferred stock are redeemable at $1.00 per share totaling $1,260,000 called by the Company any time after December 31, 1998.

Series C: On November 23, 1998 and January 4, 1999, respectively, the Company issued 133,334 shares of Series C Convertible Preferred Stock, pursuant to a Rule 504, Regulation D limited public offering, at a stated value of $3.00 per share to two corporate investors. The proceeds of this 504 offering were used by the Company to fund an increase of its equity share of the registered capital in the Green Food Peregrine joint venture.

Series C Convertible Preferred Stock shall pay or accrue dividends at the rate of 8% per annum, as a percentage of the Stated Value, payable in cash or Common Stock quarterly, at the option of the Company. Accrued dividends shall be payable upon conversion or redemption Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Convertible Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Convertible Preferred Stock shall be distributed among the holders of Series C Convertible Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall have the right, at the Company's option, to redeem all or a portion of the Series C Convertible Preferred Stock at a price per share equal to the sum of (a) the Stated Value and (b) a sum equal to ten percent (10%) of the Stated Value, computed on a simple interest, non-compounded, and non-annualized basis.

Series D: On March 9, 1999, the Company closed a Regulation D, Rule 506, private sale of 100,000 shares of Series D Convertible Preferred Stock with three institutional investors, having an aggregate value of $1,000,000 for the convertible preferred and the potential for an additional $296,000, resulting from the exercise of 100,000 Warrants attached to such stock. These Warrants expire three years after issue and have an exercise price of $2.96. In the first completed phase of this offering, the Company raised $500,000 in connection with its issue of 50,000 shares of the Series D Convertible Preferred Stock, at a price of $10.00 per share, and issued 50,000 Warrants to the three investors. In addition, the Company issued 3,500 shares of Series D Convertible Preferred Stock and 50,000 Warrants for placement fees. In phase two of this offering, the Company exercised its rights under the offering's Subscription Agreement to receive an additional $250,000 in connection with the issue of 25,000 shares of Series D Convertible Preferred Stock and 25,000 Warrants, upon the filing this "shelf" registration statement utilizing Form SB-2, with respect to the resale of the common stock underlying the Series D Convertible Preferred shares. The Company filed the SB-2 on or about April 16, 1999. In phase three of the offering, a final 25,000 shares of Series D Convertible Preferred stock and 25,000 Warrants will be issued for an additional $250,000, upon the effective date of the SB-2 registration statement.

Series E: On June 21, 1999, the Company commenced its offering of 1,000,000 shares of Series E Convertible Preferred Stock, pursuant to Regulation D, Rule 506. This offering was made with a minimum of 10 Units and a maximum of 100 Units, at a purchase price of $25,000 per Unit. Each Unit consists of
(i) 10,000 shares of the Company's Series E Preferred Stock, $.001 par value per share and $2.50 per share stated value and (ii) a warrant to purchase 5,000 shares of the Company's common stock, $.001 par value per share. The Preferred Stock is non-voting, convertible into shares of Common Stock, and bears a cumulative, non-compounded dividend at the rate of six percent (6%) of the stated value per annum, payable upon conversion of the Preferred Stock in cash or, at the Company's option, in shares of common stock. The Warrants are exercisable at a price of $3.00 per share at any time for a period of two years from the date of issuance.

Rule 144 Stock
--------------

Of the 8,403,462 shares of Common Stock presently issued and outstanding, approximately 2,363,456 shares have been held by non-affiliates of the Company for in excess of one year; an additional 2,695,544 shares of Common Stock have been held by affiliates for in excess of one year. These shares may be sold pursuant to Rule 144, subject to the volume and other limitations set forth under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least one year is entitled to sell, within any three-month period and in accordance with an approved manner of sale, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the Company's common stock during the four calendar weeks preceding such sale, or (ii) 1% of the shares then outstanding. A person who is not deemed to be an "affiliate" of the Company and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the resale limitations of Rule 144.

Holders at June 23, 1999
------------------------

Common Stock                      8,403,462 shares         442 holders
Preferred Stock (Series A)          500,000 shares           1 holder
Preferred Stock (Series B)        1,260,000 shares           3 holders
Preferred Stock (Series C)           58,715 shares           1 holder
Preferred Stock (Series D)           78,500 shares           4 holders
Preferred Stock (Series E)             none

Dividends
---------

The Company has not paid dividends on its common stock and does not anticipate paying dividends. The Company intends to retain future earnings, if any, to finance working capital, to expand its operations, and to pursue its acquisition strategy.

The holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by the Company's Board of Directors out of the assets and funds legally available therefor. The availability of funds to the Company is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

The Company has accrued dividends for its Series B Convertible Preferred Stock in the amount of $85,050.00, as of December 31, 1997 and $198,450 as of December 31, 1998. The Company booked a dividend charge of $83,334 and accrued dividends of $2,217 in 1998 resulting from the less than market conversion price for Company's common stock pursuant to the terms of the Series C Convertible Preferred Stock. In addition, the Company recorded a deemed dividend of $35,000 as the value of the beneficial conversion feature of the Series D Convertible Preferred Stock as of March 31, 1999.

                           EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

The following table relates to executive compensation paid during 1997 -
1999

                                   Annual Compensation             Long-Term Compensation
                              ----------------------------      ----------------------------
                                                                   Stock
                                                                   Awards
Name & Position               Salary      Bonus      Total      (Restricted)      Options(2)
---------------               ------      -----      -----      ------------      ----------

Roy G. Warren(1)             $120,000              $120,000                         410,914
President
[8/15/97 to date]
Chief Executive Officer
[5/11/99 to date]

Charles Beech(3)                                                                    510,914
Chairman
[4/20/97 to 6/1/97
and 4/30/98 to date]
Chief Executive Officer
[4/20/97 to 5/11/99]

Michael Davis                                                                        25,000
Chief Financial Officer
[10/1/97 to date]

Paul Downes (4)                                                                   1,383,705
Chairman
[8/15/97 to 4/30/98]

Philip Pearce                                                     25,000(5)
Director
[4/20/97 to date]

<F1>(1)  At the rate of $10,000 per month (partial year 1997, $80,000).
<F2>(2)  The Options listed above were authorized by a Directors' resolution on
         April 20, 1997, except for Mr. Davis' Options, which were granted October 1, 1997. At that time, a market did not exist for the Company's unrestricted shares, which had a par value of $0.001.
<F3>(3)  Prior to March of 1997, the executive officer of  the Company's predecessor, China Peregrine Enterprises, Limited (CPEL), was compensated through his equity interests in that partnership entity for his limited day to day function in the running of the U.S. operation of CPEL. Upon the receipt of the Company's common stock in exchange for assets, China Peregrine Enterprises, Limited .made a distribution of that common stock to its equity participants in accordance with their respective equity interests. Mr. Beech has not receive compensation as an officer, employee or representative of CPEL or the Company.
<F4>(4)  These options were granted to Tamarind Management, Ltd., an affiliate of Mr. Downes.
<F5>(5)  Issued in 1997.

Option Grant Table
------------------

                                     Securities
                              -------------------------
                              Underlying     Percentage     Per Share       Expiration
Name & Position               Options(1)      of Total      Exercise $         Date
---------------               ----------     ----------     ----------      ----------

Roy G. Warren                   160,914         5.17%         $1.00         4-28-2002
President                       250,000         8.03%         $1.00         4-29-2002
[8/15/97 to date]
Chief Executive Officer
[5/11/99 to date]

Charles Beech                   160,914         5.17%         $1.00         4-28-2002
Chairman                        350,000        11.28%         $1.00         4-29-2002
[4/20/97 to 6/1/97
and 4/30/98 to date]
Chief Executive Officer
[4/20/97 to 5/11/99]

Dale Reese                      700,000        22.57%         $1.00         4-29-2002
Chairman/Treasurer
[6/1/97 to 8/15/97]

Michael Davis                    25,000         0.8%          $1.00         9-30-2002
Chief Financial Officer
[6/97 to date]

Paul Downes (2)                 683,705       22.05%          $1.00         4-28-2002
Chairman                        700,000       23.57%          $1.00         4-29-2002
[8/15/97 to 4/30/98]

<F1>(1)  The Options listed above are exercisable for common stock, which has a par value of $0.001.
<F2>(2)  These options were granted to Tamarind Management, Ltd., an affiliate of Mr. Downes.

Aggregated 1998 Fiscal Year End Option Value Table
--------------------------------------------------

                            Securities Underlying             Value of "In The Money"
Name & Position             Unexercised Options(1)      Unexercised Options at 12-31-98(2)
---------------             ----------------------      ----------------------------------

Roy G. Warren                     410,914                             $-0-
President
[8/15/97 to date]
Chief Executive Officer
[5/11/99 to date]

Charles Beech                     510,914                             $-0-
Chairman
[4/20/97 to 6/1/97
and 4/30/98 to date]
Chief Executive Officer
[4/20/97 to 5/11/99]

Michael Davis                      25,000                             $-0-
Chief Financial Officer
[6/97 to date]

Dale Reese                        700,000                             $-0-
Chairman/Treasurer
[6/1/97 to 8/15/97]

Paul Downes (3)                 1,383,705                             $-0-
Chairman
[8/15/97 to 4/30/98]

<F1>(1)  The Options listed above were authorized by a Directors' resolution on
         April 20, 1997. At that time, a market did not exist for the Company's unrestricted shares, which had a par value of $0.001.
<F2>(2)  On December 31, 1998, the Company's unrestricted common stock was quoted on the NASD Over The Counter Electronic Bulletin Board at a closing price of $1.00; the reported dollar values represent the "in-the money" value of the options listed as of the 1998 year end.
<F3>(3)  These options were granted to Tamarind Management, Ltd., an affiliate of Mr. Downes.

Employment Contracts
--------------------

There are no written employment contracts for the individuals listed in this item.

                      CHANGES IN AND DISAGREEMENTS WITH
             ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company has not had any changes in or disagreements with its independent accountants.

                            FINANCIAL STATEMENTS

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

                               --------------

             REPORT ON AUDITED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                               --------------

               China Peregrine Food Corporation and Subsidiary

                 Index to Consolidated Financial Statements

Report of Independent Certified Public Accountants                     F-2

Consolidated Financial Statements
  Balance Sheets                                                       F-3
  Statements of Operations and Comprehensive Loss                      F-5
  Statement of Shareholders' Equity                                    F-6
  Statements of Cash Flows                                             F-9
  Summary of Accounting Policies                                       F-11
  Notes to Financial Statements                                        F-15

             Report of Independent Certified Public Accountants

To the Board of Directors
China Peregrine Food Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of China Peregrine Food Corporation (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Peregrine Food Corporation and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles in the United States.


/s/ BDO Seidman, LLP
Los Angeles, California
March 31, 1999

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                         -------------------------
                                                                            1997           1998
                                                                         -------------------------

Assets (Note 3)

Current assets
  Cash and cash equivalents                                              $  435,630     $  748,590
  Accounts receivable, less allowances for doubtful
   accounts of $20,546 and $848,116                                         390,132        509,717
  Subscription receivable                                                         -        235,000
  Other receivable                                                           18,135         73,963
  Inventory (Note 1)                                                         77,547        868,238
  VAT refund receivable                                                      31,525         51,069
  Prepaid expenses                                                          119,611         84,877
  Deposits                                                                   24,693         19,727
                                                                         -------------------------
Total current assets                                                      1,097,273      2,597,181
Property, plant and equipment, net (Notes 2 and 3)                        1,692,141      5,806,767
Construction in progress                                                    138,501         55,735
Goodwill                                                                          -        293,096
Trademark and other deferred expenses                                             -        119,827
Proprietary technology, net                                                  60,593         52,242
Start up costs, net                                                         428,389        248,732
                                                                         -------------------------

Total assets                                                             $3,416,897     $9,173,580
                                                                         =========================

Liabilities and Shareholders' Equity

Current liabilities
  Bank loans in Meilijian (Note 3)                                       $        -     $1,425,345
  Bank loans in GFP (Note 3)                                                905,819      1,147,523
  Current portion of long-term bank loan in GFP (Note 3)                    120,776              -
  Current portion of note payable                                                 -         58,104
  Accounts payable                                                          215,381        868,760
  Accrued liabilities                                                       800,064      1,178,563
  Accrued payroll                                                                 -         39,162
  Advances from customers                                                    10,681        241,354
  Dividends payable                                                          85,050        200,667
                                                                         -------------------------
Total current liabilities                                                 2,137,771      5,159,478

Note payable, less current portion (Note 4)                                       -        192,741
Long term bank loan in GFP, less current portion (Note 3)                   205,319              -
Long-term related party loan (Note 4)                                             -        677,583
                                                                         -------------------------
Total liabilities                                                         2,343,090      6,029,802
Minority interest                                                           265,831      1,128,787

Commitments and contingencies (Note 1 and 10)

Shareholders' Equity (Notes 8 and 9):
  Series A convertible preferred stock, par value $0.001 per share,
   500,000 shares authorized, 500,000 shares issued and
   outstanding                                                                  500            500
  Series B convertible, 9% cumulative, and redeemable preferred
   Stock, stated value $1.00 per share, 1,260,000 shares authorized,
   1,260,000 shares issued and outstanding, redeemable at
   $1,260,000                                                             1,260,000      1,260,000
  Series C convertiable, 8% cummulative and redeemable
   Preferred stock, stated value $3.00 per share, 83,334
   Shares issued and outstanding                                                  -        250,000
  Common stock, par value $0.001 per share, 20,000,000 shares
   Authorized, 5,289,000 and 7,717,957 shares issued and
   Outstanding                                                                5,289          7,718
  Stock subscribed                                                                -        235,000
  Additional paid-in capital                                              4,075,130      7,427,082
  Accumulated deficit                                                    (4,370,266)    (7,031,046)
  Accumulated other comprehensive loss                                     (162,677)      (134,263)
                                                                         -------------------------

Total shareholders' equity                                                  807,976      2,014,991
                                                                         -------------------------

Total liabilities and shareholders' equity                               $3,416,897     $9,173,580
                                                                         =========================

  See accompanying summary of accounting policies and notes to consolidated financial statements.

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                           AND COMPREHENSIVE LOSS

                                                                     Years ended December 31,
                                                                    ---------------------------
                                                                       1997            1998
                                                                    ---------------------------

Net sales                                                           $   730,195     $ 2,870,714

Cost of goods sold                                                      852,277       2,859,694
                                                                    ---------------------------

Gross margin (loss)                                                    (122,082)         11,020

Selling expense                                                         380,836         523,465
General and administrative expense                                    1,873,360       2,106,641
                                                                    ---------------------------

Loss from operations                                                 (2,376,278)     (2,619,086)

Other (income) expense:
  Interest expense, net                                                 234,517         299,735
  Other - net                                                           (58,200)         97,327
                                                                    ---------------------------

Loss before income taxes                                             (2,552,595)     (3,016,148)

Income taxes (Note 6)                                                         -               -
                                                                    ---------------------------

Loss before minority interest                                        (2,552,595)     (3,016,148)

Less loss of subsidiaries attributable to minority interest            (474,007)       (554,319)
                                                                    ---------------------------

Net loss                                                             (2,078,588)     (2,461,829)

Dividends accrued for Series B preferred stock                           85,050         113,400
Dividends accrued for Series C preferred stock                                -          85,551
                                                                    ---------------------------

Net loss applicable to common shares                                $(2,163,638)    $(2,660,781)
                                                                    ===========================

Loss per share                                                      $     (0.59)    $     (0.41)
                                                                    ===========================

Weighted average number of common shares outstanding                  3,681,827       6,430,337
                                                                    ===========================

Comprehensive loss and its components consist of the following:

Net loss                                                            $(2,078,588)    $(2,461,829)

Foreign currency translation adjustment                                   1,839          28,414
                                                                    ---------------------------

Comprehensive loss                                                  $(2,076,749)    $(2,433,415)
                                                                    ===========================

  See accompanying summary of accounting policies and notes to consolidated financial statements.

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                                                        Accumulated
                                                                    Additional                             Other
                                                                     Paid-In   Accumulated    Stock    Comprehensive
                               Shares     Amount    Shares   Amount  Capital     Deficit    Subscribed     Loss         Total
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996            - $        - 1,040,000  1,040    908,115  (2,206,628)              (164,516)    (1,461,989)

Recapitalization                500,000        500 1,285,000  1,285                                                        1,785
Issuance of Series B
 preferred stock              1,260,000  1,260,000                                                                     1,260,000
Assumption of CPEL's accrued
 legal fees                                          200,000    200    199,800                                           200,000
Issuance of stock for legal
 fees for fund raising                                15,000     15     14,985                                            15,000
Issuance of stock for stock
 promotion service                                   100,000    100     99,900                                           100,000
Issuance of stock for
 finder's fees                                        35,000     35     34,965                                            35,000
Rule 504 Regulation D
 issuance                                            975,000    975    974,025                                           975,000
Issuance of stock for
 finders' fee                                         10,000     10      9,990                                            10,000
Rule 144 issuance                                  1,320,000  1,320  1,318,680                                         1,320,000
Issuance of stock for
 consulting service                                   24,000     24     23,976                                            24,000
Issuance of stock for
 accounting service                                   15,000     15     14,985                                            15,000
Rule 144 issuance                                    200,000    200    199,800                                           200,000
Issuance of stock for
 consulting service                                   25,000     25     24,975                                            25,000
Issuance of stock for a
 director's fee                                       25,000     25     24,975                                            25,000
Issuance of stock for travel
 expense                                              20,000     20     19,980                                            20,000
Net loss                                                                        (2,078,588)                           (2,078,588)
Compensation due to issuance
 of options                                                            205,979                                           205,979
Preferred stock dividends
 accrued                                                                           (85,050)                              (85,050)
Translation adjustments                                                                                     1,839          1,839
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997    1,760,000 $1,260,500 5,289,000 $5,289 $4,075,130 $(4,370,266)             $(162,677)   $   807,976
=================================================================================================================================

Issuance of stock in
 exchange for stock
 promotion service                                    50,000     50     49,950                                           50,000
Issuance of stock to acquire
 2.4% interest in GFP                                120,000    120    119,880                                          120,000
Issuance of stock to in
 exchange for furniture
 purchases                                             5,272      5     11,857                                           11,862
Rule 506 Regulation D
 issuance                                            557,000    557  1,391,943                                        1,392,500
Issuance of stock to acquire
 52% interest in Meilijian                         1,531,685  1,532  1,530,153                                        1,531,685
Issuance of stock for
 warrants exercised                                  165,000    165    164,835               100,000                    265,000
Issuance of Series C
 preferred to Utah Resource
 International, Inc.             83,334    250,000                                                                      250,000
Deemed dividends                                                        83,334     (83,334)                                   0
Stock subscribed                                                                             135,000                    135,000
Net loss                                                                        (2,461,829)                          (2,461,829)
Series B preferred stock
 dividends                                                                        (113,400)                            (113,400)
Series C preferred stock
 dividends                                                                          (2,217)                              (2,217)
Translation adjustments                                                                                    28,414        28,414

Balance, December 31, 1998    2,010,000 $1,510,500 7,717,957 $7,718 $7,427,802 $(7,031,046)  235,000    $(134,263)   $2,014,991
                              =================================================================================================

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
              Increase (Decrease) in Cash and Cash Equivalents

                                                               Years ended December 31,
                                                             -----------------------------
                                                                 1997             1998
                                                             -----------------------------

Cash flows from operating activities:
  Net loss                                                   $(2,163,638)     $(2,461,829)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                398,261          732,684
    Provision for bad debts                                        7,362           16,178
    Inventory provision                                                -           37,291
    Loss on disposal of fixed assets                                 869          108,459
    Stock issuance in exchange for services and expenses         269,000           66,862
    Directors compensation for options granted                   205,979                -
    Minority interest                                           (474,007)         862,957
    Increase (decrease) from changes in:
      Accounts receivable                                       (146,986)        (732,544)
      Other receivable                                            11,976         (255,441)
      Inventory                                                  (28,216)        (746,725)
      VAT refund receivable                                       (4,366)         (25,543)
      Prepaids and other assets                                 (124,126)           8,734
      Accounts payable                                          (153,644)         691,402
      Advances from customers                                          -          230,673
      Accrued liabilities                                        186,683          261,444
      Dividends payable                                           85,050
                                                             -----------------------------

Net cash provided by (used in) operating activities           (1,929,803)      (1,205,398)
                                                             -----------------------------

Cash flows from investing activities
  Purchase of equipment and machinery                           (128,727)         (81,787)
  Additions to construction in progress                                -           (3,570)
  Acquisition American Flavors interest                                -         (236,980)
                                                             -----------------------------

Net cash used in investing activities:                          (128,727)        (322,337)
                                                             -----------------------------

Cash flows from financing activities:
  Proceeds of related party loans                              1,515,000                -
  Repayment of related party loan                             (1,581,279)               -
  Repayment on notes payable                                           -          (32,000)
  Increase in related party loan                                       -           16,787
  Proceeds of Series A preferred stock                               500                -
  Proceeds of issuance to founders                                 1,285                -
  Proceeds from Rule 504 offering                                975,000                -
  Proceeds from Rule 144 offering                              1,520,000                -
  Proceeds from Rule 506 offering                                      -        1,387,500
  Proceeds of Series C preferred stock                                 -          250,000
  Proceeds from warrants exercised                                     -          165,000
                                                             -----------------------------

Net cash provided by financing activities                      2,430,506        1,787,287
                                                             -----------------------------

Effect of exchange rate changes on cash                            5,468           53,409
                                                             -----------------------------

Net increase in cash and cash equivalents                        377,444          312,960

Cash and cash equivalents, beginning of year                      58,186          435,630
                                                             -----------------------------

Cash and cash equivalents, end of year                       $   435,630      $   748,590
                                                             =============================

Cash paid during the year:
  Interest                                                   $   211,096      $   265,523

Supplemental Disclosure of Non-Cash Activities:

In 1997 the Company issued 1,260,000 shares of Series B preferred stock at a stated value of $1.00 per share to three shareholders in consideration for their assumption of the obligation to repay $1,260,000 of a line of credit utilized by CPEL for operations during 1995 and 1996.

In 1997, the Company issued a total of 469,000 shares of common stock at $1.00 per share to various individuals and entities in connection with the assumption of the obligation to repay accrued legal expense of $200,000 incurred by CPEL and the payment of various services or expense aggregating $269,000. Please see details in Note 9.

In 1997, the Company granted to four non-employee directors 1,638,828 options to purchase common stock. According to SFAS 123, the Company recognized compensation expense of $205,979 by adding the same amount to additional paid-in capital.

In January 1998, the Company issued 50,000 shares of common stock at $1.00 per share in exchange for stock promotion services provided by a capital service company.

On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to an individual in exchange for his services in connection with the furnishing of the Company's corporate office.

On February 19, 1998 the Company issued 120,000 shares of common stock at $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997 to acquire all of ACPL's interest and rights (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd.

On May 2, 1998, as part of a Rule 506 Regulation D offering, the Company issued 2,000 shares of common stock at $2.50 per share in exchange for accounting services provided by two existing shareholders.

On August 8, 1998 the Company issued 1,531,685 shares of common stock at $1.00 per share as consideration for 52% of American Flavor China's interest in and rights to Hangzhou Meilijian Dairy Products Co. Ltd.

On December 29, 1998, the Company sold 50,000 shares of Series C preferred stock to an institutional investor at $3.00 per share with 450,000 warrants attached at an exercise price of $1.00 per share expiring at April 30, 1999. Accordingly, the Company recorded a stock subscription of $135,000, net of expense of $15,000 as of December 31, 1998. The Company received the proceeds of $135,000 on January 4, 1999.

On October 1998, the Board of Directors of the Company decided to reduce the exercise price of warrants issued during the Rule 504, Regulation D offering in 1997 from $5.00 to $1.00. Subsequently, certain holders of 265,000 warrants exercised their warrants at $1.00 per share. The Company issued 165,000 shares of common stock in December and recorded $100,000 of stock subscribed as of December 31, 1998, which has been fully collected in February 1999.

  See accompanying summary of accounting policies and notes to consolidated financial statements.

               CHINA PEREGRINE FOOD CORPORATION AND SUBSIDIARY

                       SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

China Peregrine Food Corporation (formerly Shakespeare Holding, Inc.) (the Company) was incorporated under the laws of the State of Delaware on April 26, 1996. Shakespeare Holdings, Inc. was a shell company without any substantial assets and operating activities until it merged with China Peregrine Enterprises, Ltd. in March, 1997.

In February, 1997, the Company issued 25,000 shares of common stock to acquire a 100% equity interest in Manor Products Corp. (Manor), a Delaware company, established on January 26, 1996. Manor was a shell company with 331 shareholders.

On March 5, 1997, the Company issued 1,040,000 shares of its common stock in exchange for a 100% equity interest in China Peregrine Enterprise, Limited (CPEL). CPEL was a Texas limited partnership, which was created for the sole purpose of controlling the operation of a joint venture in Shanghai, China known as Green Food Peregrine Children's Food Co. Ltd.

Green Food Peregrine Children's Food Co. Ltd. (GFP) is a foreign investment equity joint venture with registered capital of US$5 million and established under the law of People's Republic of China on July 3, 1993. The Company accounted for 67.6%, China National Green Food Corporation accounted for 30%, and Amer-China, an Illinois limited partnership, accounted for 2.4% of the GFP's equity interest as of December 31, 1997. GFP has been focusing on providing better nutrition for infants and children in China through the development of advanced food technology and marketing expertise from the West. Currently, GFP is manufacturing and distributing dairy products in Shanghai, China and is developing a number of new and non-carbonated beverages for infants and school age children. GFP has intentions to operate in the cities with a population more than 2 million throughout China.

On May 2, 1998, the Company approved and ratified an agreement between the Company and China National Green Food Corporation to satisfy the need for additional capital for GFP by the contribution of $1,500,000 by the Company over the next 18 months. This contribution will constitute an increase in the registered capital in GFP attributed to the Company and a commensurate increase in the equity holding of the Company in GFP from 70% (after the approval of the Company's acquisition of ACPL's equity interest) to 76.92%. In addition, the right to match this additional capital contribution to maintain the status quo of the investment has been waived by China National Green Food Corporation.

In line with Chinese government regulations, the change of investment ratio in GFP must be approved by the Ministry of Foreign Trade and Economic Cooperation (MOFTEC) in China. Therefore, the Company has agreed to provide an interim loan of $500,000 in traunches to GFP and convert this loan into registered capital upon obtaining MOFTEC's approval.

This issuance of the Company's common stock to the former CPEL's partners made the Company become an active operating entity. Generally accepted accounting principles requires that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purpose, therefore, this transaction has been accounted for as a "reverse acquisition" for financial reporting purposes. The relevant acquisition process utilizes the capital structure of Shakespeare Holdings, Inc. and the assets and liabilities of CPEL and its subsidiary are recorded at their historical cost.

CPEL is the continuing operating entity for financial reporting purposes and the financial statements prior to March 5, 1997 represent CPEL's financial position and results of operations. The assets of $1,785 and shareholders' equity of $1,785 of Shakespeare Holdings, Inc. are included as of March 5, 1997. Although CPEL is deemed to be the acquiring company for financial accounting and reporting purpose, the legal status of the Company as the surviving corporation does not change.

Concurrent with the reverse acquisition, the Company changed its corporate name from Shakespeare Holdings, Inc. to China Peregrine Food Corporation with headquarters located in West Palm Beach, Florida.

On June 18, 1998, the Company entered into a definitive agreement with American Flavor China, Inc. a U.S. based entity to acquire its 52% equity interest in Hangzhou Meilijian Dairy Products, Co. Ltd. (HMDP) This acquisition transaction was effective on August 1, 1998. The terms of this acquisition are as follows: 1) to assume $285,637 of debt of American Flavor China, Inc., 2) to pay cash of $210,000, and 3) to issue 1,531,685 shares of the Company's common stock at $1 per share. As a result of this acquisition transaction, the Company recognized goodwill of $319,741, which will be amortized over a period of five years on a straight-line basis.

The Company has suffered recurring losses from operations and had negative working capital. Management of the Company has taken and continues to take various steps to raise necessary funds for its operational activities and improve its operating efficiency. In January 1999, the Company signed a Master Licensing Agreement with Warner Brothers Consumer Products Co.. and obtained the right to utilize Warner Brothers' "Looney Tunes"TM character images and names in the Shanghai and Hangzhou greater metropolitan areas. This licensing agreement gives the Company exclusive rights with respect to such images and names in the defined geographic regions for use in connection with specified categories of products sold by the Company's subsidiaries in those areas. The Company will introduce these "Looney Tunes"TM products in the Shanghai and Hangzhou markets in the summer of 1999. In addition, the Company has negotiated a private offering for additional equity financing having maximum proceeds of $2,500,000. That offering will involve the issuance of a new class of convertible preferred at a purchase price of $2.50 per share. During 1999, the Company received a "term sheet" for this transaction, which has been approved by management. The Company has been informed that the transaction can be closed by the end of May 1999. See fund raising activities disclosed in Note 9 and Note 11.

Basis of Accounting

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation. The minority interests in the two Chinese joint ventures has been reported as a separate line item on the consolidated balance sheet. The consolidated financial statements are presented in U.S. dollars.

Revenue Recognition

The Company recognizes revenue when the risk of loss for the product sold passes to the customer which is generally when goods are shipped.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory Valuation

Inventory is stated at the lower of cost or market. Costs are determined on a first-in and first-out basis.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company's foreign subsidiary are determined using local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed primarily utilizing the straight-line method over the estimated useful lives of the assets as follows:

                                            Estimated Useful
                                                  Life
                                               (in years)
                                            ----------------

Plant and building                                 20
Machinery and equipment                            10
Computer, office equipment and furniture            5
Vehicles                                            5

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of income.

VAT Refund Receivable

The Company's subsidiary in China, GFP, is subject to value added tax (VAT) imposed by the Chinese government on its domestic sales. The output VAT is 17% for sales of chocolate milk and 13% for sales of fresh milk. The input VAT is paid when GFP purchases raw materials. According to the relevant government regulation, the input VAT can be offset against output VAT. The VAT payable account balance is the amount of output VAT reduced by the amount of input VAT on a cumulative basis. VAT refund receivable is the excess of input VAT over output VAT.

Construction in Progress

Construction in progress represents another plant in Beijing, China. The construction in progress is stated at cost. All direct costs relating to the construction of the plant are capitalized as long-term assets.

Proprietary Technology

The proprietary technology is composed mainly of patents and recipes for various milk products and other drinking products. The proprietary technology is being amortized over a period of ten years starting from April 1995, when GFP began its commercial production in China.

Goodwill

Goodwill represents the excess of acquisition cost over the net assets acquired in business combinations in 1998. Goodwill is amortized on a straight line basis over five years.

Periodically, the Company reviews the recoverability of goodwill as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to Be Disposed Of." The measurement of possible impairment is based primarily on the undiscounted future operating cash flows without interest charges of the acquired entity over the remaining amortization period. Based upon its most recent analysis, the Company believes that no material impairment exists at December 31, 1998. The assessed recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The amortization expense for the year ended December 31, 1998 was $26,645.

Start Up Costs

Start up costs represents costs incurred in setting up the GFP headquarters and its plants in order to operate on a commercial basis. Such costs are capitalized and amortized over a period of five years from the date of commencement of business.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable and the deferred income tax asset allowance. Actual results could differ from those estimates.

Accounts Receivable and Concentration of Credit Risk

The Company's main business are manufacturing and distribution. During the normal course of business, the Company extends unsecured credit to its customers located in Shanghai area. The Company reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate at each year end. The Company maintains its cash accounts in high quality financial institution.

Fair Value of Financial Instruments

The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable, accrued payable and notes payable are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to change with market interest rates.

Income Taxes

The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Accounting for the Impairment of Long Lived Assets and of the long-lived Assets to Be Disposed of

Statement of the Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed Of" (SFAS 121) establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company has adopted this accounting standard and its effects on the financial position and the results of operations were immaterial.

Earnings (Loss) Per Share

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The statement replaces the calculation of primary and fully diluted earnings
(loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share. All earnings (loss) per share amounts have been restated to conform to the requirements of SFAS 128. For the years ended December 31, 1997 and 1998, total stock options and stock warrants of 4,029,553 and 4,945,867 were not included in the computation of diluted earnings per share owing to their antidilutive effect.

Stock-based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123). The Company adopts the intrinsic value method of accounting for employee stock options and disclose the pro forma impact on net income and earnings per share as if the fair value based method had been applied. For equity instruments, including stock options issued to non-employee, including directors, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform with the 1998 presentation.

Comprehensive Income (Loss)

During the year ended January 1, 1999 the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations. Comprehensive income (loss) is comprised of net income and all changes to stockholders' equity except those due to investments by owners and distributions to owners. Adoption of SFAS 130 did not have a material impact on the Company's financial position or results of operations.

New Accounting Standards Not Yet Adopted

Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (SFAS No.
132) is effective for financial statements with fiscal years ending beginning after December 15, 1997; earlier application is permitted. The new standard revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures previously required when no longer useful. The Company does not expect the adoption of SFAS No. 132 to have a material effect, if any, on its financial position or results of operations.

Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities" which will be effective for financial statements for fiscal years after December 15, 1998 and requires that costs of start-up activities, including organization costs, be expensed as incurred. In accordance with SOP 98-5, the Company expects to write off start up costs in its subsidiaries in the first quarter of 1999, the effect will be $248,732.

Note 1.  Inventory

Inventory consists of:

                        December 31,
                    -------------------
                     1997        1998
                    -------------------

Raw materials       $69,678    $554,069
Finished goods        7,869     314,169
                    -------------------
Total               $77,547    $868,238
                    ===================

Note 2.  Property, Plant and Equipment

Property, plant and equipment consists of:

                                                     December 31,
                                              --------------------------
                                                 1997           1998
                                              --------------------------

Plant and buildings                           $  495,661     $ 1,774,021
Machinery                                      1,306,070       5,203,059
Computer, office equipment and furniture         172,100         494,835
Vehicles                                         236,567         307,155
                                              --------------------------

                                               2,210,398       7,779,071
Accumulated depreciation and amortization       (518,257)     (1,972,303)
                                              --------------------------
Property, plant and equipment, net            $1,692,141      $5,806,767
                                              ==========================

Note 3.  Bank Loans

The balances of the short-term bank loans in Meilijian consists of:

                                              December 31,
                                                 1998
                                              ------------

      Bank of China                            $1,244,157
      Construction Bank of China                  181,188
      Industry and Commerce Bank of China               -
                                               ----------
      Total                                    $1,425,345
                                               ==========

The Company obtained revolving lines of credit from major state-owed commercial banks in China for working capital purposes. In the aggregate, these lines of credit allowed the Company to borrow money up to RMB13 million (approximately US$1,570,000 as of December 31, 1998). These lines of credit have terms ranging from three months to seven months with a floating interest rate at December 31, 1998 ranging from 7.5% to 10% per annum subject to change based on notice from the central bank, People's Bank of China.
In China, these lines of credit are generally renewable as long as Meilijian pays all interest on a timely basis.

All these lines of credit were guaranteed by Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd., a related party to Hangzhou United Dairy Company. At December 31, 1998, all the lines of credits from Bank of China were collateralized by substantially all the fixed assets of Hangzhou Meilijian, in addition to the guarantee provided by Hangzhou AOYIPOLLEN Pharmaceutical Co., Ltd.

The balances of the bank loans in GFP consists of:

                                                              December 31,
                                                        -------------------------
                                                           1997           1998
                                                        -------------------------

      Construction Bank of China - short term           $  905,819     $  881,781
      Development Bank of China - short term               120,776        265,742
      Development Bank of China - long term portion        205,319
                                                        -------------------------
      Total                                             $1,231,914     $1,147,523
                                                        =========================

The repayment of these two loans was delayed as of December 31, 1997. In June 1998, GFP entered into an agreement with the above two banks, respectively, regarding the repayment of these two loans. The agreement specifies that GFP would make payment of approximately $50,000 quarterly to each bank beginning September 1998 and that all the remaining balance due to each bank would be paid off as of December 31, 1999. As of December 31, 1998, GFP's repayment is current.

Note 4.  Long-Term Debt

During the process of acquiring from American Flavor China, Inc. the 52% of equity interest in and to Meilijian, the Company issued a promissory note to assume the American Flavor's debt owed to a supplier. The face value of that unsecured note was $282,637.53 at an interest rate of 10.5% per annum. The balance at December 31, 1998 was $250,845. The note has a monthly installment payment of $7,250 with 23 payments and a balloon payment of $159,862.38 on July 15, 2000. The minimum cash payments are $87,000 in 1999 and 203,462 in 2000. The note has a late charge article that the Company will be charged 3% of overdue principal and interest if the note holder does not receive the payment within 15 days of the monthly due dates.

Long Term Related Party Loan

Related party loan consisted of:

      December 31,                                   1998
                                                     ----

      Shareholder loans-Fixed assets               $560,080
      Shareholder loans-Trademark                    36,238
      Shareholder loans - Interest accumulated       81,265
                                                   --------
      Long-term related party loans                $677,583
                                                   ========

In the course of setting up Hangzhou Meilijian, the Chinese investor, Hangzhou United Dairy Co. (HDC), contributed fixed assets with a value in excess of its required capital contribution amount. Based on an agreement signed by the Chinese and American investors, the excess portion was treated as a fixed asset loan from HDC at an interest 8% per annum.

On January 1, 1994, HDC provided the Company with the use of its trademark, which was valued at RMB500,000 (approximately US$60,245). The Company recorded this trademark value as a part of deferred assets and a shareholder loan. The Company recorded amortization of RMB50,000
(approximately US$6,025) per year for trademark and paid cash of RMB50,000 to HDC per year against the shareholder loan.

Note 5.  Related Party Transactions

a)  Related Party Loans from China National Green Food Company

During the organization period of GFP, China National Green Food Corporation, one of the three partners of GFP, wired RMB6,600,000 (approximate US$795,353) in the form of shareholder's loan to GFP to finance its activities. In April, 1996, China National Green Food Corporation wired another RMB2,000,000 (approximately US$241,016) in the form of shareholder's loan to GFP. All these shareholder's loans have been converted to paid-in capital to satisfy the registered capital requirements contained in the Article of Association of GFP. To date, a total of interest payable of RMB882,721 (approximately US$106,375) has been converted into paid-in capital as part of the registered capital under the name of China National Green Food Corporation.

In April and November 1996, China National Green Food Corporation loaned RMB350,000 (approximately US$42,178) and RMB200,000 (approximately US$24,101), respectively, to GFP to finance its working capital. An interest rate of 12.4% per annum was applied to determine relevant interest accrual. These two loans were being paid off in September and October, 1997, respectively.

c)  Related Party Loans from Shareholders of the Company

In January and March, 1997, one shareholder and three shareholders together provided loan of US$200,000 and US$1,315,000, respectively, to satisfy registered capital needs of GFP by the end of March, 1997. These two loans were paid off during May and June 1997 by using the proceeds of various stock offerings.

d)  Related party purchase

Meilijian purchased from ranches owned by Hangzhou United Dairy Company raw milk of US$2,933,221 and US$1,480,528 for the period ended December 31, 1997 and 1998.

Note 6.  Income Taxes

For federal income tax purpose, income tax expense in 1996 for CPEL was passed through to the individual partners. From January 1 to March 5, 1997, CPEL did not have any operating activities.

The Company's subsidiaries, GFP and HMDP, are operating in China and subject to the Chinese Foreign Investment Enterprise Income Tax at the rate of 33%, of which 30% is attributed to central government and 3% to provincial government. In line with relevant income tax law, a foreign investment enterprise with an operating period of more than ten years is entitled to have a 100% income tax credit for two years and a 50% income tax credit for three years starting from the first profit-making year and the net operating losses can be carried forward for five years. The following tables reflect the consolidated income tax provision for the Company.

                                 Years ended December 31,
                                 ------------------------
                                     1997         1998
                                 ------------------------
Current
  Federal                          $      -     $      -
  Foreign                                 -            -
                                   ---------------------
                                   $      -     $      -
                                   =====================

The components of the net deferred tax assets and liabilities are as follows:

                                                 December 31,
                                         ----------------------------
                                            1997             1998
                                         ----------------------------

The U.S. Company
  Deferred tax assets:                   $   298,161      $   902,832
    Net operating loss carryforwards        (298,161)        (902,832)
                                         ----------------------------
    Valuation allowance                            0                0
                                         ----------------------------

Foreign (China)
  Deferred tax assets:                             0           12,304
    Inventory allowance                        6,780          281,259
    Bad debt allowance                     1,303,234        1,770,201
                                         ----------------------------
    Net operating loss carryforwards      (1,310,014)      (2,063,764)
                                         ----------------------------
    Valuation allowance                            0                0
                                         ----------------------------
                                         $         0      $
                                         ============================

Management is unable to determine whether the realization of the net deferred tax asset is more likely than not, therefore, a 100% valuation allowance has been established.

The difference between the effective tax rate and that computed under the federal statutory rate is as follows:

                                         December 31,
                                      -------------------
                                       1997        1998
                                      -------------------

Federal statutory rate                (34.0)%     (34.0)%
Utilization of net operating loss      34.0%       34.0%
                                      -----------------
                                        0.0%        0.0%
                                      =================

At December 31, 1998, the Company had net operating loss carryforwards of approximately $2,600,000 with expirations through 2019 in the U.S. and approximately $5,400,000 with expirations through 2004 in China.

Note  7.  Commitments and Contingencies

Commitments

The Company leases office space at its corporate offices in Florida under operating leases expiring in February, 2004.

The Company's subsidiary in China, GFP, has leased the plant land and office building in Shanghai under operating leases expiring at June 30, 2043 and a month to month tenancy, respectively.

The Company's subsidiary in China, Hangzhou Meilijian Dairy Company, has leased the plant land from the City of Hangzhou under operating leases expiring at December 31, 2013.

Future minimum rental payments required under operating leases that have an initial or a remaining lease term in excess of one year at December 31, 1998 are as follows:

Year ending December 31,            Amount
------------------------          ----------

       1999                       $   95,175
       2000                           76,611
       2001                           76,611
       2002                           76,611
       2003                           76,611
       Thereafter                  1,164,730
                                  ----------
                                  $1,566,349
                                  ==========

Rental expense for the years ended December 31, 1997 and 1998 was approximately $82,728 and $112,396, respectively.

Note 8.  Reorganizations and Recapitalization

(a) In February, 1997, the Company reorganized its members of the founding group. As a result, the total founders increased from one entity to three individuals and two entities. Consequently, 788,000 shares of common stock and 500,000 shares of preferred stock with a par value of $0.001 per share were issued to the newly joined founders.

      Each share of Series A preferred stock entitles its holder to receive dividends at the same rate paid to common shareholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to Series A preferred stock. Each share of Series A preferred stock is convertible into one share of common stock, as adjusted, for such things as stock split, stock dividends and other similar dilutive occurrence. At any time subsequent to December 31, 1997 the holder of each share of Series A preferred stock is allowed to convert all or part of the Series A preferred shares into corresponding shares of common stock.

(b) On March 5, 1997, the Company issued 1,040,000 shares of common stock in exchange for a 100% equity of China Peregrine Enterprises, Limited
(CPEL). CPEL was, a Texas limited partnership, set up to manage its interest in the China operation conducted by a Chinese joint venture known as Green Food Peregrine Children's Food Co. Ltd. (GFP). As the two major partners of CPEL were members of the founding group of the reorganized Company, this reverse acquisition was reported as a related party transaction and accounted for in a manner similar to a pooling of interest.

The following table presents all outstanding shares of common stock and Series A preferred stock before the reverse acquisition transaction closed:

                                                 Series A
                                              Preferred Stock        Common Stock        Additional
                                             -----------------    -------------------     Paid-in
                                             Shares     Amount    Shares       Amount     Capital      Total
                                             ----------------------------------------------------------------

Beginning balance at January 1, 1997               -     $  -       472,000    $  472      $    -      $  472

Issuance of Series A Preferred Stock         500,000      500             -         -           -         500

Issuance of common stock to new founders           -        -       788,000       788           -         788

Issuance of common stock to acquire Manor
 Products Corp.                                    -        -        25,000        25           -          25
                                             ----------------------------------------------------------------
Total shareholders' equity                   500,000     $500     1,285,000    $1,285      $    -      $1,785
                                             ================================================================

Note 9.  New Issuance of Common Stock and Preferred Stock

(a) On March 15, 1997, the Company issued 1,260,000 shares of Series B preferred stock with a stated value $1.00 per share to three shareholders after they assumed the Company's obligation to repay approximately $1,260,000 for an outstanding line of credit owed by CPEL to a Tennessee-based financial institution. The outstanding line of credit was incurred during 1995 and 1996 in connection with operation of CPEL and was paid off in full in October, 1997.

      The shares of Series B preferred stock have three features. First, each share of Series B preferred stock is convertible into one share of common stock, as adjusted, for such things as stock split, stock dividends and other similar dilutive occurrence. At any time subsequent to December 31, 1998 the holder of each share of Series B preferred stock, is allowed to convert all of part of the Series B preferred shares into corresponding shares of common stock. Second, each share of Series B preferred stock entitles its holder to accumulate dividends at 9% per annum even if the dividends are payable only upon dissolution and liquidation of the Company and redemption called by the Company. However, each share of Series B preferred stock entitles its holder to receive dividends at the same rate paid to common shareholders if the Company declares or pays dividends to common shareholders. Third, the shares of Series B preferred stock are redeemable at $1.00 per share totaling $1,260,000 called by the Company any time after December 31, 1998.

(b) On May 31, 1997, the Company closed a Rule 504, Regulation D limited public offering of 975,000 units (each unit consisting of one share of common stock and a warrant for one share of common stock) at $1.00 per unit. The net proceeds of this offering amounted to $975,000. These funds were utilized to repay shareholders' loans to the Company, the proceeds of which were utilized to satisfy the registered capital requirements of GFP.

(c) Subsequent to the Rule 504, Regulation D offering in 1997, the Company conducted a Section 4(2) private placement to issue 1,520,000 shares of common stock at $1.00 per share. The investor group involved in this Rule 144 offering was made up largely of the same investor group involved with the Rule 504, Regulation D offering. The total proceeds from this private placement amounted to $1,520,000.

(d) During 1997, the Company incurred consulting, legal and accounting expenses relating to these two fund raising activities, and other directors' fees and travel expenses. In order for the Company to pay these expenses and discharge the obligation to pay the legal expenses incurred in 1995 and 1996 by CPEL, it issued a total of 469,000 shares of common stock at $1.00 per share. These non-cash transactions are presented as follows:

                                                                  Common Stock        Additional
                                                               ------------------      Paid-in
                                                    Date       Shares      Amount      Capital       Total
                                                  ----------------------------------------------------------

Assumption of CPEL's accrued legal fees           03/15/97     200,000      $200       $199,800     $200,000

Issuance of stock for legal fees relating to
 fund raising                                     03/30/97      15,000        15         14,985       15,000

Issuance of stock for stock promotion service     04/15/97     100,000       100         99,900      100,000

Issuance of stock for stock promotion service     05/01/97      35,000        35         34,965       35,000

Issuance of stock for stock promotion service     06/01/97      10,000        10          9,990       10,000

Issuance of stock for consulting service          07/01/97      24,000        24         23,976       24,000

Issuance of stock for accounting service          10/01/97      15,000        15         14,985       15,000

Issuance of stock for consulting service          10/15/97      25,000        25         24,975       25,000

Issuance of stock for a directors' fee            11/01/97      25,000        25         24,975       25,000

Issuance of stock for travel expense              11/17/97      20,000        20         19,980       20,000
                                                  ----------------------------------------------------------
                                                               469,000      $469       $468,531     $469,000
                                                  ==========================================================

e) On January 15, 1998, the Company issued 50,000 shares of common stock at $1.00 per share in exchange for stock promotion services provided by a capital service company.

f) On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to an individual in exchange for his services in connection with the furnishing of the Company's corporate office.

g) On May 2, 1998, the Company issued 557,000 units (each unit composed of one share of common stock and one warrant to purchase one share of common stock) at a price of $2.50 per unit, pursuant to a private offering in accordance with the exemption provided in Rule 506, Regulation D. The net proceeds of this offering were $1,387,500. Among the 557,000 shares issued, 2,000 shares valued at $5,000 were issued in exchange for accounting service. The holders of such warrants are entitled to purchase, from time to time, up to 557,000 shares of common stock, par value $0.001 per share, at an exercise price of $1.00 per share, at any time after June 30, 1998 and through and including June 30, 2003.

h) On February 19, 1998, the Company issued 120,000 shares of common stock at a price of $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997 to acquire ACPL's entire interest and right (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd.

i) On July 31, 1998, the Company issued 1,531,685 shares of common stock to American Flavor China, Inc. to acquire its 52% of equity interest in and to Hangzhou Meilijian Dairy Products Co. Ltd. at $1.00 per share.

      This transaction was accounted for a purchase and the operation results of Meilijian are included as of the date of acquisition.

      The unaudited pro forma results of operations presented below reflect the Company's operations as though the acquisition had taken place at the beginning of each period presented. The pro froma results have been prepared for comparative purposes only, and are not necessarily indicative of what the actual result of operations would have been had such acquisitions occurred at the beginning of the periods presented, or what results of operations will be in the future.

                                                 Years ended December 31,
                                               ---------------------------
                                                   1997            1998
                                                   ----            ----

Revenues                                       $ 6,874,882     $ 5,702,139
Operating income (loss)                         (2,548,983)     (2,637,030)
Net loss                                        (2,254,484)     (3,020,240)
Basic loss per share                                  (.45)          (0.45)
Diluted loss per share                                (.45)          (0.41)
Basic average number of common shares
 outstanding                                     3,213,512       7,345,152
Diluted average number of common shares
 outstanding                                     5,213,512       7,345,152

j) In October 1998, the Board of Directors of the Company decided to reduce the exercise price of warrants issued during the Rule 504, Regulation D offering in 1997 from $5.00 to $1.00. Subsequently, certain holders of 265,000 warrants exercised their warrants at $1.00 per share. The Company issued 165,000 shares of common stock in December and recorded $100,000 of stock subscribed as of December 31, 1998, which was fully collected in February 1999.

k) On November 19, 1998 the Company conducted a Rule 504 Regulation D offering to sell Series C preferred stock to two institutional investors in order for the Company to raise funds to increase its equity capital interest in GFP in 1999. One institutional investor purchased on November 19, 1998, 83,334 shares of Series C preferred stock at $3.00 per share with 83,334 warrants attached at an exercise price of $1.00 per share. The other institutional investor purchased on December 29, 1998 another 50,000 shares of Series C preferred stock at $3.00 per share with 450,000 warrants attached at an exercise price of $1.00 per share and the relevant proceeds were received on January 4, 1999. The total net proceeds of the Rule 504 offering was $385,000, net of offering expenses of approximately $15,000.

Each share of Series C preferred stock has the following features: 1) stated value of $3 per share, 2) dividend accrued at 8% per annum and payable in cash of common stock at the Company's option and upon conversion, at the option of the holder, or redemption, 3) no voting right, and 4) convertible into common stock.

The conversion feature is specified in the offering memorandum as follows: the number of shares of common stock issuable upon conversion of each share of Series C preferred stock shall equal (i) the sum of (A) the stated value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price for each share of Series C convertible preferred stock in effect on any conversion date shall be the lesser of (a) 75% of the average per share market price on the date of the applicable holder conversion notice or (b) $3.00 per share, provided that, during the period from November 1, 1998 through February 29, 1999, the conversion price shall not be less than $1.00 for each share of underlying common stock (the price floor), which price floor shall be applicable to the aggregate number of issued and outstanding Series C preferred stock held by any one holder, as follows:
100% during November 1998; 75% during December 1998; 50% during January 1999; 25% during February 1999; and no applicable price floor thereafter.

On November 19, 1998, the Company recognized a deemed dividend of $83,334 because of the beneficial built in conversion feature which allows each share of preferred stock to be converted into each share of common stock at 75% of market price at issuing date. As a result of implementing the accrued dividend policy for the Series C preferred stock, the Company recognized $2,217 of dividends payable to the 83,334 shares of Series C preferred stock.

Note 10.  Stock Warrants and Options

In 1997, the Company issued warrants for 975,000 shares of common stock as part of the units sold in the Rule 504, Regulation D limited public offering. These warrants may be exercised at any time after May 31, 1998, and from time to time thereafter through and including March 31, 1999.

During 1997, the Company signed a total of four stock options agreements with certain shareholders and non-employee directors. These warrants and four stock option agreements are summarized as follows:

                                              Warrants/
                                  Grant        Options       Exercise      Vesting      Expiration
                                   Date        Granted        Price        Period          Date

Warrants issued in Rule 504
 Regulation D offering            5/31/97     $  975,000      $1.00       12 months       3/31/99
Warrants issued in Rule 506,
 Regulation D offering             6/2/98        557,000       1.00         None        6/30/2003
Warrants issued with Series C
 Preferred Stock                 11/19/98         83,334       1.00         None          5/10/99
Warrants exercised               12/15/98       (165,000)      1.00         None                -
Warrants issued with Series C
 Preferred Stock                 12/29/98        450,000       1.00         None          4/30/99
                                              ----------
Total outstanding warrants                     1,900,334

Agreement One                     4/29/97     $1,005,533      $1.00         None        4/28/2002
Agreement Two                     4/30/97      2,000,000       1.00         None        4/29/2002
Agreement Three                   10/1/97         25,000       1.00         None        9/30/2002
Agreement Four                    10/1/97         15,000       1.00         None        9/30/2002
                                              ----------

Total options outstanding at
 December 31, 1998                             3,045,533

The Company adopted FAS 123 to account for its stock warrants and options granted during 1997 and 1998. Accordingly, a compensation cost of $205,979 has been recognized for the options granted to non-employee directors during 1997.

A summary of the status of the Company's stock options and warrants as of December 31, 1997 and 1998 with changes during the year then ended are presented below:

                                                                              Weighted Average
                                                                 Shares        Exercise Price
                                                                ------------------------------

Outstanding at January 1, 1997                                          -              -
Total Granted                                                   4,020,553          $1.00
                                                                ------------------------

Total warrants and options outstanding and exercisable
 at December 31, 1997                                           4,020,553          $1.00

Warrants exercised in 1998                                       (165,000)
Warrants granted in 1998                                        1,090,334
                                                                ------------------------

Total warrants and options outstanding and exercisable at
 December 31, 1998                                              4,945,867          $1.00
                                                                ========================

Weighted average fair value of options and warrants
 granted during 1998                                            4,945,867          $1.00
                                                                ========================

The following table summarizes information about stock options and warrants outstanding at December 31, 1998:

                         Warrants/Options Outstanding             Options Exercisable
                   ----------------------------------------     ------------------------
                                    Weighted
                                     Average       Weighted                     Weighted
                                    Remaining      Average                      Average
                     Number        Contractual     Exercise       Number        Exercise
Exercise Price     Outstanding        Life          Price       Exercisable      Price
                   ---------------------------------------------------------------------

    $1.00           3,045,533       3.34 Yrs.       $1.00        3,045,533        $1.00
    $1.00           1,900,334        .29 Yrs.       $1.00        1,900,334        $1.00
                    ---------                                    ---------

                    4,945,867       2.21            $1.00        4,945,867        $1.00
                    =========                                    =========

Note 11.  Subsequent Events

a)  New issuance of Convertible Preferred Stock in 1999

On March 9, 1999, the Company conducted a Rule 506 Regulation D offering to sell Convertible Series D preferred stock to three institutional investors in order for the Company to raise working capital for its operations in 1999. On that date, the Company sold 50,000 units (each unit composed of one share of Series D Convertible Preferred Stock and one warrant to purchase shares of the Company's common stock at $2.96 per share expiring at March 9, 2002) at a price of $10.00 per unit.

Three institutional investors purchased 16,250 shares, 16,250 shares, and 17,500 shares of Series D convertible preferred stock at $10.00 per unit.

Each share of Series D preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, which is payable in cash or common stock quarterly at the Company's option and to convert into common stock. The payment of dividends shall be made first to the Series D Convertible preferred stockholders before dividends or other distributions are made on any common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. The Series D Preferred Stock has no voting rights.

The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price shall be equal to the lessor of: (i) 100% of the average of the closing bid price of the Company's common stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock to the holders; or (ii) 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock.

The aggregate gross proceeds from selling these 50,000 units was $500,000, which the Company received on March 10, 1999, net of expense of $30,000. In addition, the three institutional investors have committed to invest additional $500,000, which will occur upon the completion of certain 1933 Act registration events as spelled out in the Subscription Agreement. The Company anticipates to complete filing an SB-2 registration statement on or about April 16, 1999. The finder fees for this fund raising exercise were paid in the form of 3,5000 shares of Series D Convertible preferred stock and 50,000 warrants to purchase the Company's common stock at exercise price of $2.96 expiring at March 9, 2002.

On March 9, 1999, the Company recognized a deemed dividend of $35,000 because of the beneficial built in conversion feature which allows each share of Series D preferred stock to be converted into each share of common stock at 80% of the market price on the date of issue.

b)  Additional Financing

During the months of March and April 1999, the Company negotiated a private offering for additional equity financing having maximum proceeds of

$2,500,000. That offering will involve the issuance of a new class of convertible preferred at a purchase price of $2.50 per share. On April 9, 1999, the Company received a "term sheet" for this transaction, which has been approved by management. The Company has been informed that the attorneys for the investors' agent are in the process of drafting the required documentation and that the transaction can be closed by the end of May 1999.

              China Peregrine Food Corporation and Subsidiaries
                         Consolidated Balance Sheets

                                                                         December 31, 1998     March 31, 1999
                                                                         -----------------     --------------
                                                                             (Audited)          (Unaudited)

Assets
Current assets:
  Cash and cash equivalents                                                 $   748,590         $   876,033
  Accounts receivable, less allowances for doubtful
   accounts of $648,504 and $648,449                                            509,717             485,327
  Subscription receivable                                                       235,000                   -
  Other receivable                                                               73,963             207,286
  Inventory                                                                     868,238           1,166,498
  VAT refund receivable                                                          57,069              53,069
  Prepaid expenses                                                               84,877              88,708
  Deposits                                                                       19,727              10,000
                                                                             ------------------------------
Total current assets                                                          2,597,181           2,886,321

Property, plant and equipment, net                                            5,806,767           5,699,260
Construction in progress                                                         55,735              90,546
Goodwill                                                                        293,096             277,109
Licensing agreement, net                                                              -             278,571
Trademark and other deferred expenses                                           119,827              53,614
Proprietary technology, net                                                      52,242              50,149
Start up costs, net                                                             248,732                   -

Total assets                                                                 $9,173,580           9,335,570
                                                                             ==============================

        See accompanying notes to consolidated financial statements.

              China Peregrine Food Corporation and Subsidiaries
                         Consolidated Balance Sheets

                                                                         December 31, 1998     March 31, 1999
                                                                         -----------------     --------------
                                                                             (Audited)          (Unaudited)

Liabilities and Shareholders' Equity
Current liabilities:
  Bank loan in Meilijian                                                    $ 1,425,345         $ 1,425,224
  Bank loan in GFP                                                            1,147,523           1,147,426
  Current portion of obligation - licensing agreement                                 -              63,750
  Current portion of note payable                                                58,104              59,642
  Accounts payable                                                              868,760           1,067,668
  Accrued liabilities                                                         1,178,563           1,166,100
  Accrued payroll                                                                39,162              49,791
  Advances from customers                                                       241,354             255,946
  Dividends payable                                                             200,667             236,512
                                                                            -------------------------------

Total current liabilities                                                     5,159,478           5,472,059
Note payable, less current portion                                              192,741             175,904
Long-term related party loan                                                    677,583             682,775

Obligation - licensing agreement, less current portion                                -             191,250
                                                                            -------------------------------

Total liabilities                                                             6,029,802           6,521,988

Minority interest                                                             1,128,787             917,373
Commitments and contingencies

Shareholders' Equity

  Series A convertible preferred stock; par value $0.001 per share,
   500,000 shares authorized, 500,000 shares issued and
   outstanding                                                                      500                 500
  Series B convertible, 9% cumulative, and redeemable preferred stock; stated value $1.00 per share, 1,260,000 shares authorized,
   1,260,000 shares issued and outstanding, redeemable at
   $1,260,000                                                                 1,260,000           1,260,000
  Series C convertible,8% cumulative and redeemable preferred stock, stated value $3.00 per share , 56,324 shares issued and
   outstanding                                                                  250,000             168,970
  Series D convertible, 6% cumulative and redeemable preferred stock, stated value $10.00 per share, 53,500 shares issued and
   outstanding                                                                        -             535,000
  Common stock; par value $0.001 per share, 20,000,000 shares authorized, 7,717,957 and 8,403,462 shares issued and
   outstanding                                                                    7,718               8,403
  Additional paid-in capital                                                  7,427,082           8,087,427
  Stock subscribed                                                              235,000                   -
  Accumulated deficit                                                        (7,031,046)         (8,028,460)
  Translation adjustments                                                      (134,263)           (135,630)
                                                                            -------------------------------
Total shareholders' equity                                                    2,014,991           1,896,210
                                                                            -------------------------------
Total liabilities and shareholders' equity                                  $ 9,173,580           9,335,570
                                                                            ===============================

           See accompanying to consolidated financial statements.

              China Peregrine Food Corporation and Subsidiaries
                    Consolidated Statement of Operations

                                                                    Three Months     Three Months
                                                                       Ended            Ended
                                                                     March 31,        March 31,
                                                                        1998             1999
                                                                    ------------     ------------
                                                                    (Unaudited)      (Unaudited)

Sales                                                                $  160,398       $1,246,413
Cost of goods sold                                                      198,891        1,113,624
                                                                     ---------------------------
Gross margin (loss)                                                     (38,493)         132,789

Selling expense                                                          73,727          192,480
General and administrative expense                                      498,168          765,731
                                                                     ---------------------------

Loss from operations                                                   (610,388)        (825,422)

Other expense:
  Interest expense, net                                                  38,857           86,300
  Other, net                                                             94,594            1,456
                                                                     ---------------------------

Loss before income taxes                                               (743,839)        (913,178)
Income taxes                                                                  -                -
                                                                     ---------------------------

Loss before minority interest                                          (743,839)        (913,178)

Less: losses in subsidiaries attributed to minority interest            (91,358)        (211,328)
                                                                     ---------------------------

Loss before cumulative effect of change in accounting principle        (652,481)        (701,850)

Cumulative effect of change in accounting principle - write-off of
 start up costs                                                               -         (259,719)
                                                                     ---------------------------

Net loss                                                             $ (652,481)        (961,569)
Dividends accrued for Series B preferred stock                          (28,350)         (28,350)
Dividends accrued for Series C preferred stock                                -           (5,444)
Dividends accrued for Series D preferred stock                                -           (2,051)

Net loss applicable to common shareholders                           $ (680,831)        (997,414)
                                                                     ===========================

Loss per share                                                       $    (0.13)           (0.13)
                                                                     ===========================

Weighted average number of common shares outstanding                  5,384,351        7,979,103
                                                                     ===========================

Comprehensive loss and its components consist of the Following:
Net Loss                                                             $ (652,481)      $ (961,569)
Foreign currency translation adjustment                                  (5,736)          (1,367)
                                                                     ---------------------------

Comprehensive loss                                                     (658,217)        (962,936)

        See accompanying notes to consolidated financial statements.

              China Peregrine Food Corporation and Subsidiaries
                    Consolidated Statements of Cash Flows
              Increase (Decrease) in Cash and Cash Equivalents

                                                                Three              Three
                                                             Months Ended       Months' Ended
                                                            March 31, 1998     March 31, 1999
                                                            --------------     --------------
                                                             (Unaudited)        (Unaudited)

Cash flows from operating activities
  Net loss                                                   $  (652,481)       $  (961,569)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                162,193            493,483
    Issuance of stock in exchange for services                    61,862             35,000
    Minority interest                                           (111,033)          (211,415)
    Increase (decrease) from changes in:
      Accounts receivable                                         15,658             24,446
      Other receivable                                           (64,970)          (133,306)
      Inventory                                                   (3,214)          (298,260)
      VAT refund receivable                                       31,525             57,069
      Prepaids and other assets                                   42,425            (56,300)
      Deposits                                                     6,661              9,727
      Accounts payable                                           130,747            224,024
      Advances from customers                                     25,552             14,592
      Accrued liabilities                                         39,684            (26,955)
                                                             ------------------------------

Net cash used in operating activities                           (315,391)          (829,464)
                                                             ------------------------------

Cash flows from investing activities
  Purchase of equipment and machinery                             (1,721)           (31,521)
  Additions of construction in progress                                             (34,812)
                                                             ------------------------------

Net cash used in investing activities                             (1,721)           (66,333)
                                                             ------------------------------

  Increase in notes payable                                       45,313                  -
  Increase in related party loan                                       -              5,192
  Repayment of note payable                                            -            (15,299)
  Repayment of loan obligation from licensing agreement                -            (45,000)
  Proceeds of Series C Preferred stock                                 -            135,000
  Proceeds of Series D Preferred stock                                 -            500,000
  Proceeds from stock warrants exercised                               -             30,000
  Advances from Subscribers                                      877,500
  Proceeds of Section 4(2) private offering                            -            415,000
                                                             ------------------------------

Net cash provided by financing activities                        922,813          1,024,893
                                                             ------------------------------

Effect of exchange rate changes on cash                           (6,508)            (1,653)
                                                             ------------------------------

Net increase in cash and cash equivalents                        599,193            127,443

Cash and cash equivalents, beginning of period                   435,630            748,590
                                                             ------------------------------

Cash and cash equivalents, end of period                     $ 1,034,823        $   876,033
                                                             ==============================

Cash paid during the period:
  Interest                                                   $    54,257        $   100,295
  Income taxes                                                         -                  -
                                                             ==============================

Supplemental disclosure of non-cash activities:

An institutional holder of Preferred stock Series C converted 27,010 shares into 90,505 shares of common stock from January 4, 1999 through to February 23, 1999.

An institutional holder of Preferred stock Series C converted a total of 50,000 shares of Preferred stock Series C into 150,000 shares of common stock on February 18, 1999 and February 19, 1999, respectively.(25,000 shares per each conversion)


        See accompanying notes to consolidated financial statements.

Organization and Business

China Peregrine Food Corporation (the Company) was incorporated under the laws of the State of Delaware on April 26, 1996.

The Company and its subsidiaries, Green Food Peregrine (GFP) and Hangzhou Meilijian (Meilijian), are engaged in the processing, marketing and distribution of dairy products in the People's Republic of China. Among the equity interest of GFP, the Company accounted for 70% and China National Green Food Corporation accounted for 30% as of March 31, 1999. In Hangzhou Meilijian, the Company accounted for 52% of equity interest and a Chinese joint venture partner accounted for the remaining equity interest as of March 31, 1999. The business of the Company also involves the acquisition or construction of other dairy processing plants in cities located in the People's Republic of China having a population of at least two million

Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. All significant inter-company accounts and transactions have been eliminated in consolidation. The minority interest in the Chinese joint venture has been reported as a separate line item on the consolidated balance sheet. The consolidated financial statements are presented in U.S. dollars. Accordingly, the accompanying financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended December 31, 1998.

              China Peregrine Food Corporation and Subsidiaries

                 Notes to Consolidated Financial Statements
                                 (Unaudited)

Note 2 - Income Taxes

As of December 31, 1998, for federal income tax purposes, the Company had approximately $902,832 in net operating loss carryforwards expiring through 2013. The annual utilization of the operating loss carryforward may be significantly limited due to the adverse resolution, if any, with respect to the loss carryover provisions of Internal Revenue Code Section 382 in connection with certain stock issuances by the Company.

Note 3 - Licensing Agreement with Warner Brothers Consumer Products Co.

In January 1999, the Company signed a Master Licensing Agreement with Warner Brothers Consumer Products Co. and obtained the right to utilize Warner Brothers' Looney Tunes character images and names in the Shanghai and Hangzhou greater metropolitan areas. This licensing agreement gives the Company exclusive rights to such images and names in the defined geographic regions for use in connection with specified categories of products sold by the Company's subsidiaries in those areas. The company will introduce these Looney Tunes products in the Shanghai and Hangzhou markets in the summer of 1999.

The Company recorded the gross amount of $300,000 as licensing agreement and an obligation to licensing agreement of $300,000 simultaneously. An amount of $45,000 was payable upon the signing of this agreement and the balance should be paid by ten installments of $21,250 per installment payment on or before the following dates: September 30, 1999; December 31, 1999; March 31, 2000; June 30, 2000; September 30, 2000; December 31,
2000; March 31, 2001; June 30, 2001; September 30, 2001; December 31, 2001
and one final payment of $42,500 on or before March31, 2002.

Note 4 - Transactions in Shareholders' Equity

In January 1999, the Company collected net proceeds of $135,000, net of issuance expenses of $15,000 and issued 50,000 shares of Preferred stock Series C accordingly.

In March 1999, the Company collected proceeds of $30,000 which represented 30,000 warrants exercised at a price of $1.00 per share and issued 30,000 shares of common stock accordingly. These warrants were issued in November 1998, as part of the Company's Rule 504 offering of its Series C
Convertible Preferred Stock.

From January 1 to March 31, 1999, the company conducted a private sale of its common stock and received total proceeds of $415,000 with the issue of 415,000 shares of common stock.

In March 1999, the Company conducted a Rule 506, Regulation D offering to issue 100,000 shares of its Series D Convertible Preferred Stock, with possible total proceeds of $1,000,000. The Company also issued 3,500 shares of the Series D Preferred Stock at a price of $10.00 per share to pay a finders fee to a financial institution. On March 9, 1999, the Company issued 50,000 shares of the Series D Preferred Stock, with gross proceeds of $500,000. This offering provides for an additional $500,000 in gross proceeds upon the occurrence of certain events pertaining to the filing and effective date of an SB-2 "shelf" registration statement for the resale of the Company's common stock underlying the Series D Convertible Preferred.

Note 5 - Subsequent Events

On April 16, 1999, the Company filed a SB-2 "shelf" registration statement with SEC to register the resale of the shares of its common stock underlying the conversion of the Series D Convertible Preferred Stock and issued an additional 25,000 shares of its Series D Convertible Preferred Stock, with gross proceeds of $250,000.

During the months of March and April 1999, the Company negotiated a private offering for additional equity financing having maximum proceeds of $2,500,000. That offering will involve the issuance of a new class of convertible preferred at a purchase price of $2.50 per share. On April 9, 1999, the Company received a "term sheet" for this transaction, which has been approved by management. The Company has been informed that the attorneys for the investors' agent are in the process of drafting the required documentation and that the transaction can be closed by the end of May 1999.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Amended and Restated Articles of Incorporation and By-Laws contain provisions eliminating the personal liability of a director to the Issuer and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company has, pursuant to the Convertible Preferred Stock Purchase Agreement, agreed to pay all expenses of this Offering, other than fees, commissions, discounts and expenses of any underwriters engaged by the Selling Shareholders. The estimated expenses of this Offering are:

      Registration Fees                           $ 1,800.00
      Attorney's Fees                              20,000.00
      EDGAR Services                                3,000.00

      TOTAL                                       $24,800.00

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

FISCAL YEAR 1997

1997 Recapitalization
---------------------

Prior to February 1997, the Company (then known as Shakespeare Holding, Inc.) was owned by Tamarind Management, Ltd., which held 472,000 shares of Shakespeare's common stock as the original "founder." Shakespeare did no business and was not an operating entity. In February 1997, however, the Company underwent a "reorganization" by increasing the members of its founding group to include two of the major participants in the China Peregrine Enterprises, Limited (CPEL), the corporate General Partner of the CPEL limited partnership, and a financial consultant. As a result, the total founders increased from one entity to three individuals and two entities. Consequently, 788,000 shares of common stock and 500,000 shares of preferred stock at par value of $0.001 per share were issued to the newly joined founders, pursuant to the exemption from Section 5 registration provided by Section 4(2) of the Securities Act of 1933 (the Act). This "reorganization" resulted from and was part of an overall plan of the new "founders" to utilize the Company to purchase the assets of CPEL, and operating entity with business interests in the People's Republic of China.

Merger with Shell
-----------------

On February 28, 1997, the Company issued 25,000 shares of common stock in exchange for 100% of equity interest in Manor Products Corp. (Manor), pursuant to the safe harbor provisions of Regulation D, Rule 504. Manor was a Delaware company established on January 10, 1996 without any operating activities or substantial assets. In early 1996, 80% of equity interest of Manor was bought by Mr. Paul Downes, a principal of Tamarind Management, Ltd., the initial founding entity of the Company. Manor had 331 shareholders and 20,000,000 shares of common stock authorized. As of February 9, 1997, Manor had 4,090,448 shares outstanding. Pursuant to a merger agreement, each one thousand shares of Manor were exchanged for one share of common stock of the Company, with fractional share rounded up to the nearest full share. The remaining shares of the 25,000 shares of common stock issued by the Company at that time were issued to this principal individually.

Purchase of China Peregrine Enterprises, Limited Assets
-------------------------------------------------------

On March 5, 1997, the Company issued 1,040,000 shares of common stock in exchange for the assets of China Peregrine Enterprises, Limited (CPEL), pursuant to Section 4(2) of the Act. CPEL was a Texas limited partnership, set up to manage its interest in China operation conducted by a Chinese joint venture known as Green Food Peregrine Children's Food Co. Ltd. (GFP). By this transaction, the Company assumed all of the rights and obligations of CPEL in and to the GFP Chinese Joint Venture. With the completion of the transaction, the Company became an operating entity.

Issuance of Preferred Stock in 1997 in Consideration
----------------------------------------------------
 for Assumption of Debt
 ----------------------

As a condition to the Company's purchase of CPEL's assets, the Company required that all non joint venture obligations of CPEL be removed from CPEL's books. Accordingly, three shareholders of the Company agreed to assume such non joint venture debt, which consisted of a line of credit obligation existing at the First Tennessee Bank. On March 15, 1997, the Company issued 1,260,000 shares of Series B preferred stock, pursuant to
Section 4(2) of the Act, at stated value of $1.00 per share to three shareholders in consideration of their assumption of the obligation to pay off approximately $1,260,000 of an outstanding line of credit owed by CPEL to the Tennessee-based financial institution. The outstanding line of credit was incurred by CPEL during 1995 and 1996 and paid off in 1997. Two of the three shareholders to whom the Series B shares were issued were part of the reorganized "founders" group, and the third was a limited partner in CPEL

Satisfaction of registered Capital Requirements of Joint Venture
----------------------------------------------------------------

In the Spring of 1997, the payment of the last installment to satisfy the capital contribution requirements of the GFP joint venture contract and Articles of Association for that joint venture company became due. Payment of this last installment was necessary to secure the continued involvement of the Company in the GFP joint venture. Accordingly, by late March, 1997, certain shareholders of the Company loaned sufficient funds to pay the capital contribution installment then due. On May 1, 1997, the Company closed a Rule 504, Regulation D, limited public offering of 975,000 units, each unit consisting of one share of common stock and a warrant for one share of common stock, at $1.00 per unit to raise money to repay these loans, the proceeds of which had been utilized to pay the required capital contribution. The net proceeds of this offering amounted to $975,000. All of the proceeds of this limited public offering were earmarked for and utilized to repay the shareholders loans. This 504 offering was combined with the issuance of 25,000 shares by the Company in the above discussed merger transaction with Manor Corp. for reporting and integration purposes.

Working Capital Funding
-----------------------

Commencing May 2, 1997, the Company conducted a separate private placement pursuant to Section 4(2) of the Securities Act of 1933, and issued 1,520,000 shares of its common stock at $1.00 per share, to raise funds for general working capital. The total proceeds from this Section 4(2) private placement, which closed May 31, 1997, amounted to $1,520,000. All subscribers were "accredited" investors. These purchasers were existing shareholders or were associates of such shareholders.

Issuance of Common Stock for Services
-------------------------------------

During 1997, the Company incurred consulting, legal and accounting expenses relating to these fund raising activities, and other directors' fees and travel expenses. The Company issued a total of 469,000 shares of common stock at $1.00 per share for these expenses, pursuant to Section 4(2). Each recipient of these shares had worked closely with management of the Company and had access to detailed corporate information. All recipients of these shares were either sophisticated or accredited investors and all recipients had complete access to our financial and business operations as financial consultants, officers, directors, associates of officers and directors, legal counsel or accountants for the Company.

Description                                    Date        Shares                 Identity
-----------                                    ----        ------                 --------

Assumption of CPEL's accrued legal fees      03/15/97      200,000      Peregrine Enterprises, Inc.

Issuance of stock for legal fees
 relating to fund raising                    03/30/97       15,000      Roy D. Toulan, Jr.

Issuance of stock for stock promotion
 service                                     04/15/97      100,000      Continental Capital & Equity Corporation

Issuance of stock for promotion
 services                                    05/01/97       35,000      Robert Mazzei (10,000);
                                                                        Settondown Capital Int'l (10,000);
                                                                        John Bannon (10,000);
                                                                        Carol Bowes (5,000)

Issuance of stock for financial
 consultation services                       06/01/97       10,000      Manchester Asset Management, Ltd.

Issuance of stock for consulting
 service                                     07/01/97       24,000      Susan Lurvey (12,000);
                                                                        Dennison Chapman (12,000)

Issuance of stock for accounting service     10/01/97       15,000      Seymour Borislow (10,000);
                                                                        Jeffrey Factor (5,000)

Issuance of stock for consulting service     10/15/97       25,000      David Dreyer

Issuance of stock for a directors' fee       11/01/97/9     25,000      Philip Pearce

Issuance of stock for travel expense         11/17/97       20,000      Tamarind Management Ltd.(15,000);
                                                                        Dale Reese (5,000)

Grant of Options
----------------

During 1997, the Company signed a total of four stock options agreements with certain shareholders and non-employee directors for 3,005,533 restricted shares pursuant to Section 4(2) of the Act. Of these four stock option agreements 3,045,533 have expiration dates in April 2002 and 40,000 in September 2002. All options have an exercise price of $1.00

FISCAL YEAR 1998

Issuance of Stock for Services Rendered
---------------------------------------

On January 15, 1998, the Company issued 50,000 shares of common stock at $1.00 per share to Settondown International, Ltd. (Settondown) in exchange for services by that capital service company, pursuant to Section 4(2) of the Act. Settondown has consulted with the Company and its reorganization "founders" from early 1997 in financial matters. Settondown's business involves consultation and finder services for corporate financing on a private and limited basis.

On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to Kenneth G. Hanson in exchange for his services in connection with the furnishing of the Company's corporate office, pursuant to Section 4(2) of the Act. Mr. Hanson gained detailed knowledge of the business and operations of the Company through his access to top level management at the West Palm Beach corporate offices. Mr. Hanson was an existing shareholder and qualified as an accredited investor.

Purchase of Amer-China Partners, Limited Interest in Joint Venture
------------------------------------------------------------------

On February 19, 1998, the Company issued 120,000 shares of common stock at a price of $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997, to acquire ACPL's entire interest and right (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd., pursuant to Section 4(2) of the Act.

Working Capital Funding
-----------------------

On May 2, 1998, the Company issued 557,000 units (each unit composed of one share of common stock and one warrant to purchase one share of common stock) at a price of $2.50 per unit, pursuant to a private offering in accordance with the exemption provided in Regulation D, Rule 506. The net proceeds of this offering were $1,387,500. Among the 557,000 shares issued, 2,000 shares were issued in exchange for accounting services. The holders of such warrants are entitled to purchase, from time to time, up to 557,000 shares of common stock, per value $0.001 per share, at an exercise price of $1.00 per share, at any time after June 30, 1998 and through and including June 30, 2003. The 557,000 shares were sold to 33 purchasers who, with one exception, all qualified as "accredited" investors.

Purchase of American Flavors China, Inc. Interest
-------------------------------------------------
 in Hangzhou Meilijian Joint Venture
 -----------------------------------

On June 19, 1998, the Company entered into a definitive agreement with American Flavors China, Inc., a U.S.-based entity, to acquire its 52% equity interest in Hangzhou Meilijian Dairy Products Co. Ltd. (Hangzhou Meilijian). The Boards of Directors of both companies and of the joint venture have approved the acquisition. Hangzhou Dairy Co. Ltd., a state-owned enterprise in Zhejian Province of China, controls the remaining 48% of equity interest in Hangzhou Meilijian. The aforesaid acquisition is subject to approval by the local government authorities, which presently is pending. The terms of the acquisition agreement, in part, resulted in the issue of 1,531,685 shares of the Company's common stock to American Flavors China, Inc., pursuant to Section 4(2) of the Act. The negotiations for this purchase covered a time period at approximately one year. During that time, the principals at American Flavors China, Inc. were given appropriate corporate information concerning the business and operations of the Company.

Working Capital Funding
-----------------------

Between December 17, 1998 and February 18, 1999, the Company issued 265,000 shares of its common stock to 15 holders of Warrants, issued May 1, 1997, as a result of the exercise of those Warrants. All investors receiving these shares were shareholders of the Company and are "accredited" investors. The issuance of these shares by the Company was pursuant to the exemption provided in Section 4(2) of the Securities Act of 1933. The proceeds from this private sale aggregated $265,000.

Funding of Increase in Company's Equity Interest
------------------------------------------------
 in Green Food Peregrine Joint Venture
 -------------------------------------

On May 2, 1998, the Company approved and ratified an agreement between the Company and China National Green Food for the increase of the Company's equity interest in Green Food Peregrine from 70% (assuming the approval of the Amer-China transfer) to 76.92%. This change in the ownership ratio will take place upon the payment of an additional US $1,500,000 in registered capital by the Company over an eighteen month period. Since Chinese government regulations require approval of this change of the investment ratio by the Ministry of Foreign Trade and Economic Cooperation, the Company has agreed to an interim loan of US $500,000 to Green Food Peregrine, with the conversion of that loan to registered capital upon obtaining the required governmental approval. To fund this equity increase, commencing on October 21, 1998, the Company initiated a limited public offering of its Series C Convertible Preferred Stock, pursuant to Rule 504 of Regulation D. On November 19, 1998, the Company issued 83,334 shares of its Series C Convertible Preferred Stock, plus a like number of Warrants, at a price of $3.00 per share (including the Warrants) to Utah Resources International, Inc., a sophisticated investor, resulting in proceeds of $250,000. Subsequently, on December 29, 1998, this Rule 504 limited public offering was amended to offer and issue 50,000 shares of like Series D Convertible Preferred Stock, plus nine Warrants per share, at a price of $3.00 per share (including Warrants), to Explorer Fund Management, Inc., a sophisticated investor, resulting in proceeds of $150,000. The aggregate proceeds received from this Rule 504 limited public offering, which closed January 4, 1999, amounted to $400,000. In addition, the exercise of all Warrants at the exercise price would result in an additional $533,334 in proceeds applied toward the Company's purchase of additional registered capital in Green Food Peregrine.

FISCAL YEAR 1999

Working Capital Funding
-----------------------

On March 9, 1999, the Company closed a Regulation D, Rule 506, private sale of 100,000 shares of Series D Convertible Preferred Stock with three institutional investors, having an aggregate value of $1,000,000 for the convertible preferred and the potential for an additional $296,000, resulting from the exercise of 100,000 Warrants attached to such stock. These Warrants expire three years after issue and have an exercise price of $2.96. In the first completed phase of this offering, the Company raised $500,000 in connection with its issue of 50,000 shares of the Series D Convertible Preferred Stock, at a price of $10.00 per share, and issued 50,000 Warrants to the three investors. In addition, the Company issued 3,500 shares of Series D Convertible Preferred Stock and 50,000 Warrants for placement fees. In phase two of this offering, the Company exercised its rights under the offering's Subscription Agreement to receive an additional $250,000 in connection with the issue of 25,000 shares of Series D Convertible Preferred Stock and 25,000 Warrants, upon the filing this "shelf" registration statement utilizing Form SB-2, with respect to the resale of the common stock underlying the Series D Convertible Preferred shares. The Company filed the SB-2 on or about April 16, 1999. In phase three of the offering, a final 25,000 shares of Series D Convertible Preferred stock and 25,000 Warrants will be issued for an additional $250,000, upon the effective date of the SB-2 registration statement.

Grant of Options
----------------

During June 1999, the Company issued a total of five stock options agreements with certain non-shareholders and non-employees, who had provided bookkeeping, research and organizational services to us, for 55,000 restricted shares pursuant to Section 4(2) of the Act. These options have an exercise price of $1.00 per share and expire in five (5) years.

Capital Expenditure and Working Capital Funding
-----------------------------------------------

In June 21, 1999, the Company commenced its offering of 1,000,000 shares of Series E Convertible Preferred Stock, pursuant to Regulation D, Rule 506. This offering, which is limited to "accredited investors," provides for a minimum of 10 Units and a maximum of 100 Units, at a purchase price of $25,000 per Unit. Each Unit consists of (i) 10,000 shares of the Company's Series E Preferred Stock, $.001 par value per share and $2.50 per share stated value and (ii) a warrant to purchase 5,000 shares of the Company's common stock, $.001 par value per share. The Preferred Stock is non-voting, convertible into shares of common stock, and bears a cumulative, non-compounded dividend at the rate of six percent (6%) of the stated value per annum, payable upon conversion of the Preferred Stock in cash or, at the Company's option, in shares of common stock. The Warrants are exercisable at a price of $3.00 per share at any time for a period of two years from the date of issuance. This funding is earmarked for the purchase of new dairy equipment, expenses in the expansion and development of product base, expenses associated with a new marketing campaign, and general working capital. As of the date of this amended SB-2 registration statement, no shares of the Series E Convertible Preferred Stock have been issued.

Item 27.  EXHIBITS

Except as noted, copies of the following documents are incorporated by reference to exhibits bearing the same exhibit numbers filed with the Company's Form 10-SB, First Amendment, pursuant to item 601 of Regulation S-B.

            SEC
Exhibit     Reference
No.         No.         Title of Document                          Location
-------     ---------   -----------------                          --------

  1a        2           Asset Purchase Agreement
                        China Peregrine Enterprises, Limited

  1b        2           Interim Agreement to Operate
                        China Peregrine Project

  2a        3(i)        Articles of Incorporation

  2b        3(i)        Amended Articles (name change)

  3         3(ii)       Restated Bylaws
                        China Peregrine Food Corporation

  4a        4           Rights of Equity Holders
                        Common - Articles of Incorporation

  4b        4           Preferred, Series A and B Designation

  4c        4           Preferred, Series C Designation

            4.1         *Preferred, Series D Designation           Ex-1

            4.2         * Preferred, Series E Designation          Ex-10

            5.1         *Legal opinion of Stibel & Toulan LLP      Ex-17

  5         10          Material Contracts
                        Green Food Joint Venture Contract

  6         10          Material Contracts
                        Hangzhou Meilijian Joint
                        Venture Contract

  7a        10          Material Contracts
                        Asset Purchase Agreement
                        American Flavors China, Inc.

  7b        10          First Amendment (1-28-98)

  7c        10          Second Amendment (6-19-98)

  8         21          Subsidiaries
                        Articles of Association
                        Green Food Peregrine

  9         21          Subsidiaries
                        Articles of Association
                        Hangzhou Meilijian

            23.1        *Consent of BDO Seidman, LLP               Ex-18

            23.2        Consent of Stibel & Toulan LLP
                        (included in Exhibit 5.1)

 10         27          Financial Data Schedules

 11         99.1        Hangzhou Meilijian Audited Financial
                        Statements, Years Ending
                        December 31,1996, 1997  & July 30, 1998

            99.2        *Subscription Agreement                    Ex-19
                        Series D Convertible Preferred

            99.3        *Warrant in Connection with                Ex-39
                        Series D Convertible Preferred

*      Filed herewith

Item 28.  UNDERTAKINGS

The Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or change material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the city of North Palm Beach, Florida, June 24, 1999.

(Registrant)   CHINA PEREGRINE FOOD CORPORATION

By: /s/ Roy G. Warren

----------------------------------
Roy G. Warren, President and Chief
 Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated.

   Signature                        Title                        Date
   ---------                        -----                        ----

/S/ Charles Beech            Chairman, Director             June 24, 1999

/S/ Roy G. Warren            President, Director            June 24, 1999

/S/ Susan Lurvey             Secretary, Treasurer           June 24, 1999

/S/ Michael Davis            Chief Financial Officer        June 24, 1999